An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the United States Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Subject to Completion, January 29, 2018

UP TO 2,165,000 SHARES OF CLASS A COMMON STOCK

This is the initial public offering of shares of Class A common stock of iPic Entertainment Inc.

We are offering up to 2,165,000 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at an offering price of $18.50 per share (the “Shares”) for an offering amount of $40,052,500 (the “Offering”). The Offering will terminate at the earliest of: (1) the date at which $40,052,500 of Shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion and for any reason (the “Termination Date”).

This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company currently intends to complete one closing of this Offering, once we have met the NASDAQ minimum listing requirements; however, we reserve the right to undertake one or more closings on a rolling basis even if we have not yet met the NASDAQ minimum listing requirements at such time. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing trading of our Class A Common Stock on NASDAQ in order to raise additional proceeds. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account, except with respect to those investors using a BANQ online brokerage account. At a closing, the proceeds will be distributed to the Company and the associated Shares will be issued to the investors in such Shares. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and generally without interest. Wilmington Trust, N.A. will serve as the escrow agent. There is a 25 share minimum purchase requirement for investors. See “Plan of Distribution.”

TriPoint Global Equities, LLC has agreed to act as our lead managing selling agent, along with Roth Capital Partners, LLC acting as the Institutional Placement Book-Running Agent and Telsey Advisory Group LLC acting as a co-manager (collectively, the “Selling Agents”), to offer the Shares to prospective investors on a “best efforts” basis. In addition, the Selling Agents may engage one or more co-managing selling agents, sub selling agents or selected dealers. The Selling Agents are not purchasing the Shares, and are not required to sell any specific number or dollar amount of the Shares in the Offering.

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the Commission. Prior to this Offering, there has been no public market for our Class A Common Stock. Our Class A Common Stock has been approved for listing on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “IPIC.” We expect our Class A Common Stock to begin trading on NASDAQ upon consummation of the Offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider in connection with an investment in our Class A Common Stock.

	Per Share	Total
Price to Public	$18.50	$40,052,500
Selling Agents Discounts and Commissions(1)	$1.34	$2,903,806
Proceeds, Before Expenses, to Us(2)	$17.16	$37,148,694

____________

(1)       We have agreed to reimburse certain expenses of our Selling Agents. Please refer to the section entitled “Plan of Distribution” in this Offering Circular for additional information regarding total compensation for the Selling Agents.

(2)       Assumes that all of the Shares are sold.

NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED HEREBY OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 121, including the sections “— Investment Limitations” and “— Procedures for Subscribing.”

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Lead Managing Selling Agent	Institutional Placement Book-Running Agent

Co-Manager

The date of this Offering Circular is ___________, 2018.

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	iii
NON-GAAP FINANCIAL MEASURES	iv
OFFERING CIRCULAR SUMMARY	1
RISK FACTORS	14
THE TRANSACTIONS	36
USE OF PROCEEDS	43
CAPITALIZATION	44
DILUTION	46
DIVIDEND POLICY	47
UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED CONSOLIDATED FINANCIAL STATEMENTS	48
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	58
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	62
BUSINESS	76
MANAGEMENT	87
EXECUTIVE COMPENSATION	92
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	102
PRINCIPAL STOCKHOLDERS	105
DESCRIPTION OF SECURITIES	107
DESCRIPTION OF INDEBTEDNESS	112
SHARES ELIGIBLE FOR FUTURE SALE	115
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK	117
PLAN OF DISTRIBUTION	121
LEGAL MATTERS	128
EXPERTS	128
WHERE YOU CAN FIND MORE INFORMATION	128
FINANCIAL STATEMENTS	F-1

i

We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the hospitality, theater and restaurant markets and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “iPic,” “we,” the “Company,” “our” and “us” refer: (i) on or following the consummation of the Transactions, including this Offering, to iPic Entertainment Inc. and, unless otherwise stated or the context requires otherwise, all of its subsidiaries, including (a) iPic Gold Class Holdings LLC, which we refer to as “Holdings,” (b) iPic-Gold Class Entertainment, LLC, which we refer to as “iPic-Gold Class,” and (c) unless otherwise stated, all of iPic-Gold Class’s subsidiaries; and (ii) prior to the completion of the Transactions, including this Offering, to iPic-Gold Class and, unless otherwise stated or the context requires otherwise, all of its subsidiaries. References to “iPic Entertainment” refer to iPic Entertainment Inc.

In this Offering Circular, references to “Class A Common Stock” refer to our Class A common stock, par value $0.0001 per share; references to “Class B Common Stock” refer to our Class B common stock, par value $0.0001 per share; and references to “Common Stock” refer to our Class A Common Stock and our Class B Common Stock collectively.

In this Offering Circular, we refer to our iPic locations as “iPics,” “stores,” “locations,” “units,” and “iPic theaters.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology, but the absence of these particular words does not mean that a statement is not forward-looking.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•         our inability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets;

•         our inability to optimize our theater circuit through new construction and transforming our existing theaters;

•         competition from other theater chains and restaurants;

•         our inability to operate profitably;

•         our dependence on a small number of suppliers for motion picture products;

•         our inability to manage fluctuations in attendance in the motion picture exhibition industry;

•         our inability to address the increased use of alternative film delivery methods or other forms of entertainment;

•         our ability to serve menu items that appeal to our guests and to avoid food safety problems;

•         our inability to obtain sufficient capital to open up new units, to renovate existing units and to deploy strategic initiatives;

•         our ability to address issues associated with entering into long-term non-cancelable leases;

•         our inability to protect against security breaches of confidential guest information;

•         our inability to manage our growth;

•         our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations;

•         our inability to manage our substantial level of outstanding debt;

•         our ability to continue as a going concern;

•         our failure to meet any operational and financial performance guidance we provide to the public; and

•         our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained. Should one or more of the risks or uncertainties referred to above and elsewhere in this Offering Circular materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material and adverse respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

NON-GAAP FINANCIAL MEASURES

Certain financial measures presented in this Offering Circular, such as EBITDA, Adjusted EBITDA and Store-Level EBITDA are not recognized under accounting principles generally accepted in the United States, which we refer to as “GAAP.” We define these terms as follows:

•         “EBITDA” means, for any reporting period, net loss before interest, taxes, depreciation, and amortization,

•         “Adjusted EBITDA” is a supplemental measure of our performance and is also the basis for performance evaluation under our executive compensation programs. Adjusted EBITDA is defined as EBITDA adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, equity-based compensation expense, pre-opening expenses, other income and loss on disposal of property and equipment, impairment of property and equipment as well as certain non-recurring charges. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to our ongoing business performance.

•         “Store-Level EBITDA” is a supplemental measure of our performance which we believe provides management and investors with additional information to measure the performance of our locations, individually and as an entirety. Store-Level EBITDA is defined by us as EBITDA adjusted for pre-opening expenses, other income, loss on disposal of property and equipment, impairment of property and equipment non-recurring charges, and general and administrative expense. We use Store-Level EBITDA to measure operating performance and returns from opening new stores. We believe that Store-Level EBITDA is another useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store-level, and thereby enables the comparability of the operating performance of our stores for the periods presented. We also believe that Store-Level EBITDA is a useful measure in evaluating our operating performance within the entertainment and dining industry because it permits the evaluation of store-level productivity, efficiency and performance, and we use Store-Level EBITDA as a means of evaluating store financial performance compared with our competitors.

You are encouraged to evaluate the adjustments we have made to GAAP financial measures and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Store-Level EBITDA, you should be aware that in the future we may incur income and expenses that are the same as or similar to some of the adjustments in this Offering Circular.

EBITDA and Adjusted EBITDA are included in this Offering Circular because they are key metrics used by management and our board of directors to assess our financial performance. EBITDA and Adjusted EBITDA are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Store-Level EBITDA is utilized to measure the performance of our locations, both individually and in entirety.

EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Store-Level EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect tax payments, debt service requirements, capital expenditures, iPic openings and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

See “Offering Circular Summary — Summary Historical and Pro Forma Financial and Other Data — Non-GAAP Financial Measures” for a reconciliation of EBITDA, Adjusted EBITDA and Store-Level EBITDA to net loss for each of the periods presented.

v

OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Class A Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview: The iPic Experience

iPic strives to be our guest’s favorite local destination for a night out on the town. Our newest locations blend three distinct areas — a polished-casual restaurant, a farm-to-glass full-service bar, and our world-class luxury theater auditoriums with in-theater dining — into a one-of-a-kind experience. Our team endeavors to deliver world class hospitality in innovative, one-of-a-kind theaters which we believe are among the finest in the world. Our chefs and mixologists create craveable food and drink offerings that are outstanding on a standalone basis, but it is the interplay between our movie-entertainment, dining and full-service bar areas that is the defining feature of a typical four-hour guest experience. We thoughtfully design the layout, ambiance, and energy-flow of each unit to maximize the crossover between these activities. With constantly changing movie content and menu offerings, each visit is different, providing our customers with a reason to visit us repeatedly. We believe that we deliver an experience that is innovative, unique and cannot be easily replicated at home or elsewhere without the hassle of having to visit multiple destinations. Our locations also act as great venues for private events, family and business functions and other corporate-sponsored events. We believe our concept is well-positioned within today’s ever-increasing experiential economy.

iPic’s Evolution: Our Historical Path

Our Generation I locations: Our initial seven locations are designated as our First-Generation format (Glendale, WI; Redmond, WA; Pasadena, CA; South Barrington, IL; Bolingbrook, IL; Austin, TX; and Fairview, TX). These units were built between 2007 and 2010, and generally do not have a separate restaurant attached. These initial sites tested and validated the business-model for Premium-Plus seating and service, and, over time, began to showcase the synergistic opportunity of having a complementary restaurant and dining experience within the facility. In 2017, our Generation I locations averaged approximately $5.8 million of revenues, or $814,000 per screen.

Our Generation II locations: We have designated five iPic units as our Second-Generation format (Scottsdale, AZ; Boca Raton, FL; Bethesda, MD; Westwood, CA; and Miami, FL). Built in 2011 to 2014, these units feature a Tuck Hospitality Group signature restaurant (City Perch, Tanzy, or Tuck Room Tavern). Among other things, these units further expanded the quality and quantity of our Premium-Plus auditorium sections (which generally sell-out first, indicating growing consumer preference for added luxury and service), upgraded the in-theater dining experience with our redesigned iPic Express offerings, and launched the iPic Life program, which is a 20-minute on-screen lifestyle program. In 2017, our Generation II locations averaged approximately $10.3 million of revenues, or $1,351,000 per screen.

Our Generation III locations: We have designated four of our units built since the fourth quarter of 2015 as our Third-Generation format (Houston, TX; Ft. Lee, NJ; Fulton Market, NY; and Dobbs Ferry, NY). These units represent our go-forward development design for the foreseeable future. They feature our perfected auditorium layout (six to eight screens; 500 seats; elevated ratio of Premium-Plus seating) and introduced our patent-pending POD seating and Chaise Lounges. In 2017, our Generation III locations that have been open for at least twelve months (Houston, TX; Ft. Lee, NJ; and Fulton Market, NY) averaged approximately $13.4 million of revenues, or $1,658,000 per screen.

iPic: Our Growth Strategy

We believe that we are still in the very nascent stage of our growth story. We currently operate 121 screens at 16 locations in 10 states with an additional 4 locations under construction and a pipeline of an additional 15 sites that either have a signed lease or are in lease negotiations. We believe that we currently control less than 0.5% market share of the theater business in the United States, based on data provided by the National Association of Theatre Owners and our financial results. We believe there is tremendous whitespace opportunity to expand in both existing and new U.S. markets, as well as overseas, and we have invested in our infrastructure through new hires at our home office to enable us to continue to grow with discipline. We plan to upgrade three of our seven Generation I locations in 2018 and open at least four new domestic units per year, starting in 2019, for the foreseeable future. Based on our experience and analysis, along with research we engaged Eastern Consolidated Properties, Inc. to perform for us, we believe that over the long-term we have the potential to grow our iPic U.S. footprint to at least 200 U.S. units and to potentially explore overseas expansion as well. The rate of future growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe to reach our long-term potential.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our Class A Common Stock:

•         Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

•         Optimizing our theater circuit through new construction and the transformation of our existing theaters is subject to delay and unanticipated costs.

•         Our theaters and restaurants operate in highly competitive environments.

•         New iPic locations, once opened, may not be profitable, and the performance of our units that we have experienced in the past may not be indicative of future results.

•         We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

•         The motion picture exhibition industry has experienced fluctuations in attendance during recent years.

•         An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

•         Our continued success depends in part on the continued popularity of our menu and the experience we offer guests.

•         Food safety and food-borne illness incidents could adversely affect guests’ perception of our brand, result in lower sales and increase operating costs.

•         Our plans to open new units, and the ongoing need for capital expenditures at our existing units, require us to expend capital.

•         We are subject to risks associated with leasing property subject to long-term non-cancelable leases.

•         Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

•         Limitations on the availability of capital may prevent deployment of strategic initiatives.

•         We have a limited operating history which provides limited reference for you to evaluate our ability to achieve our business objectives.

•         Our sales growth and ability to achieve profitability could be adversely affected if comparable-store sales are less than we expect.

•         Our results of operations are subject to fluctuations due to the timing of new iPic location openings.

Summary of the Transactions

Prior to the consummation of this Offering and the organizational transactions (the “Transactions”) described below, the business and operations of the Company were conducted through iPic-Gold Class Entertainment, LLC (“iPic-Gold Class”), a Delaware limited liability company. iPic Entertainment Inc. (“iPic Entertainment”) was incorporated as a Delaware corporation on October 18, 2017 to serve as the issuer of the Class A Common Stock offered hereby. iPic Gold Class Holdings LLC (“Holdings”) was formed as a Delaware limited liability company on December 22, 2017 to hold the equity interests in iPic-Gold Class. iPic Entertainment will be the sole manager of Holdings, and Holdings will be the sole managing member of iPic-Gold Class immediately following the completion of the Transactions.

Prior to the Transactions, the only members of iPic Gold Class were iPic Holdings, LLC; Village Roadshow Attractions USA, Inc.; Teachers’ Retirement System of Alabama; Employees’ Retirement System of Alabama; Regal/Atom Holdings, LLC; and PVR Limited (collectively, the “Original iPic Equity Owners”). iPic-Gold Class was treated as a partnership for U.S. federal income tax purposes and, as such, was not subject to any U.S. federal entity-level income taxes. Rather, taxable income or loss was included in the U.S. federal income tax returns of iPic-Gold Class’s members.

Transactions

Immediately prior to or in connection with the closing of this Offering, we and the Original iPic Equity Owners will consummate the following organizational transactions:

•         all of the membership interests in iPic-Gold Class will be contributed by the Original iPic Equity Owners to Holdings in exchange for all of the membership interests in Holdings (the “LLC Interests”), following which iPic-Gold Class will be 100% owned and controlled by Holdings;

•         we will amend and restate the limited liability company agreement of Holdings (the “Holdings LLC Agreement”), to, among other things, provide for the organizational structure described below under “Organizational Structure Following this Offering”;

•         we will amend and restate the limited liability company agreement of iPic-Gold Class to appoint Holdings as the sole managing member of iPic-Gold Class and reflect iPic-Gold Class’s status as a wholly-owned subsidiary of Holdings;

•         certain of the Original iPic Equity Owners will transfer the LLC Interests that they hold in Holdings to certain direct or indirect members of such Original iPic Equity Owners. The recipients of these LLC Interests, together with the Original iPic Equity Owners that did not transfer any of the LLC Interests that they held in Holdings, are collectively referred to herein as the “Continuing iPic Equity Owners”;

•         we will amend and restate iPic Entertainment’s Certificate of Incorporation to, among other things, (i) provide for Class A Common Stock and Class B Common Stock and (ii) issue shares of Class B Common Stock to the Continuing iPic Equity Owners, on a one-to-one basis with the number of LLC Interests they own, for nominal consideration;

•         we will issue up to 2,165,000 shares of our Class A Common Stock to the purchasers in this Offering in exchange for net proceeds of up to approximately $37.1 million, assuming the shares are offered at $18.50 per share, after deducting selling agents’ discounts and commissions but before offering expenses payable by us;

•         we will use all of the net proceeds from this Offering to purchase newly-issued LLC Interests from Holdings at a purchase price per interest equal to the net proceeds, before expenses, to us per share of Class A Common Stock, collectively representing 17.5% of Holdings’s outstanding LLC Interests;

•         Holdings will transfer to iPic-Gold Class the proceeds Holdings receives from the sale of LLC Interests to iPic Entertainment;

•         iPic-Gold Class will use the proceeds it receives from Holdings as follows: (i) to pay fees and expenses other than the selling agents discounts and commissions of approximately $1.2 million in connection with this Offering and the Transactions, and (ii) to use approximately $35.9 million for general corporate purposes, including opening new iPic locations and renovating existing iPic locations. See “Use of Proceeds”;

•         the Continuing iPic Equity Owners will continue to own the LLC Interests that they owned prior to this Offering and will have no economic interest in iPic Entertainment despite their ownership of Class B Common Stock (where “economic interests” means the right to receive any distributions or dividends, whether cash or stock, in connection with common stock);

•         assuming that all of the LLC Interests of the Continuing iPic Equity Owners are redeemed or exchanged for newly-issued shares of Class A Common Stock on a one-for-one basis, such Continuing iPic Equity Owners would own 10,220,629 shares of iPic Entertainment’s Class A Common Stock, representing approximately 82.5% of the combined voting power of our Common Stock, immediately following the closing of this Offering; and

•         iPic Entertainment will enter into the Registration Rights Agreement with certain of the Continuing iPic Equity Owners.

For a description of the terms of the Registration Rights Agreement, see “Description of Securities — Registration Rights.”

Organizational Structure Following this Offering

Immediately following the completion of the Transactions, including this Offering, assuming the maximum amount of shares are sold:

•         iPic Entertainment will be a holding company and the principal asset of iPic Entertainment will be LLC Interests of Holdings;

•         Holdings will be a holding company and will own 100% of the limited liability company interests of, and control, iPic-Gold Class, subject to the pledge of such limited liability company interests to secure the obligations under the Non-Revolving Credit Facility as described in “Description of Indebtedness”;

•         iPic Entertainment will be the sole manager of Holdings, and Holdings will be the sole managing member of iPic-Gold Class. iPic Entertainment will, therefore, directly or indirectly control the business and affairs of, and conduct its day-to-day business through, iPic-Gold Class and its subsidiaries;

•         iPic Entertainment’s Amended and Restated Certificate of Incorporation and the Holdings LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one ratio between the number of shares of Class A Common Stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B Common Stock owned by the Continuing iPic Equity Owners and the number of LLC Interests owned by the Continuing iPic Equity Owners;

•         iPic Entertainment will own LLC Interests representing 17.5% of the economic interest in Holdings;

•         the purchasers in this Offering (i) will own 2,165,000 shares of Class A Common Stock, representing approximately 17.5% of the combined voting power of the Common Stock, (ii) will own 100.0% of the economic interest in iPic Entertainment and (iii) through iPic Entertainment’s ownership of LLC Interests, indirectly will hold (applying the percentages in the preceding clause (ii) to iPic Entertainments percentage economic interest in Holdings) approximately 17.5% of the economic interest in Holdings; and

•         the Continuing iPic Equity Owners will own (i) LLC Interests, representing 82.5% of the economic interest in Holdings, and (ii) through their ownership of Class B Common Stock, approximately 82.5% of the combined voting power of the Common Stock. Following this Offering, each LLC Interest held by the Continuing iPic Equity Owners will be redeemable, at the election of such members, for, at iPic Entertainment’s option, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A Common Stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of such election by a Continuing iPic Equity Owner, iPic Entertainment may, at its option, instead effect a direct exchange of cash or Class A Common Stock for such LLC Interests in lieu of such a redemption. Any such redemption or exchange is required to be in accordance with the terms of the Holdings LLC Agreement. When a Continuing iPic Equity Owner’s LLC Interests are redeemed or exchanged, iPic Entertainment will cancel a number of shares of Class B Common Stock held by such Continuing iPic Equity Owner equal to the number of LLC Interests of such Continuing iPic Equity Owner that were redeemed or exchanged. The decisions made by iPic Entertainment will be made by its board of directors, which will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future. See “The Transactions — Holdings LLC Agreement.”

Immediately following this Offering, although we will have a minority economic interest in Holdings, we will have the sole voting interest in, and control the management of, Holdings and, indirectly, iPic-Gold Class. As a result, we will consolidate both Holdings and iPic-Gold Class in our consolidated financial statements and will report non-controlling interests related to the LLC Interests held by the Continuing iPic Equity Owners on our consolidated financial statements. iPic Entertainment will have a board of directors and executive officers, but will have no other employees. All of our employees and their functions are expected to reside at iPic-Gold Class and its subsidiaries.

As a result of our ownership structure, we generally expect to obtain an increase in our share of the tax basis of assets owned indirectly by Holdings when the Continuing iPic Equity Owners exchange their LLC Interests or such LLC Interests are redeemed for Class A Common Stock or for cash. These basis increases may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. Our structure does not contemplate a tax receivable agreement. Therefore, any tax benefits realized from this arrangement will inure to our benefit. There can be no assurance that we will generate sufficient taxable income to utilize any such tax benefits.

The following diagram shows our organizational structure after giving effect to the Transactions, including this Offering, assuming the maximum amount of shares are sold:

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•         are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•         are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•         are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•         are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•         may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•         are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act.

We have elected to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second quarter.

Company and Other Information

The Company was formed in the State of Delaware on October 18, 2017. The Company’s principal executive office is 433 Plaza Real Boulevard, Suite 335, Boca Raton, FL, 33432. Our telephone number is (561) 393-3269. Our internet address is www.ipic.com. We do not incorporate the information on, or accessible through, our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

We own various U.S. federal trademark registrations, certain foreign trademark registrations and applications, and unregistered trademarks, including the following marks referred to in this Offering Circular: “iPic®”. All other trademarks or trade names referred to in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the symbols® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

The Offering

Issuer	iPic Entertainment Inc.

Securities offered	Class A Common Stock

Class A Common Stock offered by us in this Offering	Up to 2,165,000 shares

Class A Common Stock to be outstanding after this Offering	2,165,000 shares, assuming the maximum amount of shares are sold

Class B Common Stock to be outstanding after this Offering	10,220,629

Price per share of Class A Common Stock	$18.50

Minimum investment amount	25 shares at $18.50 per share, or $462.50

Voting rights

Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. Each share of Class A Common Stock and Class B Common Stock will entitle its holder to one vote per share on all such matters. See “Description of Securities.”

Voting power held by all holders of Class A Common Stock after giving effect to this Offering	17.5%

Voting power held by all holders of Class B Common Stock after giving effect to this Offering	82.5%

Ratio of shares of Class A Common Stock to LLC Interests

Our Amended and Restated Certificate of Incorporation and the Holdings LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one ratio between the number of shares of Class A Common Stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B Common Stock owned by the Continuing iPic Equity Owners and the number of LLC Interests owned by the Continuing iPic Equity Owners. This construct is intended to result in the Continuing iPic Equity Owners having a voting interest in iPic Entertainment that is identical to the Continuing iPic Equity Owners’ percentage economic interest in Holdings. The Continuing iPic Equity Owners will own all of our outstanding Class B Common Stock.

Proposed listing:

Our Class A Common Stock has been approved for listing on NASDAQ under the symbol “IPIC.” Our Class A Common Stock will not commence trading on NASDAQ until all of the following conditions are met: (i) the Offering is completed; (ii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such post-qualification amendment is qualified by the Commission; and (iv) the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering so that the Form 8-A may become effective as soon as practicable. The Company currently intends to complete one closing of this Offering, once we have met the NASDAQ minimum listing requirements; however, we reserve the right to undertake one or more closings on a rolling basis even if we have not yet met the NASDAQ minimum listing requirements at such time. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the Offering and commencing the trading of our Class A Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Class A Common Stock and the commencement of exchange trading of our Class A Common Stock on NASDAQ.

Use of proceeds:

We estimate that the net proceeds to us from this Offering, after deducting selling agents’ discounts and commissions but before offering expenses payable by us, will be up to approximately $37.1 million.

We intend to use the net proceeds that we receive from this Offering to purchase newly-issued LLC Interests from Holdings at a purchase price per interest equal to the net proceeds, before expenses, to us per share of Class A Common Stock.

Holdings will transfer to iPic-Gold Class the proceeds Holdings receives from the sale of LLC Interests to iPic Entertainment. We intend to cause iPic-Gold Class to use the proceeds that it receives from this Offering as follows: (i) to pay fees and expenses, other than the selling agents discounts and commissions, of approximately $1.2 million in connection with this Offering and the Transactions, and (ii) to use up to approximately $35.9 million for general corporate purposes, including opening new iPic locations and renovating existing iPic locations.

Risk factors:	Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” starting on page 14.

The number of shares of our Class A Common Stock to be outstanding after this Offering excludes:

•         1,600,000 shares of Class A Common Stock under our 2017 Equity Incentive Plan which was adopted on December 21, 2017 (as described in “Executive Compensation — 2017 Equity Incentive Plan”), of which (i) 955,300 shares of Class A Common Stock are issuable upon the exercise of stock options granted on December 21, 2017 at an exercise price of $18.13 per share and (ii) 644,700 shares of Class A Common Stock are reserved for future issuance, and any additional shares that become available under our 2017 Equity Incentive Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year, as more fully described in the section titled “Executive Compensation — 2017 Equity Incentive Plan;”

•         10,220,629 shares of Class A Common Stock reserved as of the closing date of this Offering for future issuance upon redemption or exchange of LLC Interests by the Continuing iPic Equity Owners;

•         483,864 shares of Class A Common Stock subject to outstanding RSU awards; and

•         up to 47,630 shares of Class A Common Stock issuable upon the exercise of the Selling Agents’ Warrants, exercisable at $23.125 per share.

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables present the summary historical and pro forma consolidated financial and other data for iPic-Gold Class Entertainment, LLC and its subsidiaries. iPic-Gold Class Entertainment, LLC, a wholly-owned subsidiary of iPic Gold Class Holdings LLC, is the predecessor of the issuer, iPic Entertainment Inc., for financial reporting purposes. The summary consolidated statement of operations data for the years ended December 31, 2015 and December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2015 and December 31, 2016 are derived from the audited consolidated financial statements of iPic-Gold Class Entertainment, LLC and its subsidiaries included elsewhere in this Offering Circular. The summary consolidated statements of operations data for six months ended June 30, 2016 and June 30, 2017, and the summary consolidated balance sheet data as of June 30, 2017 are derived from the unaudited condensed consolidated financial statements of iPic-Gold Class Entertainment, LLC and its subsidiaries included elsewhere in this Offering Circular. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The information set forth below should be read together with the “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes appearing elsewhere in this Offering Circular.

The summary unaudited pro forma consolidated financial data of iPic Entertainment Inc. presented below have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this Offering Circular. The summary unaudited pro forma financial data for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017 give effect to the Transactions (Pro Forma) as described in “The Transactions” and the completion of this Offering (Pro Forma As Adjusted) as if all such transactions had occurred on January 1, 2016, in the case of the summary unaudited pro forma consolidated statements of operations data, and as of June 30, 2017, in the case of the summary unaudited pro forma consolidated balance sheet data. The unaudited pro forma financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this Offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma and Pro Forma As Adjusted Consolidated Financial Statements” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

The summary historical consolidated financial and other data of iPic Entertainment Inc. have not been presented below, as iPic Entertainment Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section. The summary historical financial and other data of iPic Gold Class Holdings LLC have not been presented below, as iPic Gold Class Holdings LLC is a holding company with no operations and no assets other than its ownership of all of the membership interests of iPic-Gold Class Entertainment, LLC.

Summary Historical and Pro Forma Financial and Operating Data

$ in thousands, except share and per share data

	Six Months Ended		Year Ended		Pro Forma
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Statement of Operations data:
Revenues
Food and beverage	$37,701	$29,115	$64,363	$53,025	$37,701	$64,363
Theater	30,780	25,948	57,459	45,866	30,780	57,459
Other	893	284	2,994	997	893	2,994
Total revenues	69,375	55,348	124,816	99,889	69,375	124,816

Operating expenses
Cost of food and beverage	10,307	7,762	17,377	14,614	10,307	17,377
Cost of theater	12,283	10,169	22,108	18,709	12,283	22,108
Operating payroll and benefits	18,906	14,488	32,141	25,918	18,906	32,141
Occupancy expenses	8,766	8,334	17,104	13,073	8,766	17,104
Other operating expenses	12,164	9,015	24,781	16,183	12,164	24,781
General and administrative expenses	7,011	5,842	14,220	12,471	9,421	17,649
Depreciation and amortization expense	9,570	7,232	16,019	11,819	9,570	16,019
Pre-opening expenses	1,632	870	4,395	3,666	1,632	4,395
Impairment of property and equipment	3,332	—	—	—	3,332	—
Loss on disposal of property and equipment	8	60	88	211	8	88
Operating expenses	83,979	63,773	148,234	116,665	86,388	151,662

Operating loss	(14,604)	(8,425)	(23,418)	(16,777)	(17,014)	(26,847)

Other income (expense)
Interest income (expense), net	(7,782)	(5,259)	(10,718)	(7,891)	(6,937)	(9,139)
Other income	5	—	—	—	5	—
Total other income (expense)	(7,777)	(5,259)	(10,718)	(7,891)	(6,932)	(9,139)

Net loss before income tax expense	(22,382)	(13,684)	(34,136)	(24,668)	(23,946)	(35,986)

Income tax expense	43	30	87	61	43	87

Net loss	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(23,989)	$(36,072)

Less: Net loss attributable to non-controlling interest	$—	$—	$—	$—	$(19,719)	$(29,651)

Net loss attributable to iPic Entertainment Inc.	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(4,270)	$(6,421)

Net loss per share of Class A Common Stock
Basic					$(1.97)	$(2.97)
Diluted					$(1.97)	$(2.97)

Weighted average number of shares of Class A Common Stock outstanding
Basic					2,165,000	2,165,000
Diluted					2,165,000	2,165,000

Non-GAAP financial measures:
EBITDA(1)	$(5,029)	$(1,193)	$(7,399)	$(4,958)	$(7,438)	$(10,827)
Adjusted EBITDA(1)	$(62)	$(263)	$932	$(1,081)	$(62)	$932
Store-Level EBITDA(1)	$6,949	$5,579	$15,152	$11,390	$6,949	$15,152

$ in thousands

	As of June 30, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
Balance Sheet data:
Cash and cash equivalents	$3,895	$3,895	$39,844
Total current assets	8,994	8,994	44,942
Total assets	157,419	157,419	193,368
Total current liabilities	20,320	19,048	19,048
Long-term debt and deferred rent	188,017	206,017	206,017
Total liabilities	263,979	228,295	228,295
Accumulated deficit	(140,715)	(1,605)	(1,605)
Total members’/stockholders’ deficit	(106,560)	(70,876)	(34,927)
Total liabilities and members’/stockholders’ deficit	157,419	157,419	193,368

____________

(1)      For more information as to how we define and calculate EBITDA, Adjusted EBITDA and Store-level EBITDA and why we believe such measures are appropriate measures of operating performance, see “Non-GAAP Financial Measures.”  The following is a reconciliation of EBITDA, Adjusted EBITDA and Store-Level EBITDA to net loss for each of the periods indicated:

$ in thousands

	Six Months Ended		Year Ended		Pro Forma
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Net loss	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(23,989)	$(36,072)
Plus:
Interest expense	7,782	5,259	10,718	7,891	6,937	9,139
Income tax expense	43	30	87	61	43	87
Depreciation and amortization expense	9,570	7,232	16,019	11,819	9,570	16,019
EBITDA	(5,029)	(1,193)	(7,399)	(4,958)	(7,438)	(10,827)

Plus:
Pre-opening expenses(1)	1,632	870	4,395	3,666	1,632	4,395
Other income(2)	(5)	—	—	—	(5)	—
Impairment of property and equipment(3)	3,332	—	—	—	3,332	—
Loss on disposal of property and equipment(4)	8	60	88	211	8	88
Non-recurring charges(5)	—	—	3,848	—	—	3,848
Stock-based compensation expense(6)	—	—	—	—	2,409	3,429
Adjusted EBITDA	(62)	(263)	932	(1,081)	(62)	932

Plus:
General and administrative expense(7)	7,011	5,842	14,220	12,471	7,011	14,220
Store-Level EBITDA	$6,949	$5,579	$15,152	$11,390	$6,949	$15,152

____________

(1)      “Pre-opening expenses” shall mean all expenses incurred in preparation of an iPic location opening, to the extent not capitalized nor amortized in accordance with GAAP.

(2)      “Other income” consists of a loss incurred on the disposition of certain fixed assets.

(3)      “Impairment of property and equipment” represents an impairment charge incurred at the Scottsdale, AZ location after evaluating the ongoing value of property and equipment at this location.

(4)      “Loss on disposal of property and equipment” represents the loss incurred on the disposition of certain obsolete property and equipment.

(5)      “Non-recurring charges” represents expenses incurred in connection with a litigation matter that was settled in 2016.

(6)      “Stock-based compensation expense” is a non-cash charge in the amount of the expense associated with equity awards given to employees as part of their compensation package, taken over the vesting period of the equity awards.

(7)      When calculating Store-Level EBITDA, “general and administrative expense” is added back to Adjusted EBITDA, as corporate overhead expenses are not allocated to our locations.

RISK FACTORS

Before you decide to purchase shares of our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this Offering Circular, including our pro forma and historical financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly.

Risks Related to Our Business and Industry

Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new iPic locations on a profitable basis for the foreseeable future. We must identify target markets where we can enter or expand, taking into account numerous factors such as the location, demographics, traffic patterns and information gathered from our various contacts. We may not be able to open our planned new iPic locations within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. As we operate more iPic locations, our rate of expansion relative to the size of our location base will eventually decline.

The number and timing of new units opened during any given period may be negatively impacted by a number of factors including, without limitation:

•         the identification and availability of attractive sites for new iPic locations and the ability to negotiate suitable lease terms;

•         the lack of development and overall decrease in commercial real estate due to a macroeconomic downturn;

•         recruitment and training of qualified personnel in the local market;

•         our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;

•         our ability to control construction and development costs of new units;

•         competition in new markets, including competition for appropriate sites;

•         failure of the landlords to timely deliver real estate to us;

•         the proximity of potential sites to an existing iPic, and the impact of cannibalization on future growth;

•         anticipated commercial, residential and infrastructure development near our new iPic locations; and

•         the cost and availability of capital to fund construction costs and pre-opening expenses.

Accordingly, we cannot assure you that we will be able to successfully expand as we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations. Our growth strategy and the substantial investment associated with the development of each new location may cause our operating results to fluctuate and be unpredictable or adversely affect our profits. In addition, as has happened when other restaurant concepts have tried to expand, we may find that our concept has limited appeal in new markets or we may experience a decline in the popularity of our concept in the markets in which we operate. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our revenues and profitability may be materially harmed or we may face losses.

Optimizing our theater circuit through new construction and the transformation of our existing theaters is subject to delay and unanticipated costs.

The availability of attractive site locations for new theater construction is subject to various factors that are beyond our control. These factors include:

•         local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

•         competition for site locations from both theater companies and other businesses.

We typically require 24 to 36 months from the time we reach an agreement with a landlord to when a new theater opens. In addition, improving our existing theaters is subject to substantial risks such as difficulty obtaining permits, landlord approvals and new types of operating licenses (e.g. liquor licenses). We may also experience cost overruns from delays or other unanticipated costs in both new construction and facility improvements. Furthermore, our new sites and transformed locations may not perform to our expectations.

Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes a significant number of potential new iPic locations. Our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel, particularly in new markets. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure, or be able to hire or retain the necessary management and operating personnel, which could harm our business, financial condition or results of operations. These demands could cause us to operate our existing business less effectively, which in turn could cause deterioration in the financial performance of our existing units. If we experience a decline in financial performance, we may decrease the number of or discontinue new openings, or we may decide to close units that we are unable to operate in a profitable manner.

Our theaters and restaurants operate in highly competitive environments.

The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Our theaters are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Moviegoers are generally not brand conscious and usually choose a theater based on its location, the films showing there, showtimes and its amenities. Competition among theater exhibition companies is often intense with respect to the following factors:

•         Attracting patrons. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theaters and screens in a market, the comfort and quality of the theaters and pricing. Many of our competitors have sought to increase the number of screens that they operate and provide a more luxurious experience by enhancing food and beverage options and installing recliner seating. Certain of the larger theater chains, such as AMC and Regal, have been converting some of their existing theaters to include in-theater dining and recliner seating, often at the same price or a marginally higher price than their traditional theaters. Should other theater operators in our markets choose to implement these or other initiatives, the performance of our theaters may be significantly and negatively impacted.

•         Licensing motion pictures. We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor’s theaters.

•         New sites and acquisitions. We must compete with exhibitors and others in our efforts to locate and acquire attractive new and existing sites for our iPic units. There can be no assurance that we will be able to acquire such new sites or existing theaters at reasonable prices or on favorable terms. Moreover, some of these competitors may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring theaters or may have to pay more than we would prefer to make an acquisition.

•         Multiple competitors for both out-of-home and in-home entertainment. The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay-per-view, video on demand, subscription based video streaming services, such as Netflix, Amazon Prime and Hulu, and home video systems and from other forms of in-home or on-the-go entertainment.

•         New marketing approaches. Many of our competitors have partnered with MoviePass Inc. (“MoviePass”), a subscription-based movie ticketing service. For a monthly fee of $9.95, MoviePass subscribers can attend one movie per day at no additional cost. MoviePass’ growing popularity may negatively impact our theaters by providing patrons with a cheaper alternative to paying each time they go to the movies.

•         New technology. New innovations and technology will continue to impact our industry. If we are unable to respond to or invest in future technology and the changing preferences of our customers, we may not be able to compete with other exhibitors or other entertainment venues, which could also adversely affect our results of operations.

Like the motion picture exhibition industry, the restaurant industry is fragmented and highly competitive with no significant barriers to entry. We compete in the restaurant industry with multi-unit national, regional and locally-owned and/or operated limited-service restaurants and full-service restaurants. Many of our competitors offer breakfast, lunch and dinner, as well as dine-in, carry-out and delivery services. Many of our competitors have existed longer than we have and may have a more established market presence, better locations and greater name recognition nationally or in some of the local markets in which we operate or plan to operate.

We face significant competition for restaurant guests, and our inability to compete effectively may affect our traffic, iPic sales and store-level operating profit margins.

We rely on our food and beverage service for a majority of our revenue. The restaurant industry is intensely competitive with many well-established companies that compete directly and indirectly with us with respect to food quality, service, price and value, design and location. Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do. In addition, many of our competitors have greater name recognition nationally or in some of the local markets in which we have or plan to have an iPic. Any inability to successfully compete with the restaurants in our markets will place downward pressure on our guest traffic and may prevent us from increasing or sustaining our revenues and profitability.

New iPic locations, once opened, may not be profitable; recently, our comparable-store sales have declined; and the performance of our units that we have experienced in the past may not be indicative of future results.

Our results have been, and in the future may continue to be, significantly impacted by the timing of new location openings (often dictated by factors outside of our control), including landlord delays, associated pre-opening expenses and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new units. We typically incur the most significant portion of pre-opening expenses associated with a given location within the six months preceding the opening. Our experience has been that labor and operating costs associated with a newly opened location for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of sales. Our new units commonly take 16 to 20 weeks to reach planned operating expense levels due to inefficiencies typically associated with new openings, including the training of new personnel, new market learning curves, inability to hire sufficient qualified staff and other factors. We may incur additional costs in new markets, particularly for transportation and distribution, which may impact the profitability of those units. Accordingly, the volume and timing of new openings may have a material adverse impact on our profitability.

In recent periods, our comparable-store sales have declined, as have those of certain of our competitors. Specifically, in the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, our comparable-store sales declined by $1.6 million. This was partly due to the fact that there were relatively few successful movie releases during the first six months of calendar year 2017. In the year ended December 31, 2016 as compared to the year ended December 31, 2015, our comparable-store sales declined by $6.2 million. This was partly due to the fact that there was a material increase in the percentage of the motion picture industry’s 2016 total box-office receipts that stemmed from children’s or animated films that do not generally appeal to our more adult clientele. For 2016, industry reports noted that approximately 50% of industry sales from 2016’s Top-15 grossing films were from children’s or animated films (as opposed to 18% of industry sales from 2015’s Top-15 grossing films coming from children’s or animated films).

Although we target specified operating and financial metrics, new units may not meet these targets or may take longer than anticipated to do so. Any new location we open may not be profitable or achieve operating results similar to those of our existing units, which could adversely affect our business, financial condition or results of operations.

We may not achieve the expected benefits and performance from strategic theater acquisitions.

In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theater level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits, nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

•         the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

•         the potential disruption of our ongoing business;

•         the diversion of management’s attention and other resources;

•         the possible inability of management to maintain uniform standards, controls, procedures and policies;

•         the risks of entering markets in which we have little or no experience;

•         the potential impairment of relationships with employees;

•         the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

•         the possibility that the acquired theaters do not perform as expected.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theater-by-theater basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theater-by-theater basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. With only seven distributors representing approximately 90% of the U.S. box office in 2016, there is a high level of concentration in the industry. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors, or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theaters, our operating results may be materially adversely affected.

We depend on motion picture production and performance.

Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. Our revenues are dependent upon the timing and popularity of film releases by distributors. The most marketable films are usually released during the summer and the calendar year-end holiday seasons. Therefore, our business is subject to significant seasonal fluctuations, with higher attendance and revenues generally occurring during the summer months and holiday seasons. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. Given the relatively small number of theaters and screens that we operate (particularly when compared to our larger competitors), if a major motion picture studio decides to delay the release of a first-run motion picture from one quarter to a subsequent quarter, that could have a material adverse effect on our results of operations in the earlier quarter. As movie studios rely on a smaller number of higher grossing “tent pole” films, there may be increased pressure for higher film licensing fees. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers. As a result of the foregoing factors, our results of operations may vary significantly from quarter to quarter and from year to year.

The motion picture exhibition industry has experienced fluctuations in attendance during recent years.

The U.S. motion picture exhibition industry has been subject to periodic short-term increases and decreases in attendance and box office revenues. According to the Motion Picture Association of America, attendance at movies in the United States and Canada was 1.32 billion during 2016 and 2015 and 1.27 billion during 2014. During the past ten years, attendance at movies in the United States and Canada has ranged from a high of 1.42 billion in 2009 to a low of 1.27 billion in 2014. We expect the cyclical nature of the U.S. motion picture exhibition industry to continue for the foreseeable future, and any decline in attendance could materially adversely affect our results of operations. To offset any decrease in attendance, we plan to offer products unique to the motion picture exhibition industry, such as specially selected alternative programming and a luxury in-theater dining experience. We cannot assure you, however, that our offering of such content and services will offset any decrease in attendance that the industry may experience.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

We compete with other film delivery methods, including network, syndicated cable and satellite television and DVDs, as well as video-on-demand, pay-per-view services, video streaming and downloads via the Internet. We also compete for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts and live theater. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theaters, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

Over the last decade, the average video release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available on DVD or similar on-demand release to an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release, video streaming or other home entertainment options rather than attend a theater for viewing the film, it may materially adversely impact our business and results of operations, financial condition and cash flows. Several major film studios have tested premium video-on-demand products released in homes approximately simultaneously with a movie’s theatrical debut, which threatened the length of the release window. Additionally, for the past several years, Amazon Studios has been producing and acquiring original movies for theatrical release with video streaming available just four to eight weeks after their theatrical debut. We cannot assure you that the release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have a material adverse impact on our business and results of operations.

Our continued success depends in part on the continued popularity of our menu and the experience we offer guests.

Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number, and location of competing restaurants often affect the restaurant business and our competitors may react more efficiently and effectively to those conditions. In addition, some of our competitors in the past have implemented programs that provide price discounts on certain menu offerings, and they may continue to do so in the future. If we are unable to continue to compete effectively, our traffic, sales and store-level operating profit margins could decline and our business, financial condition and results of operations would be materially adversely affected.

Food safety and food-borne illness incidents could adversely affect guests’ perception of our brand, result in lower sales and increase operating costs.

Food safety is a top priority and we dedicate substantial resources to help ensure that our guests enjoy safe, quality food products. However, food-borne illnesses and other food safety issues have occurred in the food industry in the past, and could occur in the future. A negative report or negative publicity, whether or not related to one of our iPic locations, may have an adverse impact on demand for our food and could result in decreased guest traffic to our units. A decrease in guest traffic to our iPic locations as a result of these health concerns or negative publicity could materially harm our brand, reputation, business, financial condition and results of operations.

Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple iPic locations would be affected. We cannot ensure that all food items will be properly maintained during transport throughout the supply chain and that our employees will identify all products that may be spoiled and should not be used. If our guests become ill from food-borne illnesses, we could be forced to temporarily close some units. Furthermore, any instances of food contamination, whether or not at iPic, could subject us or our suppliers to a food recall pursuant to the United States Food and Drug Administration’s recently enacted Food Safety Modernization Act.

Restaurant companies have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, guests, suppliers, licensees, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility and failure to pay for all hours worked. Along those lines, a class action lawsuit was recently filed against us in California state court asserting failure to pay minimum wage, pay overtime wages, provide meal breaks and rest periods, and provide accurate itemized wage statements with respect to certain workers.  Because the case is new and we are not yet even due to respond to the complaint in the lawsuit, it is premature to determine whether this particular case would have a material impact on our business or results of operations. See “Business — Legal Proceedings.”

Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our locations, including actions seeking damages resulting from food-borne illness or accidents at our locations. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce guest traffic and sales. Although we maintain what we believe to be adequate levels of insurance to cover any of these liabilities, insurance may not be available at all or in sufficient amounts with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could materially adversely affect our business and results of operations.

Our plans to open new units, and the ongoing need for capital expenditures at our existing units, require us to expend capital.

Our growth strategy depends on opening new units, which will require us to use cash flows from operations and a portion of the net proceeds of this Offering. We cannot assure you that cash flows from operations and the net proceeds of this Offering will be sufficient to allow us to implement our growth strategy, particularly in the event that we do not sell all of the Shares offered in this Offering. If this cash is not allocated efficiently among our various projects, or if any of these initiatives prove to be unsuccessful, we may experience reduced profitability and we could be required to delay, significantly curtail or eliminate planned openings, which could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock.

In addition, as our units mature, our business will require capital expenditures for the maintenance, renovation and improvement of existing units to remain competitive and maintain the value of our brand standard. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, funds will need to be borrowed or otherwise obtained. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures.

If the costs of funding new units or renovations or enhancements at existing iPic locations exceed budgeted amounts, and/or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We are subject to risks associated with leasing property subject to long-term non-cancelable leases.

We do not own any real property and all of our iPic locations are located in leased premises. The leases for our units generally have initial terms of 15 to 25 years and typically provide for two to four renewal options in five-year increments as well as for rent escalations.

Generally, our leases are net leases that require us to pay our share of the costs of real estate taxes, utilities, building operating expenses, insurance and other charges in addition to rent. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If we close a unit, we nonetheless may be obligated to perform our monetary obligations under the applicable lease, including, among other things, payment of the base rent for the balance of the lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close units in desirable locations.

As of June 30, 2017, we were a party to operating leases associated with our iPic locations and administrative offices requiring future minimum lease payments of $5.6 million for the remainder of 2017 and approximately $361.8 million thereafter, which minimum lease commitments are not reflected as liabilities on our consolidated balance sheet. We depend on cash flows from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under the Non-Revolving Credit Facility (as defined in “Description of Indebtedness”) or other sources, we may not be able to service our lease expenses or fund our other liquidity and capital needs, which would have a material adverse effect on our business, our results of operations and our financial condition.

Our substantial debt could materially adversely affect our operations and prevent us from satisfying those debt obligations.

We have a significant amount of debt. As of June 30, 2017, we had outstanding $187.6 million of indebtedness, which consisted of $136.7 million under our Non-Revolving Credit Facility and $50.9 million of unsecured subordinated notes to related parties. As of June 30, 2017, we also had approximately $367.5 million of undiscounted rental payments under operating leases (with initial base terms generally between 15 to 25 years). While all of the unsecured subordinated notes to related parties will be repaid or cancelled in connection with this Offering, the amount of our remaining indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

•         increase our vulnerability to general adverse economic and industry conditions;

•         limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

•         require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future growth or other business opportunities;

•         limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•         place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our Non-Revolving Credit Facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our Non-Revolving Credit Facility could then vote to accelerate the maturity of the indebtedness under the Non-Revolving Credit Facility and foreclose upon the property that is pledged to secure the Non-Revolving Credit Facility, which property includes substantially all the assets of iPic-Gold Class and its wholly-owned subsidiaries, together with 100% of the equity interests of iPic-Gold Class. Other creditors might then accelerate other indebtedness. If the lenders under the Non-Revolving Credit Facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the Non-Revolving Credit Facility or our other indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Limitations on the availability of capital may prevent deployment of strategic initiatives.

Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Based upon our working capital deficiency, outstanding debt and forecasted continued operating losses, and without giving effect to this Offering, we expect that the cash we currently have available will fund our operations only through March 31, 2018. Thereafter, we will need to raise further capital, through the sale of additional equity or debt securities, to support our future operations and to repay our debt (unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes). Furthermore, in the event we do not sell all of the Shares offered in this Offering, we may seek additional financing from other sources in order to fund our operations. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

Our key strategic initiatives, including future upgrades of our Generation I and Generation II locations into our latest Generation III furniture, fixture and equipment, require significant capital expenditures to implement. Our net capital expenditures aggregated approximately $57.9 million for the year ended December 31, 2016 and $11.4 million for the year ended December 31, 2017. For calendar year 2018, we estimate that our gross cash outflows for capital expenditures will be approximately $15 million to $20 million, inclusive of $1 million to $5 million expected to be supplied in the form of tenant improvement financing. Over the subsequent three years, we estimate that our gross cash outflows for capital expenditures will be approximately $75 million to $85 million, inclusive of $30 million to $35 million expected to be supplied in the form of tenant improvement financing. Actual capital expenditures for calendar year 2018 and for the subsequent years may differ materially from our estimates. The lack of available capital resources due to business performance or other financial commitments could prevent or delay the deployment of innovations in our theaters and restaurants. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional or improved theaters and restaurants may not be sufficient to service the related indebtedness that we are permitted to incur. Our inability to obtain additional financing or issue additional securities when needed would have a material adverse effect on our business, our results of operations and our financial condition.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

•         incur or guarantee additional indebtedness;

•         pay dividends or make other distributions to our stockholders;

•         make restricted payments;

•         incur liens;

•         engage in transactions with affiliates; and

•         enter into business combinations.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

We have a limited operating history which provides limited reference for you to evaluate our ability to achieve our business objectives.

We were formed in September 2010. Since we have a limited operating history, we are subject to the risks and uncertainties associated with early stage companies and have historically operated at a loss. Accordingly, you will have a limited basis on which to evaluate our ability to achieve our business objectives. As of the date hereof, we have 16 locations and have an additional four locations under construction. Our financial condition, results of operations and our future success will, to a significant extent, depend on our ability to continue to open restaurants and theaters throughout the United States and internationally and to achieve economies of scale. We cannot assure you that more restaurants and theaters can be opened on terms favorable to us or at all, or that if we open those restaurants and theaters, we will be able to operate our expanded business profitably. If we fail to achieve our business objectives, then we may not be able to realize our expected revenue growth, maintain our existing revenue levels or operate at a profit. Even if we do realize our business objectives, our business may not be profitable in the future.

We have had significant financial losses in previous years.

Historically, we have had operating losses, negative cash flows from operations and working capital deficiencies. For the years ended December 31, 2015 and 2016, and for the six months ended June 30, 2017, we reported net losses of $24.7 million, $34.2 million and $22.4 million, respectively. We expect to have significant net losses and negative cash flow for at least the next several years, as we incur additional costs and expenses for the continued development of new iPic locations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. If we experience losses in the future, we may be unable to meet our payment obligations on our existing indebtedness, while attempting to expand our theater circuit and withstand competitive pressures or adverse economic conditions.

Our sales growth and ability to achieve profitability could be adversely affected if comparable-store sales decline or are less than we expect.

Comparable-store sales are a year-over-year comparison of sales at iPic locations open at the end of the period which have been open for at least 12 months prior to the start of such quarterly period. It is a key performance indicator used within the industry and is indicative of acceptance of our initiatives as well as local economic and consumer trends. The level of comparable-store sales will affect our sales growth and will continue to be a critical factor affecting our ability to generate profits because the profit margin on comparable-store sales is generally higher than the profit margin on new store sales. Our ability to increase comparable-store sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, and that we will not achieve our target comparable-store sales growth or that our comparable-store sales could decline, which may cause a decrease in sales growth and ability to achieve profitability that could materially adversely affect our business, financial condition and results of operations.

Our results of operations are subject to fluctuations due to the timing of new iPic location openings and the relatively small number of iPic locations currently in operation.

The timing of new iPic location openings may result in significant fluctuations in our quarterly performance. We typically incur most cash pre-opening expenses for a new iPic within the six months immediately preceding, and the month of, the iPic’s opening. In addition, the labor and operating costs for a newly opened iPic during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Additionally, a portion of a current year new location capital expenditures is related to iPic locations that are not expected to open until the following year. Due to these substantial up-front financial requirements to open new iPic locations, the investment risk related to any single iPic is much larger than that associated with many other restaurants or entertainment venues.

Similarly, with respect to revenues, there is some ramp-up time following the opening of a new iPic during which time revenues from that particular location have not yet achieved what is to be expected once the location has been open for a period of three years. This will affect our revenues during periods when we open up one or more new iPic locations.

Furthermore, because we currently operate at only 16 locations, a problem at any one location may have a significant impact on our results of operations from period to period. For example, Hurricane Harvey negatively impacted our location in Houston, TX and Hurricane Irma negatively impacted our locations in Miami, FL and Boca Raton, FL, during the three months ended September 30, 2017.

The impact that general economic, political and social conditions in the United States have on consumer discretionary spending could materially adversely affect our business and financial performance.

Our success depends on general economic, political and social conditions and the willingness of consumers to spend money at restaurants and movie theaters. Any significant decrease in consumer confidence, or periods of economic slowdown or recession, could lead to a curtailing of discretionary spending, which in turn could reduce our revenues and results of operations and materially adversely affect our financial position. Our business is dependent upon consumer discretionary spending and therefore is affected by consumer confidence as well as the future performance of the United States economy. As a result, our results of operations are susceptible to economic slowdowns and recessions. Increases in job losses, home foreclosures, energy prices, investment losses in the financial markets, personal bankruptcies, credit card debt and home mortgage and other borrowing costs, declines in housing values and reduced access to credit, among other factors, may result in lower levels of customer traffic to our iPic locations, a decline in consumer confidence and a curtailing of consumer discretionary spending. We believe that consumers generally are more willing to make discretionary purchases during periods in which favorable economic conditions prevail. If economic conditions worsen, whether in the United States or in the communities in which our iPic locations are located, we could see deterioration in customer traffic or a reduction in the average amount customers spend in our iPic locations.

Geopolitical events, including the threat of domestic terrorism, gun violence or cyber-attacks, could cause people to avoid our theaters or other public places where large crowds are in attendance. For example, in the United States over the past several years, there have been several high-profile incidents involving shootings at movie theaters. In addition, due to our concentration in certain markets, natural or man-made disasters such as hurricanes, earthquakes, severe weather conditions, local strikes or increases in energy prices in those markets could adversely affect our overall results of operations.

Should we choose to expand internationally, the risks of doing business internationally could lower our revenues, increase our costs, reduce our profits or disrupt our business.

In the future, we may choose to open up iPic locations outside of the United States. If we should decide to expand internationally, we will become subject to the risks of doing business outside the United States, including:

•         changes in foreign currency exchange rates or currency restructurings and hyperinflation or deflation in the countries in which we choose to operate;

•         the imposition of restrictions on currency conversion or the transfer of funds or limitations on our ability to repatriate non-U.S. earnings in a tax effective manner;

•         the presence and acceptance of varying levels of business corruption in international markets;

•         the ability to comply with, or impact of complying with, complex and changing laws, regulations and policies of foreign governments that may affect investments or operations, including foreign ownership restrictions, import and export controls, tariffs, embargoes, intellectual property, licensing requirements and regulations, increases in taxes paid and other changes in applicable tax laws;

•         the difficulties involved in managing an organization doing business in many different countries;

•         the ability to comply with, or impact of complying with, complex and changing laws, regulations and economic and political policies of the U.S. government, including U.S. laws and regulations relating to economic sanctions, export controls and anti-boycott requirements;

•         increases in anti-American sentiment and the identification of the licensed brand as an American brand;

•         the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult; and

•         political and economic instability.

Any or all of these factors may materially adversely affect the performance of our iPic locations located in international markets. In particular, a potential international iPic location may be located in a volatile region that is subject to geopolitical and sociopolitical factors that pose risk to our business operations. In addition, the economy of any region in which our iPic locations are located may be adversely affected to a greater degree than that of other areas of the country or the world by certain developments affecting industries concentrated in that region or country. While these factors and the impact of these factors are difficult to predict, any one or more of them could materially lower our revenues, increase our costs, reduce our profits or disrupt our business.

Our recurring operating losses, members’ deficit, and working capital deficit have raised substantial doubt regarding our ability to continue as a going concern.

We have sustained recurring operating losses since our inception. In addition, we had a members’ deficit, and a working capital deficit at December 31, 2016 and June 30, 2017, which raise substantial doubt about our ability to continue as a going concern. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees. Our consolidated financial statements for all periods have been prepared assuming we will continue as a going concern. As discussed in the notes to those consolidated financial statements, our continuation as a going concern is dependent upon our ability to generate sufficient cash from operations, which is subject to achieving our operating plans, and the continued availability of funding sources. Historically, our main sources of funding have been the Non-Revolving Credit Facility, financing provided by the landlords at certain of our newly-developed locations, and funding from members. To date, we have not generated sufficient cash flows from operations to further access the Non-Revolving Credit Facility without additional equity infusions. We admitted new members in April 2017 and November 2017 that provided capital in the form of equity and debt of approximately $12,000,000 and $4,000,000, respectively.

As of June 30, 2017 and December 31, 2016, management has concluded that there was substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm also included explanatory going concern language in their report accompanying our audited consolidated financial statements for the year ended December 31, 2016, included elsewhere in this Offering Circular.

It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our business and operations are unknown. We are uncertain whether the proceeds from this Offering will be sufficient to fund our operations to achieve profitability and positive cash flows. These uncertainties cast doubt upon our ability to continue as a going concern. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our Non-Revolving Credit Facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all. The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the Non-Revolving Credit

Facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

We may suffer future impairment losses and theater and other closure charges.

The opening of new theaters by certain of our competitors has drawn audiences away from some of our older theaters. In addition, demographic changes and competitive pressures have caused some of our theaters to become unprofitable. Since not all theaters are appropriate for our new initiatives, we may have to close certain theaters or recognize impairment losses related to the decrease in value of particular theaters. We review long-lived assets, including intangibles, for impairment as part of an ongoing process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Deterioration in the performance of our theaters could require us to recognize additional impairment losses and close additional theaters, which could have a material  adverse effect on the results of our operations. We continually monitor the performance of our theaters, and factors such as changing consumer preferences for filmed entertainment and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theater and other closure charges prior to expiration of underlying lease agreements.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, trade dress, proprietary information and other intellectual property, including our name and logos and the unique character and atmosphere of our iPic locations. We rely on trademark, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions to protect our intellectual property. Nevertheless, our competitors may develop a similar character and atmosphere, menu items and concepts, and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and other intellectual property.

The success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brand in the markets in which we operate. We have registered and applied to register trademarks and service marks in the United States. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity and/or enforceability of our trademarks and service marks and other intellectual property. We have several patents issued, as well as several pending patent applications in the United States. Such patent applications are subject to the review by and normal course prosecution before the U.S. Patent and Trademark Office, which may result in the application’s revision or non-approval. As a result, we may not be able to adequately protect the inventions covered by these patent applications, and our competitors and others may benefit as a result of their publication. The steps we have taken to protect our intellectual property in the United States may not be adequate. In addition, should we choose to expand internationally, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States.

If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance.

We may also from time to time be required to institute litigation to enforce our trademarks, service marks and other intellectual property. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.

Third parties may assert that we infringe, misappropriate or otherwise violate their intellectual property and may sue us for intellectual property infringement. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and other personnel may be diverted in pursuing these proceedings. If a court finds that we infringe a third party’s intellectual property, we may be required to pay damages and/or be subject to an injunction. With respect to any third party intellectual property that we use or wish to use in our business (whether or not asserted against us in litigation), we may not be able to enter into licensing or other arrangements with the owner of such intellectual property at a reasonable cost or on reasonable terms.

Our business could be adversely affected if we incur legal liability.

We are subject to, and in the future may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Regardless of the merits of the claims, the cost to defend current and future litigation may be significant, and such matters can be time-consuming and divert management’s attention and resources. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages, penalties or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if they prevail, the amount of our recovery.

Our business is subject to risks related to our sale of alcoholic beverages.

We serve alcoholic beverages at all of our locations. Alcoholic beverage control regulations generally require our locations to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain licenses could materially adversely affect our business, financial condition and results of operations.

We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have a material adverse impact on our business, results of operations or financial condition. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and resources away from operations and hurt our financial performance. A judgment significantly in excess of our insurance coverage or not covered by insurance could have a material adverse effect on our business, results of operations or financial condition.

Shortages or interruptions in the supply or delivery of food products could adversely affect our operating results.

We are dependent on frequent deliveries of food products that meet our exact specifications. Shortages or interruptions in the supply of food products caused by problems in production or distribution, inclement weather, unanticipated demand or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our operating results.

Disruption of our relationships with various vendors could substantially harm our business.

We rely on our relationships with several key studios in the operations of our business. These relationships include:

•         Paramount Pictures/Dreamworks

•         Sony Pictures

•         20th Century Fox

•         Universal Film Exchanges

•         Walt Disney Studio Pictures

•         Warner Brothers

Although our senior management has long-standing relationships with each of these vendors, we could experience deterioration or loss of any of our vendor relationships, which would significantly disrupt our operations until an alternative source is secured.

We are subject to substantial government regulation, which could entail significant cost.

We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theaters, alcoholic beverages. Our new theater openings could be delayed or prevented or our existing theaters could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theater level employees are part time workers who are paid at or near the applicable minimum wage in the theater’s jurisdiction. Increases in the minimum wage, such as those that occurred in 18 states on January 1, 2018, and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

The restaurant industry is subject to extensive federal, state, local and international laws and regulations. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to building, zoning, land use, environmental, traffic and other regulations and requirements. We are subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and the sale of alcoholic beverages. We are subject to laws and regulations relating to the preparation and sale of food, including regulations regarding product safety, nutritional content and menu labeling. We are subject to federal, state, and local laws governing employment practices and working conditions. These laws cover wage and hour practices, labor relations, paid and family leave, workplace safety, and immigration, among others. The myriad of laws and regulations being passed at the state and local level creates unique challenges for a multi-state employer as different standards apply to different locations, sometimes with conflicting requirements. We must continue to monitor and adapt our employment practices to comply with these various laws and regulations.

Provisions in the Affordable Care Act require restaurant companies such as ours to disclose calorie information on their menus and to make available more detailed nutrition information upon request; however, regulations implementing those statutory provisions have been delayed until May 2018. We do not expect to incur any material costs from compliance with these provisions, but cannot anticipate any changes to guest behavior resulting from the implementation of this portion of the law, which could have an adverse effect on our sales or results of operations.

We are subject to laws relating to information security, privacy, cashless payments and consumer credit, protection and fraud. An increasing number of governments and industry groups have established data privacy laws and standards for the protection of personal information, including social security numbers, financial information (including credit card numbers), and health information. Compliance with these laws and regulations can be costly, and any failure or perceived failure to comply with those laws or any breach of our systems could harm our reputation or lead to litigation, which could adversely affect our financial condition.

Our theaters that sell alcohol require each location to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We may decide not to obtain liquor licenses in certain jurisdictions due to the high costs associated with obtaining liquor licenses in such jurisdictions.

We operate locations throughout the United States and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we lease, or at which we have been alleged to have disposed of hazardous materials from one of our locations. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our theaters must comply with Title III of the Americans with Disabilities Act of 1990 (“ADA”). Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance, any of which could have a material adverse effect on our operations and financial condition.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or an insufficient or ineffective response to significant regulatory or public policy issues, could negatively impact our cost structure, operational efficiencies and talent availability, and therefore have a material adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us, or damage to the reputation, of any member of our senior management team or a key employee — including, without limitation, Mr. Hamid Hashemi, our founder, President and CEO — could have a material adverse effect on our business, financial condition and results of operations. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We rely on our information systems to conduct our business, and any failure to protect these systems against security breaches or failure of these systems themselves could materially adversely affect our business, results of operations and liquidity and could result in litigation and penalties. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be materially harmed.

The efficient operation of our business is dependent on computer hardware and software systems. Among other things, these systems collect and store certain personal information from customers, vendors and employees and process customer payment information. Our mobile application allows patrons to purchase tickets, select seats and order food and beverage. Our information systems and the sensitive data they are designed to protect are vulnerable to security breaches by computer hackers, cyber terrorists and other cyber attackers, and employees exceeding their authorized access. We rely on security measures and technology typical of our industry to securely maintain confidential and proprietary information maintained on our information systems, and we rely on our third party vendors to take appropriate measures to protect the confidentiality of the information on those information systems. However, these measures and technology may not adequately prevent security breaches. Our information systems may become unavailable or fail to perform as anticipated for any reason, including viruses, loss of power or human error. Any significant interruption or failure of our information systems or those maintained by our third party vendors or any significant breach of security could materially adversely affect (i) our reputation with our customers, vendors and employees, (ii) our brand name, and (iii) our business, results of operations and financial condition. Any of the foregoing could result in litigation against us or the imposition of penalties. A significant interruption, failure or breach of the security of our information systems or those of our third party vendors could also require us to expend significant resources to upgrade the security measures and technology that guard sensitive data against computer hackers, cyber terrorists and other cyber attackers. We maintain cyber risk insurance coverage to protect against such risks, however, there can be no assurance that such coverage will be adequate.

Changes in privacy laws could adversely affect our ability to market our products effectively.

Our cinemas rely on a variety of direct marketing techniques, including email marketing. Any expansion on existing and/or new laws and regulations regarding marketing, solicitation or data protection could adversely affect the continuing effectiveness of our email and other marketing techniques and could result in changes to our marketing strategy which could adversely impact our attendance levels and revenues.

Risks Relating to Our Organizational Structure

Our principal asset after the completion of this Offering will be our interest in Holdings, and Holdings’s principal asset will be its interest in iPic-Gold Class, and, accordingly, we will depend on distributions that iPic-Gold Class makes to Holdings and that Holdings makes to us to pay our taxes and expenses. iPic-Gold Class’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the consummation of this Offering, we will be a holding company and will have no material assets other than our ownership of LLC Interests of Holdings, which is itself a holding company that will have no material assets other than its ownership of limited liability company interests of iPic-Gold Class. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of iPic-Gold Class and its subsidiaries and distributions we receive indirectly from iPic-Gold Class. There can be no assurance that our subsidiaries will generate sufficient cash flow to directly or indirectly distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions.

Both Holdings and iPic-Gold Class will continue to be treated as pass-through entities for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Holdings. Under the terms of the Holdings LLC Agreement, Holdings will be obligated to make tax distributions to holders of LLC Interests, including us. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as the sole manager of Holdings, which is itself the sole managing member of iPic-Gold Class, to cause iPic-Gold Class to make cash distributions to Holdings out of which (i) Holdings will make cash distributions to the owners of LLC Interests, in an amount sufficient to fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) Holdings will make cash payments to us in an amount sufficient to cover our other expenses. However, Holdings’s and iPic-Glass Class’s ability to make such distributions and payments may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Holdings or iPic-Gold Class is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering either Holdings or iPic-Gold Class insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. See “The Transactions — Holdings LLC Agreement — Distributions.” In addition, if neither Holdings nor iPic-Gold Class has sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See “— Risks Relating to This Offering and Ownership of Our Common Stock” and “Dividend Policy.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxation by U.S. federal, state and local tax authorities, and we may in the future be subject to taxation by foreign tax authorities. As a result, our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•         changes in the valuation of our deferred tax assets and liabilities;

•         expected timing and amount of the release of any tax valuation allowances;

•         tax effects of stock-based compensation;

•         changes in tax laws, regulations or interpretations thereof; or

•         future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state and local taxing authorities, and we may in the future be subject to audits by foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our direct ownership of Holdings and our indirect ownership of iPic-Gold Class, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

iPic Entertainment will be the sole manager of Holdings, and Holdings will be the sole managing member of iPic-Gold Class. As a result, we will indirectly control and operate iPic-Gold Class. On that basis, we believe that our interest in iPic-Gold Class is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of iPic-Gold Class, our interest in iPic-Gold Class could be deemed an “investment security” for purposes of the 1940 Act.

We, Holdings and iPic-Gold Class intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

iPic is controlled by the Continuing iPic Equity Owners, whose interests may differ from those of our public stockholders.

Immediately following this Offering and the application of net proceeds from this Offering, the Continuing iPic Equity Owners will control approximately 82.5% of the combined voting power of our common stock through their ownership of Class B Common Stock. The Continuing iPic Equity Owners will, for the foreseeable future, have significant influence over our corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. The Continuing iPic Equity Owners are able to, subject to applicable law, elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. It is possible that the interests of the Continuing iPic Equity Owners may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, the Continuing iPic Equity Owners may have different tax positions from us that could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration these Continuing iPic Equity Owners’ tax or other considerations, which may differ from the considerations of us or our other stockholders.

In addition, certain of the Continuing iPic Equity Owners are in the business of making or advising on investments in companies and hold, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or the business of our suppliers. Our Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted by law, none of the Continuing iPic Equity Owners or any director who is not employed by us or his or her affiliates will have any duty to refrain from engaging in a corporate opportunity in the same or similar lines of business as us. The Continuing iPic Equity Owners may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results.

We are subject to income taxes in various U.S. jurisdictions. We record tax expense based on our estimates of future payments, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated.

In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in the valuation allowance or by changes to existing accounting rules or regulations.

Further, tax legislation may be enacted in the future which could negatively impact our current or future tax structure and effective tax rates.

We are subject to complex taxation and could be subject to changes in our tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities.

We are subject to many different forms of taxation in the U.S. and, should we expand internationally, we will also be subject to different forms of taxation in those foreign jurisdictions where we operate. The tax authorities may not agree with the determinations that we made and such disagreements could result in lengthy legal disputes and, ultimately, in the payment of substantial amounts for tax, interest and penalties, which could have a material impact on our results. Additionally, current economic and political conditions make tax rates in any jurisdiction, including the U.S., subject to significant change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. If the Company’s effective tax rates were to increase, or if the ultimate determination of the Company’s taxes owed in the U.S. or foreign jurisdictions is for an amount in excess of amounts previously accrued, the Company’s operating results, cash flows, and financial condition could be adversely affected.

Recently enacted changes to the U.S. tax laws may have a material adverse impact on our business or financial condition.

On December 20, 2017, the U.S. House of Representatives and the U.S. Senate each voted to approve the Tax Cut and Jobs Act and, on December 22, 2017, President Trump signed the Tax Cut and Jobs Act into law. The Tax Cut and Jobs Act includes provisions that, among other things, reduce the U.S. corporate tax rate, introduce a deduction for certain income earned through pass-through entities, introduce a capital investment deduction, limit the interest deduction, limit the use of net operating losses to offset future taxable income, and make extensive changes to the U.S. international tax system, including the taxation of the accumulated foreign earnings. The limitation on the use of net operating losses to offset future taxable income could result in iPic Entertainment’s being required to pay cash taxes or Holdings’s being required to make tax distributions in an earlier year than would be the case under existing law. In addition, the limitation on the interest deduction could result in the deferral of interest deductions on a portion of our indebtedness to subsequent years (in which our interest deductions would also be subject to limitation and potential deferral), which could materially increase iPic Entertainment’s liability for taxes or the amount of tax distributions Holdings would be required to make in any affected years. Other provisions of the Tax Cut and Jobs Act, such as the reduction in the U.S. corporate tax rate and the capital investment deduction, could have the effect of reducing the amount of taxes to which iPic Entertainment would otherwise have been subject or the amount of tax distributions Holdings would otherwise be required to make in a particular taxable year. The Tax Cut and Jobs Act is complex and far-reaching and we cannot predict the resulting impact its enactment will have on us.

Risks Relating to this Offering and Ownership of Our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity to sell our common stock at prices equal to or greater than the price you paid in this Offering. Downward pressure on the stock price could encourage short-selling.

Prior to this Offering, there has not been a public market for our common stock. While our Class A Common Stock has been approved for listing on NASDAQ, there can be no assurance that our Class A Common Stock will be quoted or will continue to be quoted on NASDAQ or that a meaningful, consistent and liquid trading market will develop. As a result, our stockholders may not be able to sell or liquidate their holdings in a timely manner or at the then-prevailing trading price of our Class A Common Stock. The initial public offering price for the shares was determined by negotiations between us and the Selling Agents and may not be indicative of prices that will prevail in the trading market, and the value of our common stock may decrease from the initial public offering price.

In particular, several other companies that have recently completed initial public offerings pursuant to Regulation A have experienced significant stock price declines following their initial public offerings and short sales in the market may have contributed to these stock price declines. Short selling is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price. To the extent the stock price declines, the short seller profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person from whom he or she borrowed, thereby making a profit. A significant number of short sales within a relatively short period of time can create downward pressure on the market price of a security. Therefore, if there are significant short sales of our common stock following this Offering, the trading price of our common stock could decline materially, which could cause any of our existing stockholders to sell their shares thereby creating further downward pressure on the trading price of our common stock. It is not possible to predict how much the trading price of our common stock may decline in the event any such short selling occurs, but you could lose all or part of your investment.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock could be volatile, and you can lose all or part of your investment. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in this Offering Circular, may have a significant impact on the market price of our common stock:

•         announcements of innovations or new services by us or our competitors;

•         any adverse changes to our relationship with our customers or suppliers;

•         variations in the costs of products that we use in our restaurants or theaters;

•         announcements concerning our competitors or the restaurant and movie theater industry in general;

•         achievement of expected sales and profitability;

•         supply or distribution shortages;

•         adverse actions taken by regulatory agencies with respect to our services or the products we use;

•         actual or anticipated fluctuations in our quarterly or annual operating results;

•         changes in financial estimates or recommendations by securities analysts;

•         trading volume of our common stock;

•         sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•         general economic and market conditions and overall fluctuations in the U.S. equity markets; and

•         changes in accounting principles.

In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business. Any adverse determination in litigation could also subject us to significant liabilities.

Immediately following the consummation of this Offering, the Continuing iPic Equity Owners will have the right to have their LLC Interests redeemed pursuant to the terms of the Holdings LLC Agreement.

After this Offering, we will have an aggregate of 87,614,371 shares of Class A Common Stock authorized but unissued, including approximately 10,220,629 shares of Class A Common Stock issuable upon redemption of LLC Interests that will be held by the Continuing iPic Equity Owners. Holdings will enter into the Holdings LLC Agreement and, subject to certain restrictions set forth therein and as described elsewhere in this Offering Circular, the Continuing iPic Equity Owners will be entitled to have their LLC Interests redeemed for shares of our Class A Common Stock. We cannot predict the size of future issuances of our Class A Common Stock or the effect, if any, that future issuances and sales of shares of our Class A Common Stock may have on the market price of our Class A Common Stock. Sales or distributions of substantial amounts of our Class A Common Stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A Common Stock to decline.

Investors purchasing common stock in this Offering will experience immediate and substantial dilution as a result of this Offering and future equity issuances.

If you purchase shares of our common stock in this Offering, you will incur immediate and substantial dilution in the book value of your stock, because the price that you pay will be substantially greater than the net tangible book value (deficit) per share of the shares you acquire. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. The pro forma net tangible book value (deficit) per share, calculated as of June 30, 2017 and after giving effect to the Offering (based on the initial public offering price of $18.50 per share and after deducting selling agents discounts and commissions and estimated offering expenses payable by us), is $(3.16). Investors purchasing common stock in this Offering will experience an immediate and substantial dilution of $21.66 per share, based on the initial public offering price of $18.50 per share. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this Offering. In addition, if the Selling Agents exercise their warrants to purchase additional shares, or if we issue additional equity securities in the future, investors purchasing common stock in this Offering will experience additional dilution.

As a result of this dilution, investors purchasing stock in this Offering may receive significantly less than the purchase price paid in this Offering in the event of liquidation. See “Dilution.”

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Our directors, executive officers and holders of substantially all of our outstanding common stock are subject to lock-up agreements with the Selling Agents that restrict their ability to transfer shares of our common stock for 180 days following the latest date that the Commission declares the Offering Statement of which this Offering Circular forms a part qualified, subject to certain exceptions. The lock-up agreements limit the number of shares of common stock that may be sold immediately following this Offering. After this Offering, we will have 12,385,629 outstanding shares of Common Stock based on the number of shares outstanding as of January 24, 2018.

The shares of Class A Common Stock issued in this Offering will be freely tradable without restriction under the Securities Act, except for any shares of our Class A Common Stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our directors, executive officers and holders of substantially all of our outstanding common stock, which collectively will hold 82.5% of our outstanding common stock after giving effect to the sale of the maximum shares in this Offering, have agreed with the Selling Agents, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of this Offering Circular continuing through the date 180 days following the latest date that the Commission declares the Offering Statement of which this Offering Circular forms a part qualified, except with the prior written consent of TriPoint, and except, in our case, that we will be allowed to take the actions described above after 120 days in the event that the closing price of the shares of Class A Common Stock exceeds the per share price to public of the Offering for each of at least 10 consecutive trading days. See “Plan of Distribution.” In addition, shares issued or issuable upon exercise of options or warrants vested as of the expiration of the lock-up period will be eligible for sale at that time.  Sales of stock by these stockholders could have a material adverse effect on the trading price of our Class A Common Stock. All of our shares of Common Stock outstanding as of the date of this Offering Circular may be sold in the public market by existing stockholders following the expiration of the applicable lock-up period, subject to applicable limitations imposed under federal securities laws.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A Common Stock issued or issuable upon exercise of outstanding options under our stock plans and outstanding IPO RSUs. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period, upon exercise of options vested at such time.

Moreover, after this Offering, holders of an aggregate of 7,432,377 shares of our common stock will have rights, subject to certain conditions such as the 180-day lock-up arrangement described above, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

In the future, we may also issue additional securities if we need to raise capital, which could constitute a material portion of our then-outstanding shares of common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our markets, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our markets or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this Offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of the net proceeds from this Offering and you will be relying on their judgment in applying these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment.

We intend to cause iPic-Gold Class to use the proceeds that it receives from this Offering as follows: (i) to pay fees and expenses other than the selling agents discounts and commissions of approximately $1,200,000 in connection with this Offering and the Transactions, and (ii) to use up to approximately $35.9 million for general corporate purposes, including opening new iPic locations and renovating existing iPic locations.

If we sell all of the Shares offered in this Offering, we believe that the net proceeds of this Offering, together with our current resources, will allow us to fund our operations for at least the next 12 months. In the event we do not sell all of the Shares offered in this Offering, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this Offering.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock, if any, for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this Offering for the foreseeable future. See “Dividend Policy.”

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and NASDAQ, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance standards of the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), and NASDAQ. As a result, we will incur significant legal, accounting and other costs that we did not incur as a private company. These requirements will place a strain on our management, systems and resources and we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company. The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare a proxy statement with respect to our annual meeting of stockholders. The Sarbanes-Oxley Act will require that we maintain effective disclosure controls and procedures and internal controls over financial reporting. NASDAQ will require that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NASDAQ requirements, significant resources and management oversight will be required. This may divert management’s attention from other business concerns and lead to significant costs associated with compliance, which could have a material adverse effect on us and the price of our common stock.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Specifically, we do not have an effective control environment because we do not have formalized internal control policies and procedures. We have also identified material weaknesses related to our lack of adequate review of complex accounting matters, improperly designed period end financial reporting controls, and improperly designed information technology controls.

We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including controls designed to require reviews of complex areas in a timely manner. In addition, we are designing and implementing improved processes and internal controls throughout the organization, including enhancing our control environment and redesigning and implementing controls over information technology and our period end financial reporting process such as formalizing our internal control documentation and strengthening supervisory reviews by our management. While we are designing, documenting and implementing improved processes and internal controls, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our consolidated financial statements or cause us to fail to meet our reporting obligations.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date which is the later of the date we are an accelerated filer or a large accelerated filer, and the date we are no longer an “emerging growth company,” as defined in the JOBS Act. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, when applicable, and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that make it more difficult to effect a change in control of the company.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws to be effective upon the closing of this Offering will contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents will include provisions that:

•         authorize blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•         limit the liability of, and provide indemnification to, our directors and officers;

•         limit the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•         require advance notice of stockholder proposals and the nomination of candidates for election to our board of directors;

•         require that directors only be removed from office for cause; and

•         limit the determination of the number of directors on our board and the filling of vacancies or newly created seats on the board to our board of directors then in office.

Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control that could be advantageous to the stockholders.

These provisions of our charter documents and Delaware law, alone or together, could delay or deter hostile takeovers and changes in control or changes in our management. Any provision of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our Amended and Restated Certificate of Incorporation related to choice of forum. The choice of forum provision in our Amended and Restated Certificate of Incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

THE TRANSACTIONS

Prior to the consummation of this Offering and the organizational transactions described below, the business and operations of the Company were conducted through iPic-Gold Class. iPic Entertainment was incorporated as a Delaware corporation on October 18, 2017 to serve as the issuer of the Class A Common Stock offered hereby. Holdings was formed as a Delaware limited liability company on December 22, 2017 to hold the equity interests in iPic-Gold Class. iPic Entertainment will be the sole manager of Holdings, and Holdings will be the sole managing member of iPic-Gold Class immediately following the completion of the Transactions.

Prior to the Transactions, the only members of iPic Gold Class were the Original iPic Equity Owners. iPic-Gold Class was treated as a partnership for U.S. federal income tax purposes and, as such, was not subject to any U.S. federal entity-level income taxes. Rather, taxable income or loss was included in the U.S. federal income tax returns of iPic-Gold Class’s members.

Transactions

Immediately prior to or in connection with the closing of this Offering, we and the Original iPic Equity Owners will consummate the following organizational transactions:

•         all of the membership interests in iPic-Gold Class will be contributed by the Original iPic Equity Owners to Holdings in exchange for all of the membership interests in Holdings (the “LLC Interests”), following which iPic-Gold Class will be 100% owned and controlled by Holdings;

•         we will amend and restate the limited liability company agreement of Holdings (the “Holdings LLC Agreement”), to, among other things, provide for the organizational structure described below under “Organizational Structure Following this Offering”

•         we will amend and restate the limited liability company agreement of iPic-Gold Class to appoint Holdings as the sole managing member of iPic-Gold Class and reflect iPic-Gold Class’s status as a wholly-owned subsidiary of Holdings;

•         certain of the Original iPic Equity Owners will transfer the LLC Interests that they hold in Holdings to certain direct or indirect members of such Original iPic Equity Owners. The recipients of these LLC Interests, together with the Original iPic Equity Owners that did not transfer any of the LLC Interests that they held in Holdings, are collectively referred to herein as the “Continuing iPic Equity Owners”;

•         we will amend and restate iPic Entertainment’s Certificate of Incorporation to, among other things, (i) provide for Class A Common Stock and Class B Common Stock and (ii) issue shares of Class B Common Stock to the Continuing iPic Equity Owners, on a one-to-one basis with the number of LLC Interests they own, for nominal consideration;

•         we will issue up to 2,165,000 shares of our Class A Common Stock to the purchasers in this Offering in exchange for net proceeds of up to approximately $37.1 million, assuming the shares are offered at $18.50 per share, after deducting selling agents discounts and commissions but before offering expenses payable by us;

•         we will use all of the net proceeds from this Offering to purchase newly-issued LLC Interests from Holdings at a purchase price per interest equal to net proceeds, before expenses, to us per share of Class A Common Stock, collectively representing 17.5% of Holdings’s outstanding LLC Interests;

•         Holdings will transfer to iPic-Gold Class the proceeds Holdings receives from the sale of LLC Interests to iPic Entertainment;

•         iPic-Gold Class will use the proceeds it receives from Holdings as follows: (i) to pay fees and expenses other than the selling agents discounts and commissions of approximately $1.2 million in connection with this Offering and the Transactions, and (ii) to use up to approximately $35.9 million for general corporate purposes, including opening new iPic locations and renovating existing iPic locations. See “Use of Proceeds”;

•         the Continuing iPic Equity Owners will continue to own the LLC Interests that they owned prior to this Offering and will have no economic interest in iPic Entertainment despite their ownership of Class B Common Stock (where “economic interests” means the right to receive any distributions or dividends, whether cash or stock, in connection with common stock);

•         assuming that all of the LLC Interests of the Continuing iPic Equity Owners are redeemed or exchanged for newly-issued shares of Class A Common Stock on a one-for-one basis, such Continuing iPic Equity Owners would own 10,220,629 shares of iPic Entertainment’s Class A Common Stock, representing approximately 82.5% of the combined voting power of our Common Stock, immediately following the closing of this Offering; and

•         iPic Entertainment will enter into the Registration Rights Agreement with certain of the Continuing iPic Equity Owners.

For a description of the terms of the Registration Rights Agreement, see “Description of Securities — Registration Rights.”

Organizational Structure Following this Offering

Immediately following the completion of the Transactions, including this Offering, assuming the maximum amount of shares are sold:

•         iPic Entertainment will be a holding company and the principal asset of iPic Entertainment will be LLC Interests of Holdings;

•         Holdings will be a holding company and will own 100% of the limited liability company interests of, and control, iPic-Gold Class, subject to the pledge of such limited liability company interests to secure the obligations under the Non-Revolving Credit Facility as described in “Description of Indebtedness”;

•         iPic Entertainment will be the sole manager of Holdings, and Holdings will be the sole managing member of iPic-Gold Class. iPic Entertainment will, therefore, directly or indirectly control the business and affairs of, and conduct its day-to-day business through, iPic-Gold Class and its subsidiaries;

•         iPic Entertainment’s Amended and Restated Certificate of Incorporation and the Holdings LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one ratio between the number of shares of Class A Common Stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B Common Stock owned by the Continuing iPic Equity Owners and the number of LLC Interests owned by the Continuing iPic Equity Owners;

•         iPic Entertainment will own LLC Interests representing 17.5% of the economic interest in Holdings;

•         the purchasers in this Offering (i) will own 2,165,000 shares of Class A Common Stock, representing approximately 17.5% of the combined voting power of the Common Stock, (ii) will own 100.0% of the economic interest in iPic Entertainment and (iii) through iPic Entertainment’s ownership of LLC Interests, indirectly will hold (applying the percentages in the preceding clause (ii) to iPic Entertainments percentage economic interest in Holdings) approximately 17.5% of the economic interest in Holdings; and

•         the Continuing iPic Equity Owners will own (i) LLC Interests, representing 82.5% of the economic interest in Holdings, and (ii) through their ownership of Class B Common Stock, approximately 82.5% of the combined voting power of the Common Stock. Following this Offering, each LLC Interest held by the Continuing iPic Equity Owners will be redeemable, at the election of such members, for, at iPic Entertainment’s option, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A Common Stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of such election by a Continuing iPic Equity Owner, iPic Entertainment may, at its option, instead effect a direct exchange of cash or Class A Common Stock for such LLC Interests in lieu of such a redemption. Any such redemption or exchange is required to be in accordance with the terms of the Holdings LLC Agreement. When a Continuing iPic Equity Owner’s LLC Interests are redeemed or exchanged, iPic Entertainment will cancel a number of shares of Class B Common Stock held by such

Continuing iPic Equity Owner equal to the number of LLC Interests of such Continuing iPic Equity Owner that were redeemed or exchanged. The decisions made by iPic Entertainment will be made by its board of directors, which will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future. See “The Transactions — Holdings LLC Agreement.”

Immediately following this Offering, although we will have a minority economic interest in Holdings, we will have the sole voting interest in, and control the management of, Holdings and, indirectly, iPic-Gold Class. As a result, we will consolidate both Holdings and iPic-Gold Class in our consolidated financial statements and will report non-controlling interests related to the LLC Interests held by the Continuing iPic Equity Owners on our consolidated financial statements. iPic Entertainment will have a board of directors and executive officers, but will have no other employees. All of our employees and their functions are expected to reside at iPic-Gold Class and its subsidiaries.

As a result of our ownership structure, we generally expect to obtain an increase in our share of the tax basis of assets owned indirectly by Holdings when the Continuing iPic Equity Owners exchange their LLC Interests or such LLC Interests are redeemed for Class A Common Stock or for cash. These basis increases may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. Our structure does not contemplate a tax receivable agreement. Therefore, any tax benefits realized from this arrangement will inure to our benefit. There can be no assurance that we will generate sufficient taxable income to utilize any such tax benefits.

The following diagram shows our organizational structure after giving effect to the Transactions, including this Offering, assuming the maximum amount of shares are sold:

Holdings LLC Agreement

We will operate our business through Holdings, which will in turn operate our business through iPic-Gold Class and its subsidiaries. In connection with the completion of this Offering, we and the Original iPic Equity Owners will enter into Holdings’s amended and restated limited liability company agreement, which we refer to as the “Holdings LLC Agreement.” The operations of Holdings, and the rights and obligations of the holders of LLC Interests, will be set forth in the Holdings LLC Agreement.

Appointment as Manager. Under the Holdings LLC Agreement, we will become a member and the sole manager of Holdings. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Holdings. Holdings will be the sole managing member of iPic-Gold Class. iPic Entertainment will, therefore, indirectly control the business and affairs of iPic-Gold Class and of iPic-Gold Class’s subsidiaries. Pursuant to the terms of the Holdings LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of Holdings except at our election.

Compensation; Expense Reimbursement. iPic Entertainment will not be entitled to compensation for our services as manager of Holdings. We will be entitled to receive reimbursement, pursuant to that certain Expense Reimbursement Agreement, to be entered into in connection with the Transactions, by and among iPic-Gold Class, Holdings and iPic Entertainment, from either Holdings or iPic-Gold Class for fees and expenses incurred by us, including (i) all expenses associated with this Offering, (ii) reasonably customary corporate, securities and administrative costs associated with being a public company, (iii) losses, claims, damages, liabilities, costs, fees and expenses incurred in connection with any indemnification or expense reimbursement required by applicable law or by any of our organizational documents or an indemnification agreement; (iv) losses, claims, damages, liabilities, costs, fees and expenses incurred in connection with any indemnification obligations under the Registration Rights Agreement; (v) any franchise taxes paid or payable by us and any income taxes paid or payable by us as a result of receiving amounts pursuant to the Expense Reimbursement Agreement; (vi) any costs, fees and expenses payable or reimbursable to any members of our Board of Directors; (vii) to the extent paid by us, any salary, benefits, fees, expenses or other compensation paid to any of our officers or employees; and (viii) any other costs, fees, expenses or similar expenditures reasonably incurred by us.

Exchange of Membership Interests. On December 22, 2017, iPic Gold Class Holdings LLC was formed as a Delaware limited liability company. Prior to this Offering, the Original iPic Equity Owners will contribute their membership interests in iPic-Gold Class in exchange for membership units in Holdings, which we refer to as “LLC Interests.” Certain of the Original iPic Equity Owners will transfer their LLC Interests to certain direct or indirect members of such Original iPic Equity Owners. The recipients of these LLC Interests, together with the Original iPic Equity Owners that did not transfer any of their LLC Interests, are collectively referred to herein as the “Continuing iPic Equity Owners.” The iPic-Gold Class LLC Agreement will be amended and restated to reflect its status as a wholly-owned subsidiary of Holdings and will appoint Holdings as the sole managing member of iPic-Gold Class. The Holdings LLC Agreement will also include a requirement that one LLC Interest can be acquired with the net proceeds received in the Offering from the sale of each share of our Class A Common Stock. Each LLC Interest will entitle the holder to a pro rata share of the net profits and net losses and distributions of Holdings.

Purchase of LLC Interests. We intend to use the net proceeds received from this Offering to purchase newly-issued LLC Interests from Holdings at a purchase price per interest equal to the net proceeds, before expenses, to us per share received from the sale of Class A Common Stock. The Holdings LLC Agreement will require that when shares of Class A Common Stock are sold in this Offering (or in any subsequent public offering) at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in this Offering (or in any subsequent public offering, as applicable) after taking into account selling agents’ discounts and commissions or brokers’ fees and commissions, Holdings will reimburse iPic Entertainment for such discount by treating the discount as an additional capital contribution made by iPic Entertainment to Holdings and increasing iPic Entertainment’s capital account by the amount of such discount.

Distributions. The Holdings LLC Agreement will require “tax distributions,” as that term is defined in the Holdings LLC Agreement, to be made by Holdings to its “members,” as that term is defined in the Holdings LLC Agreement. Tax distributions will be made quarterly to each member of Holdings, including us, based on such member’s allocable share of the cumulative net taxable income of Holdings multiplied by the highest combined U.S. federal, state and local income tax rate applicable to an individual or, if higher, a corporation, resident in the state of Florida, and taking into account such factors considered relevant by the manager, determined in the sole discretion of the manager. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent that all previous distributions to such member for the relevant period were less than the tax distributions that such member would have been entitled to receive for such period as calculated in the manner described above. Tax distributions to iPic Entertainment Inc. will be increased to the extent its “assumed tax liability,” as that term is defined in the Holdings LLC Agreement, is less than the amount iPic Entertainment Inc. is required to pay in U.S. federal, state and local income taxes, as determined by the manager in good faith. To the extent that each member of Holdings would otherwise be entitled to less than its “percentage interest,” as that term is defined in the Holdings LLC Agreement, of the aggregate tax distributions to be paid by Holdings on any given date (including as a result of the immediately preceding sentence), the tax distributions to such member shall be increased to ensure that all such distributions be made pro rata in accordance with such member’s percentage interest. The Holdings LLC Agreement will also allow for distributions to be made by Holdings to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Holdings LLC Agreement. We expect Holdings may make distributions out of distributable cash periodically to the extent permitted by the agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability, as well as to make dividend payments, if any, to the holders of our Class A Common Stock.

LLC Interest Redemption Right. The Holdings LLC Agreement provides a redemption right to the Continuing iPic Equity Owners which entitles them to have their LLC Interests redeemed, at the election of each such person, for, at our option, as determined by or at the direction of our board of directors, which will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future, newly-issued shares of our Class A Common Stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A Common Stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the Continuing iPic Equity Owner has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Interests to Holdings for cancellation. If the redemption is to be fulfilled with cash from an issuance of Class A Common Stock or with shares of our Class A Common Stock, the Holdings LLC Agreement requires that we contribute such cash or shares of our Class A Common Stock to Holdings in exchange for an amount of newly-issued LLC Interests in Holdings that will be issued to us equal to the number of LLC Interests redeemed from the Continuing iPic Equity Owner. Holdings will then distribute the cash (whether from an issuance of Class A Common Stock or another source) or shares of our Class A Common Stock to such Continuing iPic Equity Owner to complete the redemption. In the event of such election by a Continuing iPic Equity Owner, we may, at our option, instead effect a direct exchange of cash or our Class A Common Stock for such LLC Interests in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Issuance of LLC Interests Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will be required to acquire from Holdings a number of LLC Interests equal to the number of shares of Class A Common Stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A Common Stock in settlement of stock options granted to persons that are not officers or employees of Holdings or its subsidiaries, we will make, or be deemed to make, a capital contribution to Holdings equal to the aggregate value of such shares of Class A Common Stock, and Holdings will issue to us a number of LLC Interests equal to the number of shares of Class A Common Stock we issued. When we issue shares of Class A Common Stock in settlement of stock options granted to persons that are officers or employees of Holdings or its subsidiaries, we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A Common Stock equal to the exercise price per share, and we will be deemed to have sold directly to Holdings (or the applicable subsidiary of Holdings) the difference between the exercise price and market price per share for each such share of Class A Common Stock. In cases where we grant other types of equity compensation to employees of Holdings or its subsidiaries, on each applicable vesting date we will be deemed to have sold to Holdings (or such subsidiary) the number of vested shares at a price equal to the market price per share, Holdings (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution to Holdings equal to the purchase price for such shares in exchange for an equal number of LLC Interests.

Maintenance of one-to-one ratio of shares of Class A Common Stock and LLC Interests owned by iPic Entertainment. Our Amended and Restated Certificate of Incorporation and the Holdings LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one ratio between the number of shares of Class A Common Stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B Common Stock owned by the Continuing iPic Equity Owners and the number of LLC Interests owned by the Continuing iPic Equity Owners. This construct is intended to result in the Continuing iPic Equity Owners having a voting interest in iPic Entertainment that is identical to the Continuing iPic Equity Owners’ percentage economic interest in Holdings.

Transfer Restrictions. The Holdings LLC Agreement generally does not permit transfers of LLC Interests by members, subject to limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of Holdings.

Dissolution. The Holdings LLC Agreement provides that the unanimous consent of all members holding voting units will be required to voluntarily dissolve Holdings. In addition to a voluntary dissolution, Holdings will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Holdings; (ii) second, to pay debts and liabilities owed to creditors of Holdings, other than members; (iii) third, to pay debts and liabilities owed to members; and (iv) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in Holdings (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

Confidentiality. Each member will agree to maintain the confidentiality of Holdings’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification and Exculpation. The Holdings LLC Agreement provides for indemnification of the manager, members and officers of Holdings and their respective subsidiaries or affiliates. To the extent permitted by applicable law, Holdings will indemnify us, as its sole manager, its tax matters representative, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any iPic standard of conduct permitted under applicable law.

We, as the sole manager, the tax matters representative, and the authorized officers and other employees and agents of Holdings will not be liable to Holdings, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, or intentional misconduct.

Amendments. The Holdings LLC Agreement may be amended with the consent of the members holding a majority of the voting units then outstanding; provided, however, that if, as of any date of determination, a majority of the voting units are then held by the sole manager or any affiliates controlled by the sole manager, then the Holdings LLC Agreement may be amended with the consent of the sole manager together with members (other than the sole manager and its controlled affiliates) holding a majority of the voting units (excluding voting units held by the sole manager) then outstanding. In addition, the sections of the Holdings LLC Agreement dealing with the management of Holdings and with dissolution may be amended only with the prior written consent of the sole manager, which consent may be given or withheld in the sole manager’s sole discretion.

iPic-Gold Class LLC Agreement

Immediately prior to or in connection with the closing of this Offering, we and the Original iPic Equity Owners will amend and restate the limited liability company agreement of iPic-Gold Class to appoint Holdings as the sole managing member of iPic-Gold Class and reflect iPic-Gold Class’s status as a wholly-owned subsidiary of Holdings.  iPic-Gold Class’s amended and restated limited liability company agreement will contain standard provisions for a single-member limited liability company.

USE OF PROCEEDS

We are offering up to 2,165,000 shares of our Class A Common Stock, at an offering price of $18.50 per share, resulting in estimated net proceeds to us from this Offering, after deducting selling agents’ discounts and commissions, and estimated offering expenses payable by us, of up to approximately $35.9 million. Our management team will have broad discretion over the uses of the net proceeds of this Offering.

We intend to use the net proceeds that we receive from this Offering to purchase newly-issued LLC Interests from Holdings at a purchase price per interest equal to the net proceeds, before expenses, to us per share of Class A Common Stock. Holdings will transfer to iPic-Gold Class the proceeds Holdings receives from the sale of LLC Interests to iPic Entertainment.

We intend to cause iPic-Gold Class to use the proceeds that it receives from Holdings as follows: (i) to pay fees and expenses other than the selling agents discounts and commissions of approximately $1.2 million  in connection with this Offering and the Transactions, and (ii) to use up to approximately $35.9 million for general corporate purposes, including opening new iPic locations and renovating existing iPic locations. Pending their use, iPic-Gold Class may invest the balance of the net proceeds to us from this Offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

If we sell all of the Shares offered in this Offering, we believe that the net proceeds of this Offering, together with our current resources, will allow us to fund our operations for at least the next 12 months. In the event we do not sell all of the Shares offered in this Offering, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization, as of June 30, 2017, as follows:

•         of iPic-Gold Class and its subsidiaries on an actual basis;

•         of iPic Entertainment and its subsidiaries on a pro forma basis to give effect to the Transactions (other than the sale and issuance of shares of our Class A Common Stock by us in this Offering), including (i) the elimination of existing members’ contributions of $34.2 million in consolidation of iPic-Gold Class into the consolidated financial statements of iPic Entertainment Inc. and (ii) the issuance of shares of Class B Common Stock to the Continuing iPic Equity Owners on an assumed one-to-one basis with the number of LLC interests they own, for nominal consideration; and

•         of iPic Entertainment and its subsidiaries on a pro forma as adjusted basis to give effect to the Transactions, including our issuance and sale in this Offering of the maximum amount of Shares, at the price to the public of $18.50 per share, resulting in net proceeds to us of up to approximately $35.9 million, giving effect to (i) the estimated selling agents’ discounts and commissions and (ii) the estimated offering expenses payable by us.

For more information, please see “The Transactions,” “Use of Proceeds” and “Unaudited Pro Forma and Pro Forma As Adjusted Consolidated Financial Statements” elsewhere in this Offering Circular. You should read this information in conjunction with our consolidated financial statements and the related notes thereto appearing elsewhere in this Offering Circular and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this Offering Circular.

	As of June 30, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents(1)	$3,895,338	$3,895,338	$39,844,032
Indebtedness:
Non-Revolving Credit Facility(2)	$136,708,191	$154,708,191	$154,708,191
Note Payable	50,855,598	—	—
Total indebtedness	187,563,789	154,708,191	154,708,191
Members’ deficit and Stockholders’ equity:
Members’ equity	34,155,816	—	—
Class A common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma; 100,000,000 shares authorized, 2,165,000 shares issued and outstanding, pro forma as adjusted	—	—	217
Class B common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, issued and outstanding, pro forma; 25,000,000 shares authorized, 10,000,000 issued and outstanding, pro forma as adjusted	—	1,000	1,000
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	—	(11,011,931)	24,936,546
Accumulated deficit	(140,715,335)	(1,605,025)	(1,605,025)
Total members’ deficit	(106,559,519)	—	—
Total stockholders’ equity attributable to iPic Entertainment Inc.	—	(12,615,956)	23,332,737
Noncontrolling interest	—	(58,260,204)	(58,260,204)
Total members’/stockholders’ equity (deficit)	(106,559,519)	(70,876,160)	(34,927,466)
Total capitalization	$81,004,270	$83,832,031	$119,780,725

____________

(1)      Neither the Pro Forma nor the Pro Forma As Adjusted columns give effect to an additional $2.5 million that we expect Regal/Atom Holdings, LLC, one of the holders of LLC Interests of iPic-Gold Class, to invest in us within 10 business days following the consummation of this Offering if at least $20.0 million is raised in the Offering pursuant to the terms of the Subscription Agreement that they entered into with us on April 21, 2017 when they made their initial investment. For more information, see “Certain Relationships and Related Party Transactions — Additional Investment by Regal/Atom Holdings, LLC.”

(2)      Pro Forma and Pro Forma As Adjusted columns reflect an additional advance of $18.0 million under the Non-Revolving Credit Facility to be utilized by the Company to repay outstanding principal and accrued interest on subordinated notes to a related party. See “Description of Indebtedness — Notes Payable to Related Parties.”

The table above excludes (unless stated otherwise above):

•         1,600,000 shares of Class A Common Stock under our 2017 Equity Incentive Plan which was adopted on December 21, 2017 (as described in “Executive Compensation — 2017 Equity Incentive Plan”), of which (i) 955,300 shares of Class A Common Stock are issuable upon the exercise of stock options granted on December 21, 2017 at an exercise price of $18.13 per share and (ii) 644,700 shares of Class A Common Stock are reserved for future issuance, and any additional shares that become available under our 2017 Equity Incentive Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year, as more fully described in the section titled “Executive Compensation — 2017 Equity Incentive Plan;”

•         10,220,629 shares of Class A Common Stock reserved as of the closing date of this Offering for future issuance upon redemption or exchange of LLC Interests by the Continuing iPic Equity Owners;

•         483,864 shares of Class A Common Stock subject to outstanding RSU awards;

•         up to 47,630 shares of Class A Common Stock issuable upon the exercise of the Selling Agents’ Warrants, exercisable at $23.125 per share; and

•         220,629 shares of Class B Common Stock issued in November 2017 to a new iPic Equity Owner.

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors in this Offering.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of Class A Common Stock sold in this Offering exceeds the pro forma net tangible book value per share of Common Stock after this Offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

The pro forma net tangible book value of our Common Stock as of June 30, 2017 was approximately $(110.1) million, or $(11.01) per share (but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017 at a price of $18.13 per unit). After giving the effect to the sale of 2,165,000 shares of our Class A Common Stock in this Offering at the price to the public of $18.50 per share and after deducting the selling agents’ discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value would be approximately $(38.4) million, or $(3.16) per share. This represents an immediate increase in net tangible book value of $7.85 per share to existing stockholders and an immediate dilution of $21.66 per share to new investors purchasing shares of Common Stock in this Offering. The following table illustrates this substantial and immediate per share dilution to new investors.

Assumed initial public offering price per share		$18.50
Pro forma net tangible book value (deficit) per share before giving effect to this Offering	$(11.01)
Increase per share attributable to the sale of Common Stock in this Offering(1)	7.85
Pro forma net tangible book value (deficit) per share after giving effect to this Offering		(3.16)
Dilution per share to new investors(2)		$21.66

____________

(1)      After deducting the selling agents’ commissions and estimated expenses payable by us in this Offering.

(2)      Dilution is determined by subtracting pro forma net tangible book value (deficit) per share after giving effect to this Offering from the initial public offering price per share paid by a new investor.

The following table sets forth, as of June 30, 2017, assuming the sale of 2,165,000 shares of our Class A Common Stock offered for sale in this Offering, the total number of shares previously issued and sold to existing investors (but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017 at a price of $18.13 per unit), the total consideration paid for the foregoing (factoring in certain capital account adjustments in the case of the Continuing iPic Equity Owners) and the average price per share. As the table shows, new investors purchasing shares of Common Stock may in certain circumstances pay an average price per share substantially higher than the average price per shares paid by our existing stockholders.

	Units/Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Continuing iPic Equity Owners	10,000,000	82.2%	$73,618,494	64.8%	$7.36
New investors	2,165,000	17.8%	$40,052,500	35.2%	$18.50
Total	12,165,000	100.0%	$113,670,994	100.0%

The discussion and the tables above exclude shares of Class B Common Stock, because holders of the Class B Common Stock are not entitled to distributions or dividends, whether cash or stock, from iPic. The number of shares of our Class A Common Stock outstanding after this Offering as shown in the tables above is based on the number of shares outstanding as of June 30, 2017, after giving effect to the Transactions, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, and excludes (a) 1,600,000 shares of Class A Common Stock under our 2017 Equity Incentive Plan (as described in “Executive Compensation — 2017 Equity Incentive Plan”), of which (i) 955,300 shares of Class A Common Stock are issuable upon the exercise of stock options granted on December 21, 2017 at an exercise price of $18.13 per share and (ii) 644,700 shares of Class A Common Stock are reserved for future issuance, and any additional shares that become available under our 2017 Equity Incentive Plan pursuant to provisions thereof that automatically increase the share reserve under the plan each year, as more fully described in the section titled “Executive Compensation — 2017 Equity Incentive Plan;” (b) 483,864 shares of Class A Common Stock subject to outstanding RSU awards; and (c) up to 47,630 shares of Class A Common Stock issuable upon the exercise of the Selling Agents’ Warrants, exercisable at $23.125 per share.

DIVIDEND POLICY

Except as described in the following paragraph, we currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore iPic Entertainment does not currently expect to pay any cash dividends on its Class A Common Stock. Holders of iPic Entertainment Class B Common Stock are not entitled to participate in any dividends declared by iPic Entertainment’s board of directors. Any future determination to pay dividends to holders of Class A Common Stock will be at the discretion of iPic Entertainment’s board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in iPic-Gold Class’s debt agreements and other factors that iPic Entertainment’s board of directors deems relevant. iPic Entertainment is a holding company whose principal asset will be LLC interests of Holdings, which will own 100% of the limited liability company interests of, and control, iPic Gold Class. Accordingly, substantially all of iPic Entertainment’s operations are indirectly carried out by iPic-Gold Class and its subsidiaries. Additionally, under the Non-Revolving Credit Facility, iPic-Gold Class is currently restricted from paying cash dividends, and we expect these restrictions to continue in the future, which may in turn limit iPic Entertainment’s ability to pay dividends on its Class A Common Stock. iPic Entertainment’s ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of iPic Entertainment or its subsidiaries.

Holdings is required to make tax distributions to its members under certain circumstances provided in the Holdings LLC Agreement. Any such tax distributions are required to be made pro rata in accordance with the members’ percentage interests in Holdings and, accordingly, it is possible that iPic Entertainment will receive tax distributions in excess of the amount required for iPic Entertainment to pay its applicable tax liabilities. In such case, iPic Entertainment may pay dividends out of all or a portion of such excess cash. However, there can be no assurance as to the timing or amount of any tax distributions from Holdings or whether such tax distributions will be in excess of iPic Entertainment’s applicable tax liabilities, and iPic Entertainment is not required to pay dividends out of any such excess cash.

See “Risk Factors — Risks Relating to this Offering and Ownership of Our Common Stock — Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.”

UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED
CONSOLIDATED FINANCIAL STATEMENTS

The following are the unaudited pro forma and pro forma as adjusted consolidated financial statements of iPic-Gold Class Entertainment, LLC and its subsidiaries. The unaudited pro forma consolidated statement of operations information for the year ended December 31, 2016 and the six months ended June 30, 2017 was prepared as if the transactions described under “The Transactions” and this Offering had taken place on January 1, 2016. The unaudited pro forma and pro forma as adjusted consolidated balance sheet information as of June 30, 2017 was prepared as if the transactions described under “The Transactions” and this Offering had taken place on June 30, 2017. See “The Transactions.”

The column labeled “Pro Forma” reflects the Transactions (other than the sale and issuance of shares of our Class A Common Stock by us in this Offering as described in Note (7) below), including (i) the refinancing of one of the existing notes payable — related parties into the long-term debt related party, (ii) the use of the 5% qualified subordinated debt and demand note and accrued interest to satisfy the members’ capital call, (iii) the elimination of existing members’ contributions of $34.2 million in consolidation of iPic-Gold Class into the consolidated financial statements of iPic Entertainment Inc., (iv) the extension of the long-term debt — related party for an additional three years until September 29, 2023 and (v) the issuance of shares of Class B Common Stock to the Continuing iPic Equity Owners on an assumed one-to-one basis with the number of LLC interests they own, for nominal consideration.

The column labeled “Pro Forma As Adjusted” reflects the net effect on cash of the receipt of proceeds of approximately $35.9 million from this Offering, based on an assumed sale of 2,165,000 shares of Class A Common Stock at an assumed initial public offering price of $18.50 per share, which is the price set forth on the cover page of this Offering Circular, net of selling agents’ discounts and commissions, and estimated offering expenses payable by us.

Neither the Pro Forma nor the Pro Forma As Adjusted financial statements give effect to an additional $2.5 million that we expect Regal/Atom Holdings, LLC, one of the holders of LLC Interests of iPic-Gold Class, to invest in us within 10 business days following the consummation of this Offering if at least $20.0 million is raised in the Offering pursuant to the terms of the Subscription Agreement that they entered into with us on April 21, 2017 when they made their initial investment. For more information, see “Certain Relationships and Related Party Transactions — Additional Investment by Regal/Atom Holdings, LLC.”

The Pro Forma and Pro Forma As Adjusted adjustments above are based upon available information and certain assumptions that management believes are reasonable, factually supportable, directly attributable to either the Transactions or this Offering, and, in connection with Pro Forma and Pro Forma As Adjusted adjustments related to the consolidated statement of operations, expected to have a continuing impact on our results of operations. Adjustments that are based on fair value of the shares are calculated using the assumed initial public offering price of $18.50 per share.

We believe that the Pro Forma and Pro Forma As Adjusted consolidated financial statements provide a helpful perspective to better understand our results of operations and our financial position. The unaudited Pro Forma and Pro Forma As Adjusted consolidated financial statements and accompanying notes should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Offering Circular.

The unaudited Pro Forma and Pro Forma As Adjusted consolidated financial statements presented are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited Pro Forma and Pro Forma As Adjusted consolidated financial statements do not purport to represent what our results of operations or financial position would have been had the Transactions or this Offering actually occurred on the date or as of the date specified, nor do they purport to project our results of operations for any future period.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 2017

	iPic-Gold Class Entertainment, LLC Actual	Transaction Adjustments(9)			Pro Forma		Initial Public Offering Adjustments			Pro Forma As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,895,338	$			$3,895,338			$35,948,694	(7)	$39,844,032
Accounts receivable	2,706,208				2,706,208					2,706,208
Inventories	1,185,312				1,185,312					1,185,312
Prepaid expenses	1,206,877				1,206,877					1,206,877
Total current assets	8,993,735				8,993,735			35,948,694		44,942,429
Property and equipment, net	147,956,581				147,956,581					147,956,581
Convertible note receivable	250,000				250,000					250,000
Deposits	218,821				218,821					218,821
Total assets	$157,419,137		—		$157,419,137			$35,948,694		$193,367,831
Liabilities and Equity (Deficit)
Accounts payable	$7,125,698	$			$7,125,698		$			$7,125,698
Accrued expenses	1,521,142				1,521,142					1,521,142
Accrued interest	1,594,110		(1,272,001	)(3)	322,109					322,109
Accrued payroll	2,189,720				2,189,720					2,189,720
Accrued insurance	165,825				165,825					165,825
Taxes payable	1,455,619				1,455,619					1,455,619
Deferred revenue	5,896,811				5,896,811					5,896,811
Deposits and other current liabilities	370,997				370,997					370,997
Total current liabilities	20,319,922		(1,272,001)		19,047,921			—		19,047,921

Long-term debt – related party	136,708,191		18,000,000	(2)	154,708,191	(10)				154,708,191
Notes payable to related parties	50,855,598		(15,000,000	)(2)	—					—
			(35,855,598	)(3)
Deferred rent	51,309,135				51,309,135					51,309,135
Accrued interest – long-term	4,785,810		1,532,037	(1)	3,230,050					3,230,050
			(3,000,000	)(2)
			(87,797	)(3)

Total liabilities	263,978,656		(35,683,359)		228,295,297					228,295,297

Commitments and Contingencies

Equity (Deficit)
Class A common stock, $0.0001 par value per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma;100,000,000 shares authorized, 2,165,000 shares issued and outstanding, pro forma as adjusted	—		—		—			217	(7)	217
Class B common stock, $0.0001 par value per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, issued and outstanding, pro forma; 25,000,000 shares authorized, 10,000,000 shares issued and outstanding, pro forma as adjusted	—		1,000	(5)	1,000			—		1,000
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—		—		—			—		—
Members’ contributions	34,155,816		(71,371,212	)(5)	—			—		—
			37,215,396	(3)
Additional paid-in capital			71,370,212	(5)	(11,011,931)			35,948,477	(7)	24,936,546
			50,848,232	(5)
			9,016,997	(4)
			(142,247,372	)(6)
Accumulated deficit	(140,715,335)		142,247,372	(6)	(1,605,025)					(1,605,025)
			7,411,972	(6)
			(1,532,037	)(1)
			(9,016,997	)(4)

Total members’ equity (deficit) – actual and transaction adjustment/ Total stockholders’ equity (deficit) attributable to iPic Entertainment Inc – pro forma, initial public offering adjustments and pro forma as adjusted.	(106,559,519)		93,943,563		(12,615,956)			35,948,694		23,332,737

Non-controlling interests			(50,848,232	)(5)	(58,260,204	)(8)				(58,260,204)
			(7,411,972	)(6)

Total equity (deficit)	(106,559,519)		35,683,359		(70,876,160)			35,948,694		(34,927,466)
Total liabilities and equity (deficit)	$157,419,137		$—		$157,419,137			$35,948,694		$193,367,831

See accompanying notes to unaudited pro forma consolidated balance sheet

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)      Reflects the additional accrued interest expense required to record the minimum interest payable on the 10.5% qualified subordinated debt notes payable — related party, to be refinanced through additional borrowings from the long-term debt — related party. The amount is non-recurring in nature and therefore has not been included in the unaudited pro forma consolidated statements of operations.

(2)      Reflects the refinancing of one of the original member’s notes payable of $15.0 million, plus minimum interest payable on those notes of $3.0 million through additional borrowings under the Non-Revolving Credit Facility. See “Description of Indebtedness — Notes Payable to Related Parties.”

(3)      Reflects the use of the 5% qualified subordinated debt and demand note plus accrued interest, to satisfy the members’ capital call in accordance with the debt agreements prior to the Transactions.

(4)      On December 21, 2017, iPic-Gold Class adopted the iPic-Gold Class Entertainment, LLC 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”), under which equity awards may be made in respect of 1,600,000 units of iPic-Gold Class in the form of options, restricted units, unit appreciation rights, dividend equivalent rights, unit awards and performance-based awards. It is expected that in connection with the Transactions, the 2017 Equity Incentive Plan will be migrated to iPic Entertainment and any awards granted under the 2017 Equity Incentive Plan will be converted into options to acquire Class A Common Stock of iPic Entertainment. On December 21, 2017, iPic-Gold Class granted 955,300 options with an exercise price of $18.13 per share to our named executive officers and certain other employees under the 2017 Equity Incentive Plan as part of the Transactions (the “IPO Options”). Approximately 10,400 of the IPO Options are expected to become fully vested upon the closing of this Offering and the remaining IPO Options are expected to vest over either a three-year period or four-year period, in each case, commencing on the date of grant.

On December 6, 2017, iPic Entertainment entered into restricted stock unit award agreements (the “IPO RSU Agreements”) with each of our named executive officers and certain other key members of management pursuant to which recipients will be entitled to receive an award of stock-settled restricted stock units (the “IPO RSUs”) in an aggregate dollar amount of approximately $9.0 million. The IPO RSU Agreements provide that each grantee will be entitled to receive a number of IPO RSUs equal to the quotient of (a) each such grantee’s “Aggregate Grant Amount” (set forth in each grantee’s IPO RSU Agreement) divided by (b) the initial public offering price. Pursuant to the IPO RSU Agreements, the IPO RSUs are expected to settle in full on a settlement date as set forth in the IPO RSU Agreement (the “Settlement Date”), regardless of whether the recipient remains employed with iPic Entertainment or any of its subsidiaries through the Settlement Date. The IPO RSUs vest immediately upon the closing of this Offering. The IPO RSUs and the IPO Options that will become fully vested in connection with the closing of this Offering are non-recurring in nature and, as such, have not been included as an adjustment in the unaudited pro forma consolidated statements of operations.

(5)      As a C corporation, we will no longer record members’ equity in the consolidated balance sheet. To reflect the C corporation structure of our equity, we will separately present the value of our common stock, additional paid-in capital and retained earnings. The portion of members’ equity associated with additional paid-in capital was estimated as the remainder of capital contributions we have received less amounts attributed to the par value of common stock and the amount allocated to the non-controlling interests (see Note (8)).

(6)      Reflects the Transactions (other than the sale and issuance of shares of our Class A Common Stock by us in this offering as described in Note (7) below), including (i) the elimination of existing members’ contributions of $34.2 million in consolidation of iPic-Gold Class Entertainment, LLC into the consolidated financial statements of iPic Entertainment Inc. and (ii) the issuance of shares of Class B Common Stock to the Original iPic Equity Owners on an assumed one-to-one basis with the number of LLC interests they own, for nominal consideration, for pro forma presentation only. Upon completion of the Transactions, iPic Entertainment Inc. will become the sole manager of Holdings, which will be the sole managing member of iPic-Gold Class. Accordingly, although we will have a minority economic interest in Holdings, we will have the sole voting interest in, and control the management of, Holdings and, indirectly, iPic-Gold Class. As a result, we will consolidate both Holdings and iPic-Gold Class in our consolidated financial statements and will report non-controlling interests related to the LLC Interests held by the Continuing iPic Equity Owners on our consolidated balance sheet.

(7)      Reflects the net effect on cash of the receipt of proceeds of $35,948,694 from the offering, based on an assumed sale of 2,165,000 shares of Class A Common Stock at an assumed initial public offering price of $18.50 per share, which is the price set forth on the cover page of this Offering Circular, net of selling agents discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $18.50 per share would increase or decrease the net proceeds we receive from this offering by approximately $2.2 million, assuming the number of shares offered by us as set forth on the cover page of this Offering Circular remains the same and after deducting offering expenses. Each increase (decrease) of 100,000 shares in the number of shares of Class A Common Stock offered by us would increase (decrease) the amount of our cash, total assets and total members’/stockholders’ equity by approximately $1.72 million, assuming an initial public offering price of $18.50 per share, which is the price set forth on the cover page of this Offering Circular, after deducting selling agents discounts and commissions and estimated offering expenses payable by us.

(8)      After this Offering and the Transactions, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, iPic Entertainment Inc.’s only material asset will be the ownership of 17.8% of the LLC Interests and sole voting interest in Holdings, which will have the sole voting interest in iPic-Gold Class. Following this Offering and the Transactions, iPic Entertainment Inc.’s only business will be to act as the sole manager of Holdings and indirectly as manager of iPic-Gold Class. As a result of this voting interest and control, as well as the obligation to absorb losses of, and receive benefits from, iPic-Gold Class that could be significant, we have determined that, after the Transactions, iPic-Gold Class will be a variable interest entity and that we will be the primary beneficiary of iPic-Gold Class. Therefore, pursuant to ASC 810 Consolidation, we will consolidate the financial results of iPic-Gold Class into our consolidated financial statements. The LLC interests of the Continuing iPic Equity Owners will be accounted for as a non-controlling interest in iPic Entertainment Inc.’s consolidated financial statements’ after this Offering. Immediately following this Offering, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, the non-controlling interest of iPic-Gold Class Entertainment, LLC will represent 82.2% of the outstanding LLC interests calculated as follows (in thousands):

	Units	Percentage
Interest in iPic-Gold Class Entertainment, LLC held by iPic Entertainment Inc.	2,165,000	17.8%
Non-controlling interests in iPic-Gold Class Entertainment, LLC held by the Members	10,000,000	82.2%

	12,165,000	100.0%

 (9)    Due to the uncertainty in the amount and timing of future exchanges of LLC interests, the unaudited pro forma consolidated financial information assumes that no exchanges of interests have occurred and therefore no increases in tax basis in Holdings’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information. For financial reporting purposes, we will assess the tax attributes of Holdings in accordance with ASC 740, Income Taxes, 740-10-30-5 to determine if it is more likely than not that we will realize any deferred tax assets.

(10)   The maturity date on the credit facility will be extended by three years to September 2023 as part of the Transactions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2017

	iPic-Gold Class Entertainment, LLC Actual	Transaction Adjustments			Pro Forma		Initial Public Offering Adjustments		Pro Forma As Adjusted
Revenues
Food and beverage	$37,701,277	$			$37,701,277		$		$37,701,277
Theater	30,780,031				30,780,031				30,780,031
Other	893,257				893,257				893,257
Total revenues	69,374,565				69,374,565				69,374,565

Operating expenses
Cost of food and beverage	10,307,096				10,307,096				10,307,096
Cost of theater	12,283,222				12,283,222				12,283,222
Operating payroll and benefits	18,905,551				18,905,551				18,905,551
Occupancy expenses	8,765,827				8,765,827				8,765,827
Other operating expenses	12,163,590				12,163,590				12,163,590
General and administrative expenses	7,011,499		2,409,227	(1)	9,420,726				9,420,726
Depreciation and amortization expense	9,570,107				9,570,107				9,570,107
Pre-opening expenses	1,632,194				1,632,194				1,632,194
Impairment of property and equipment	3,332,000				3,332,000				3,332,000
Loss on disposal of property and equipment	7,857				7,857				7,857
Operating expenses	83,978,943		2,409,227		86,388,170				86,388,170
Operating loss	(14,604,378)		(2,409,227)		(17,013,605)				(17,013,605)

Other income (expense)
Interest income (expense), net	(7,782,227)		845,066	(5)	(6,937,161)				(6,937,161)
Other income	5,000				5,000				5,000
Total other income (expense)	(7,777,227)		845,066		(6,932,161)				(6,932,161)

Net loss before income tax expense	(22,381,605)		(1,564,161)		(23,945,766)			—	(23,945,766)
Income tax expense	43,400		—	(2)	43,400				43,400
Net loss	(22,425,005)		(1,564,161)		(23,989,166)			—	(23,989,166)

Less: Net income (loss) attributable to non-controlling interest			(19,719,094	)(3)	(19,719,094)				(19,719,094)

Net loss attributable to iPic Entertainment Inc.	$(22,425,005)		$18,154,933		$(4,270,072)			$—	$(4,270,072)

Net loss per share of Class A Common Stock
Basic					$(1.97	)(4)			$(1.97)
Diluted					$(1.97)				$(1.97)
Weighted average number of shares of Class A Common Stock outstanding
Basic					2,165,000				2,165,000
Diluted					2,165,000				2,165,000
See accompanying notes to unaudited pro forma consolidated statements of operations

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(1)      On December 21, 2017, iPic-Gold Class adopted the 2017 Equity Incentive Plan, under which equity awards may be made in respect of 1,600,000 units of iPic-Gold Class in the form of options, restricted units, unit appreciation rights, dividend equivalent rights, unit awards and performance-based awards. It is expected that in connection with the Transactions, the 2017 Equity Incentive Plan will be migrated to iPic Entertainment and any awards granted under the 2017 Equity Incentive Plan will be converted into options to acquire Class A Common Stock of iPic Entertainment. On December 21, 2017, iPic-Gold Class granted 955,300 options with an exercise price of $18.13 per share to our named executive officers and certain other employees under the 2017 Equity Incentive Plan as part of the Transactions (the “IPO Options”). Approximately 10,400 of the IPO Options are expected to become fully vested upon the closing of this Offering and the remaining IPO Options are expected to vest over either a three-year period or four-year period, in each case, commencing on the date of grant. The grant date fair value of the stock option awards were determined using the Black-Scholes valuation model using the following assumptions.

Expected volatility	33.96%
Risk-free interest rate	2.26%
Expected term in years	6-7 years
Dividend rate	0%
Forfeiture Rate	5.25%

The options vest over a 4 year period beginning within six months of the Transactions. Since the first tranche will vest in less than 1 year, the stock compensation expense for the options has been included based on the vesting of each tranche which results in higher expense in the first 6 months.

On December 6, 2017, iPic Entertainment entered into restricted stock unit award agreements (the “IPO RSU Agreements”) with each of our named executive officers and certain other key members of management pursuant to which recipients will be entitled to receive an award of stock-settled restricted stock units (the “IPO RSUs”) in an aggregate dollar amount of approximately $9.0 million. The IPO RSU Agreements provide that each grantee will be entitled to receive a number of IPO RSUs equal to the quotient of (a) each such grantee’s “Aggregate Grant Amount” (set forth in each grantee’s IPO RSU Agreement) divided by (b) the initial public offering price. Pursuant to the IPO RSU Agreements, the IPO RSUs are expected to settle in full on a settlement date as set forth in the IPO RSU Agreement (the “Settlement Date”), regardless of whether the recipient remains employed with iPic Entertainment or any of its subsidiaries through the Settlement Date. The IPO RSUs vest immediately upon the closing of this Offering. The IPO RSUs and the IPO Options that will become fully vested in connection with the closing of this Offering are non-recurring in nature and, as such, have not been included as an adjustment in the unaudited pro forma consolidated statement of operations. The expected grant date fair value of the restricted stock unit awards is based on the fair value on the grant date.

(2)      Following this Offering and the Transactions, iPic Entertainment Inc. will be subject to U.S. federal income taxes, as well as state and local taxes, which will be an allocable share of any net taxable income of Holdings. As a result, the pro forma statements of operations reflect an adjustment to provide for corporate income taxes at our estimated effective rate of (0.18)% for the six months ended June 30, 2017 which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

The Company recognized an income tax benefit on its share of pre-tax book income, exclusive of the non-controlling interests, of $0.1 million for the six months ended June 30, 2017.

The provision for income taxes from operations differs from the amount of income tax computed by applying the applicable U.S. statutory federal income tax rate to income before provision for income taxes as follows:

June 30, 2017
Federal statutory rate	35.00%
Rate benefit from flow-through entity	(28.77)
Partnership outside basis difference	(6.41)
State tax	0.19
Valuation allowance	(0.19)
Pro forma effective tax rate	(0.18)%

Tax rules generally require that pre-transaction built-in-gains are allocated back to the historical limited liability company members. Our effective tax rate includes a rate benefit attributable to the fact that, after the Transactions, approximately 82.2% of iPic Entertainment Inc.’s earnings will not be subject to corporate level taxes as the applicable income tax expense will be incurred by, and be the obligation of, the members of Holdings holding the non-controlling interests. Thus, the pro forma effective tax rate on the portion of income attributable to iPic Entertainment Inc. is expected to be (0.18)% for the six months ended June 30, 2017.

(3)      After this Offering and the Transactions, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, iPic Entertainment Inc.’s only material asset will be the ownership of 17.8% of the LLC Interests and sole voting interest in Holdings, which will have the sole voting interest in iPic-Gold Class. The LLC interests of the Continuing iPic Equity Owners will be accounted for as a non-controlling interest in iPic Entertainment Inc.’s consolidated financial statements after this offering. Immediately following this Offering, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, the non-controlling interest of iPic-Gold Class Entertainment, LLC will represent 82.2% of the outstanding LLC Interests.

(4)      Pro forma basic income per share is computed by dividing the net income available to Class A Common Stockholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A Common Stockholders and the weighted-average number of shares of Class A Common Stock outstanding to give effect to potentially dilutive securities. Shares of Class B Common Stock do not participate in earnings of iPic Entertainment Inc. As a result, the shares of Class B Common Stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net income per share. Class B stockholders can convert their membership interests in the LLC to Class A Common Stock in iPic Entertainment Inc. maintaining a one-to-one ratio; therefore the equivalent number of Class A shares could be issued in exchange for the Class B stockholders’ membership interests in Holdings. That potential conversion would not result in dilutive shares as LLC Interests held by iPic Entertainment Inc. would increase in the same ratio as the share increase.

(5)      Reflects the reduction of interest expense based on the use of the 5% qualified subordinated debt and demand note plus accrued interest, to satisfy the members’ capital call in accordance with the debt agreements prior to the Transactions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2016

	iPic-Gold Class Entertainment, LLC Actual	Transaction Adjustments			Pro Forma			Initial Public Offering Adjustments	Pro Forma As Adjusted
Revenues
Food and beverage	$64,362,624	$			$64,362,624		$		$64,362,624
Theater	57,459,010				57,459,010				57,459,010
Other	2,994,063				2,994,063				2,994,063
Total revenues	124,815,697				124,815,697				124,815,697

Operating expenses
Cost of food and beverage	17,376,509				17,376,509				17,376,509
Cost of theater	22,108,200				22,108,200				22,108,200
Operating payroll and benefits	32,141,337				32,141,337				32,141,337
Occupancy expenses	17,104,225				17,104,225				17,104,225
Other operating expenses	24,780,648				24,780,648				24,780,648
General and administrative expenses	14,220,451		3,428,871	(1)	17,649,322				17,649,322
Depreciation and amortization expense	16,019,403				16,019,403				16,019,403
Pre-opening expenses	4,394,515				4,394,515				4,394,515
Loss on disposal of property and equipment	88,462				88,462				88,462
Operating expenses	148,233,750		3,428,871		151,662,621				151,662,621
Operating loss	(23,418,053)		(3,428,871)		(26,846,924)				(26,846,924)
Other income (expense)
Interest income (expense), net	(10,718,272)		1,579,578	(5)	(9,138,694)				(9,138,694)
Total other income (expense)	(10,718,272)		1,579,578		(9,138,694)				(9,138,694)
Net loss before income tax expense	(34,136,325)		(1,849,293)		(35,985,618)				(35,985,618)
Income tax expense	86,801		—	(2)	86,801				86,801
Net loss	(34,223,126)		(1,849,293)		(36,072,419)				(36,072,419)
Less: Net loss attributable to non-controlling interest			(29,651,528	)(3)	(29,651,528)				(29,651,528)
Net loss attributable to iPic Entertainment Inc.	$(34,223,126)		$27,802,235		$(6,420,891)				$(6,420,891)

Net loss per share of Class A Common Stock
Basic					$(2.97	)(4)			$(2.97)
Diluted					$(2.97)				$(2.97)
Weighted average number of shares of Class A Common Stock outstanding
Basic					2,165,000				2,165,000
Diluted					2,165,000				2,165,000

See accompanying notes to unaudited pro forma consolidated statements of operations

Notes to Unaudited Pro Forma Consolidated Statements of Operations

(1)      On December 21, 2017, iPic-Gold Class adopted the 2017 Equity Incentive Plan, under which equity awards may be made in respect of 1,600,000 units of iPic-Gold Class in the form of options, restricted units, unit appreciation rights, dividend equivalent rights, unit awards and performance-based awards. It is expected that in connection with the Transactions, the 2017 Equity Incentive Plan will be migrated to iPic Entertainment and any awards granted under the 2017 Equity Incentive Plan will be converted into options to acquire Class A Common Stock of iPic Entertainment. On December 21, 2017, iPic-Gold Class granted 955,300 options with an exercise price of $18.13 per share to our named executive officers and certain other employees under the 2017 Equity Incentive Plan as part of the Transactions (the “IPO Options”). Approximately 10,400 of the IPO Options are expected to become fully vested upon the closing of this Offering and the remaining IPO Options are expected to vest over either a three-year period or four-year period, in each case, commencing on the date of grant. The grant date fair value of the stock option awards were determined using the Black-Scholes valuation model using the following assumptions.

Expected volatility	33.96%
Risk-free interest rate	2.26%
Expected term in years	6-7 years
Dividend rate	0%
Forfeiture rate	5.25%

The options vest over a 4 year period beginning within six months of the Transactions. Since the first tranche will vest in less than 1 year, the stock compensation expense for the options has been included based on the vesting of each tranche which results in higher expense in the first 6 months.

On December 6, 2017, iPic Entertainment entered into restricted stock unit award agreements (the “IPO RSU Agreements”) with each of our named executive officers and certain other key members of management pursuant to which recipients will be entitled to receive an award of stock-settled restricted stock units (the “IPO RSUs”) in an aggregate dollar amount of approximately $9.0 million. The IPO RSU Agreements provide that each grantee will be entitled to receive a number of IPO RSUs equal to the quotient of (a) each such grantee’s “Aggregate Grant Amount” (set forth in each grantee’s IPO RSU Agreement) divided by (b) the initial public offering price. Pursuant to the IPO RSU Agreements, the IPO RSUs are expected to settle in full on a settlement date as set forth in the IPO RSU Agreement (the “Settlement Date”), regardless of whether the recipient remains employed with iPic Entertainment or any of its subsidiaries through the Settlement Date. The IPO RSUs vest immediately upon the closing of this Offering. The IPO RSUs and the IPO Options that will become fully vested in connection with the closing of this Offering are non-recurring in nature and, as such, have not been included as an adjustment in the unaudited pro forma consolidated statement of operations. The expected grant date fair value of the restricted stock unit awards is based on the fair value on the grant date.

(2)      Following this Offering and the Transactions, iPic Entertainment Inc. will be subject to U.S. federal income taxes. In addition to state and local taxes, with respect to its allocable share of any net taxable income of Holdings. As a result, the pro forma statements of operations reflect an adjustment to provide for corporate income taxes at our estimated effective rate of (0.24)% for the year ended December 31, 2016 which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

The Company recognized an income tax expense on its share of pre-tax book income, exclusive of the non-controlling interests, of $0.1 million on for the year ended December 31, 2016.

The provision for income taxes from operations differs from the amount of income tax computed by applying the applicable U.S. statutory federal income tax rate to income before provision for income taxes as follows:

December 31, 2016
Federal statutory rate	35.00%
Rate benefit from flow-through entity	(28.77)
Partnership outside basis difference	(6.47)
State tax	0.28
Valuation allowance	(0.28)
Pro forma effective tax rate	(0.24)%

Tax rules generally require that pre-transaction built-in-gains are allocated back to the historical limited liability company members. Our effective tax rate includes a rate benefit attributable to the fact that, after the Transactions, approximately 82.2% of iPic Entertainment Inc.’s earnings will not be subject to corporate level taxes as the applicable income tax expense will be incurred by, and be the obligation of, the members of Holdings holding the non-controlling interests. Thus, the pro forma effective tax rate on the portion of income attributable to iPic Entertainment Inc. is expected to be (0.24)% for the year ended December 31, 2016.

(3)      After this Offering and the Transactions, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, iPic Entertainment Inc.’s only material asset will be the ownership of 17.8% of the LLC Interests and sole voting interest in Holdings, which will have the sole voting interest in iPic-Gold Class. The LLC interests of the Continuing iPic Equity Owners will be accounted for as a non-controlling interest in iPic Entertainment Inc.’s consolidated financial statements after this Offering. Immediately following this Offering, but not giving effect to the issuance of 220,629 membership units of iPic-Gold Class which were issued in November 2017, the non-controlling interest of iPic-Gold Class Entertainment, LLC will represent 82.2% of the outstanding LLC Interests.

(4)      Pro forma basic income per share is computed by dividing the net income available to Class A Common Stockholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A Common Stockholders and the weighted-average number of shares of Class A Common Stock outstanding to give effect to potentially dilutive securities. Shares of Class B Common Stock do not participate in earnings of iPic Entertainment Inc. As a result, the shares of Class B Common Stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net income per share. Class B stockholders can convert their membership interests in the LLC to Class A Common Stock in iPic Entertainment Inc. maintaining a one-to-one ratio; therefore the equivalent number of Class A shares could be issued in exchange for the Class B stockholders’ membership interests in Holdings. That potential conversion would not result in dilutive shares as LLC Interests held by iPic Entertainment Inc. would increase in the same ratio as the share increase.

(5)      Reflects the reduction of interest expense based on the use of the 5% qualified subordinated debt and demand note plus accrued interest, to satisfy the members’ capital call in accordance with the debt agreements prior to the Transactions.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents the selected historical consolidated financial data for iPic-Gold Class Entertainment, LLC and its subsidiaries. iPic-Gold Class Entertainment, LLC, a wholly-owned subsidiary of iPic Gold Class Holdings LLC, is the predecessor of the issuer, iPic Entertainment Inc., for financial reporting purposes. The selected consolidated statement of operations data for the years ended December 31, 2015 and December 31, 2016 and the selected consolidated balance sheet data as of December 31, 2015 and December 31, 2016 are derived from the audited consolidated financial statements of iPic-Gold Class Entertainment, LLC and its subsidiaries included elsewhere in this Offering Circular. The selected consolidated statements of operations data for the six months ended June 30, 2016 and June 30, 2017, and the selected consolidated balance sheet data as of June 30, 2017 are derived from the unaudited condensed consolidated financial statements of iPic-Gold Class Entertainment, LLC and its subsidiaries included elsewhere in this Offering Circular. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and the accompanying notes included elsewhere in this Offering Circular.

The selected historical financial data of iPic Entertainment Inc. have not been presented as iPic Entertainment Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section. The selected historical financial and other data of iPic Gold Class Holdings LLC have not been presented below, as iPic Gold Class Holdings LLC is a holding company with no operations and no assets other than its ownership of all of the membership interests of iPic-Gold Class Entertainment, LLC.

Selected Historical and Pro Forma
Financial and Operating Data

$ in thousands, except share and per share data

	Six Months Ended		Year Ended		Pro Forma
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Revenues
Food and beverage	$37,701	$29,115	$64,363	$53,025	$37,701	$64,363
Theater	30,780	25,948	57,459	45,866	30,780	57,459
Other	893	284	2,994	997	893	2,994
Total revenues	69,375	55,348	124,816	99,889	69,375	124,816

Operating expenses
Cost of food and beverage	10,307	7,762	17,377	14,614	10,307	17,377
Cost of theater	12,283	10,169	22,108	18,709	12,283	22,108
Operating payroll and benefits	18,906	14,488	32,141	25,918	18,906	32,141
Occupancy expenses	8,766	8,334	17,104	13,073	8,766	17,104
Other operating expenses	12,164	9,015	24,781	16,183	12,164	24,781
General and administrative expenses	7,011	5,842	14,220	12,471	9,421	17,649
Depreciation and amortization expense	9,570	7,232	16,019	11,819	9,570	16,019
Pre-opening expenses	1,632	870	4,395	3,666	1,632	4,395
Impairment of property and equipment	3,332	—	—	—	3,332	—
Loss on disposal of property and equipment	8	60	88	211	8	88
Operating expenses	83,979	63,773	148,234	116,665	86,388	151,662

Operating loss	(14,604)	(8,425)	(23,418)	(16,777)	(17,013)	(26,847)

Other income (expense)
Interest income (expense), net	(7,782)	(5,259)	(10,718)	(7,891)	(6,937)	(9,139)
Other income	5	—	—	—	5	—
Total other income (expense)	(7,777)	(5,259)	(10,718)	(7,891)	(6,932)	(9,139)

Net loss before income tax expense	(22,382)	(13,684)	(34,136)	(24,668)	(23,945)	(35,986)

Income tax expense	43	30	87	61	43	87

Net loss	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(23,989)	$(36,072)

Less: Net loss attributable to non-controlling interest	$—	$—	$—	$—	$(19,719)	$(29,651)

Net loss attributable to iPic Entertainment Inc.	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(4,270)	$(6,421)

Net loss per share
Basic					$(1.97)	$(2.97)
Diluted					$(1.97)	$(2.97)

Weighted average number of shares outstanding
Basic					2,165,000	2,165,000
Diluted					2,165,000	2,165,000

Non-GAAP financial measures
EBITDA(1)	$(5,029)	$(1,193)	$(7,399)	$(4,958)	$(7,439)	$(10,827)
Adjusted EBITDA(1)	$(62)	$(263)	$932	$(1,081)	$(62)	$932
Store-Level EBITDA(1)	$6,949	$5,579	$15,152	$11,390	$6,949	$15,152

Consolidated Balance Sheet

$ in thousands

	As of June 30, 2017	As of December 31, 2016	As of December 31, 2015
Cash and cash equivalents	$3,895	$4,653	$8,182
Total current assets	8,994	12,777	14,114
Total assets	157,419	177,448	141,421
Total current liabilities	20,320	29,958	28,105
Long-term debt and deferred rent	188,017	178,049	123,056
Total liabilities	263,979	271,369	201,119
Accumulated deficit	(140,715)	(118,290)	(84,067)
Total members’/stockholders’ deficit	(106,560)	(93,921)	(59,698)
Total liabilities and members’/stockholders’ deficit	157,419	177,448	141,421

____________

(1)      For more information as to how we define and calculate EBITDA, Adjusted EBITDA and Store-level EBITDA and why we believe such measures are appropriate measures of operating performance, see “Non-GAAP Financial Measures.” The following is a reconciliation of EBITDA, Adjusted EBITDA and Store-Level EBITDA to net loss for each of the periods indicated:

$ in thousands

	Six Months Ended		Year Ended		Pro Forma
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Net loss	$(22,425)	$(13,715)	$(34,223)	$(24,729)	$(23,989)	$(36,072)
Plus:
Interest expense	7,782	5,259	10,718	7,891	6,937	9,139
Income tax expense	43	30	87	61	43	87
Depreciation and amortization expense	9,570	7,232	16,019	11,819	9,570	16,019
EBITDA	(5,029)	(1,193)	(7,399)	(4,958)	(7,439)	(10,827)

Plus:
Pre-opening expenses(1)	1,632	870	4,395	3,666	1,632	4,395
Other income(2)	(5)	—	—	—	(5)	—
Impairment of property and equipment(3)	3,332	—	—	—	3,332	—
Loss on disposal of property and equipment(4)	8	60	88	211	8	88
Non-recurring charges(5)	—	—	3,848	—	—	3,848
Stock-based compensation expense(6)	—	—	—	—	2,409	3,429
Adjusted EBITDA	(62)	(263)	932	(1,081)	(62)	932

Plus:
General and administrative expense(7)	7,011	5,842	14,220	12,471	7,011	14,220
Store-Level EBITDA	$6,949	$5,579	$15,152	$11,390	$6,949	$15,152

____________

(1)      “Pre-opening expenses” shall mean all expenses incurred in preparation of an iPic location opening, to the extent not capitalized nor amortized in accordance with GAAP.

(2)      “Other income” consists of a loss incurred on the disposition of certain fixed assets.

(3)      “Impairment of property and equipment” represents an impairment charge incurred at the Scottsdale, AZ location after evaluating the ongoing value of property and equipment at this location.

(4)      “Loss on disposal of property and equipment” represents the loss incurred on the disposition of certain obsolete property and equipment.

(5)      “Non-recurring charges” represents expenses incurred in connection with a litigation matter that was settled in 2016.

(6)      “Stock-based compensation expense” is a non-cash charge in the amount of the expense associated with equity awards given to employees as part of their compensation package, taken over the vesting period of the equity awards.

(7)      When calculating Store-Level EBITDA, “general and administrative expense” is added back to Adjusted EBITDA, as corporate overhead expenses are not allocated to our locations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular.

Overview

iPic strives to be our guest’s favorite local destination for a night out on the town. Our newest locations blend three distinct areas — a polished-casual restaurant, a farm-to-glass full-service bar, and our world-class luxury theater auditoriums with in-theater dining — into a one-of-a-kind experience. Our team endeavors to deliver world class hospitality in innovative, one-of-a-kind theaters which we believe are among the finest in the world. Our chefs and mixologists create craveable food and drink offerings that are outstanding on a standalone basis, but it is the interplay between our movie-entertainment, dining and full-service bar areas that is the defining feature of a typical four-hour guest experience. We thoughtfully design the layout, ambiance, and energy-flow of each unit to maximize the crossover between these activities. With constantly changing movie content and menu offerings, each visit is different, providing our customers with a reason to visit us repeatedly. We believe that we deliver an experience that is innovative, unique and cannot be easily replicated at home or elsewhere without the hassle of having to visit multiple destinations. Our locations also act as great venues for private events, family and business functions and other corporate-sponsored events. We believe our concept is well-positioned within today’s ever-increasing experiential economy.

We believe that we pioneered the concept of polished-casual dining in a luxury theater auditorium and are one of the largest combined movie theater and restaurant entertainment destinations with locations engineered from the ground up to provide our guests with a luxurious movie-going experience at an affordable price. We currently operate 121 screens at 16 locations in 10 states, with an additional 4 locations under construction, and a pipeline of an additional 15 sites that either have a signed lease or are in lease negotiations.

Our Restaurant Brands

Our Tuck Hospitality Group operates five different and distinct restaurant brands under the leadership of 3-time James Beard Award winning chef and FoodTV personality Sherry Yard and Master Barman and Advanced Sommelier Adam Seger. Each future iPic location will consist of one of our fine polished-casual dining concepts plus an iPic Express.

City Perch Kitchen + Bar is a social seasonal American dining destination concept featuring locally-sourced ingredients. Offering a rare synergy of culinary art, decades of experience and creative vision, City Perch serves up unique yet playful dishes that enhance the bright flavors of ingredients. Selections include abundant appetizers, just-picked vegetables, generous salads and outstanding main courses from spit-roasted chickens to charbroiled steaks. The menu changes with the seasons, while specials reflect the best of the market. Breads are made from scratch daily and served warm with whipped butters. Desserts are handmade and heartwarming. Spirit enthusiasts will delight in our creative menu of handcrafted cocktails, featuring fresh, spirited takes on classic and inspired creations, expertly prepared by our Master Barman and Advanced Sommelier Adam Seger. His locally driven menu focuses on fresh produce and herbs as well as house-made syrups, bitters and infusions.

Tanzy offers artisanal Italian cuisine is focused on garden-fresh modern Italian flavors in a social environment to share with friends, family, and colleagues. Delight in inspiring flavors where the ingredients are the star in every dish artfully prepared by Tanzy’s executive chef who deftly melds contemporary techniques with classical Italian influences. The resulting flavor profiles are nuanced, modern and unique. Spirit enthusiasts will delight in our creative menu of handcrafted cocktails, featuring fresh produce and herbs as well as house-made syrups, bitters and infusions. A boutique wine list and local craft brews, perfectly complement the flavors coming out of the kitchen. Tanzy’s exquisite architectural backdrop serves as the perfect gathering place for friends, creating a unique setting for lively dining and conversation.

The Tuck Room is a spirited drinking and dining den concept. A vibrant social destination with an inviting and intimate atmosphere, The Tuck Room is hidden away, snug and comfortable and features original creations from Master Sommelier, Adam Seger, who believes in ‘drinking like you eat’, with garden-fresh ingredients, inspired by the classics with exciting modern twists. The thoughtful beverage program, complete with an array of local craft brews, a diverse wine list, and locally-inspired cocktail creations often topped-off with The Tuck Room’s signature Liquid Nitrogen service, is culled from cocktail culture’s rich history that tempts your palate with interesting flavors that layer incredibly with the culinary experience. The menu at the Tuck Room offers unique and artful takes on classic and craveable American flavors, which are meant to be enjoyed with enthusiasm and pleasure.

The Tuck Room Tavern is a neighborhood place where you can eat and drink with enthusiasm and pleasure. The Tuck Room Tavern is a lively and whimsical dining and drinking den offering craveable American cuisine meant to be enjoyed with friends and family in a jovial environment. Our Master Barman has curated a Love Letter to Los Angeles, finding inspiration from the diverse culture and unique history of Los Angeles, focusing on ingredients from the Santa Monica Farmer’s Market. Local craft brews and a diverse wine list round out the thoughtful beverage program that complements the inspired flavors from the kitchen.

iPic Express is our answer to a theater concession stand that features a chef-driven menu from our in-house and guest chefs, prepared to order for our Premium Plus customers to be carried to their seats by our Ninja servers or for our Premium-Level guests to carry into the cinema. Every month we introduce a new menu item that is designed by a celebrity Chef in collaboration with Sherry Yard. Each menu item is designed to be eaten in the dark, without the need of a fork and knife. Prepared to order by our skilled culinary team and crafted for a delicious dining-in-dark experience during the movie, you’ll enjoy creative elevated American comfort food inspired by the seasons and always satisfying to your taste buds. An assortment of signature garden-inspired cocktails, local craft brews, and a thoughtfully curated wine list take your beverage experience to the next level. We wouldn’t forget the classics — iPic Express offers an assortment of classic candies and custom treats as well as classic and gourmet popcorn flavors to satisfy your sweet, or savory, tooth.

Growth Strategies and Outlook

Our growth strategy consists of the following components:

Opening new iPic locations. This is our greatest immediate opportunity for growth. We believe that we are still in the very nascent stage of our growth story. We currently operate 121 screens at 16 locations in 10 states with an additional 4 locations under construction and a pipeline of an additional 15 sites that either have a signed lease or are in lease negotiations. We believe that we currently control less than 0.5% market share of the theater business in the United States, based on data provided by the National Association of Theatre Owners and our financial results. We believe there is tremendous whitespace opportunity to expand in both existing and new U.S. markets, as well as overseas, and we have invested in our infrastructure through new hires at our home office to enable us to continue to grow with discipline. We plan to upgrade three of our seven Generation I locations in 2018 and open at least four new domestic units per year, starting in 2019, for the foreseeable future. Based on our experience and analysis, along with research we engaged Eastern Consolidated Properties, Inc. to perform for us, we believe that over the long-term we have the potential to grow our iPic U.S. footprint to at least 200 U.S. units and to potentially explore overseas expansion as well. The rate of future growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe to reach our long-term potential. We will use a portion of the proceeds from this Offering to open new iPic locations and renovate existing iPic locations. We will continue to pursue a disciplined new store growth strategy in both new and existing markets where we can achieve consistent high store revenues and attractive store-level cash-on-cash returns.

Growing our comparable-store sales. We intend to grow our comparable-store sales by continuing to differentiate the iPic brand from other food and entertainment alternatives, through the following strategies:

•         Differentiate our food and beverage offering

•         Relentless efforts on hospitality

•         Grow usage of alternative content

•         Enhance brand awareness and drive incremental visits to our stores through innovative marketing and promotions

•         Grow our special events usage

Improving our margins. We believe we are well-positioned to increase margins and believe we have additional opportunities to reduce costs. Based on the operating leverage generated by our business model, which has been enhanced by operating initiatives implemented by management in recent years, we believe we have the potential to improve margins and deliver greater earnings from potential future increases in comparable-store sales. Under our current cost structure, we generally estimate that about 30% of any comparable-store sales growth that exceeds the cost inflation in that store would flow through to our Adjusted EBITDA. We also believe that improved labor scheduling technology will allow us to increase labor productivity in the future. We believe that our continued focus on operating margins at individual locations and the deployment of best practices across our store base is expected to yield incremental margin efficiencies.

For further information about our growth strategies and outlook, see “Business — Our Growth Strategies.”

Key Performance Indicators

We monitor and analyze many key performance measures to manage our business and evaluate financial and operating performance. These measures include:

New store openings. Our ability to expand our business and reach new customers is influenced by the opening of additional iPic locations in both new and existing markets. The success of our new iPic locations is indicative of our brand appeal and the efficacy of our site selection and operating models. During each of 2015 and 2016, we opened two new iPic locations.

Comparable-store sales. Comparable-store sales are a year-over-year comparison of sales at iPic locations open at the end of the period which have been open for at least 12 months prior to the start of such quarterly period. It is a key performance indicator used within the industry and is indicative of acceptance of our initiatives as well as local economic and consumer trends. Our comparable stores consisted of 11 and 13 stores as of the end of 2015 and 2016, respectively. From period to period, comparable-store sales are generally impacted by attendance and average spend per person. Spend per person is, in turn, composed of pricing and sales-mix changes.

Margins. Store-level margins consists of total revenues less store-level expenses that include food-and-beverage cost-of-goods sold, box-office-and-other-income costs-of-goods-sold, labor costs, occupancy expenses and other-operating expenses.

Store-level cash-on-cash returns. We target our new locations, which are approximately 40,000 square feet, to achieve Year Three store-level cash-on-cash returns in excess of 20%. Cash-on-cash returns are defined by Store-level EBITDA divided by net development costs. Net development costs are defined by gross development costs less landlord contributions. To achieve this return, we target a ratio of Year 3 store revenues to net development costs in excess of 1.00 and individual iPic Store-level EBITDA margins in excess of 15%. We do not always achieve these target figures due to factors both within and outside of our control.

Result of Operations

The following table presents our results of operations for the periods indicated. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

Selected Historical Financial and Operating Data

$ in thousands

	Six Months Ended		Year Ended
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015
Revenues
Food and beverage	$37,701	$29,115	$64,363	$53,025
Theater	30,780	25,948	57,459	45,866
Other	893	284	2,994	997
Total revenues	69,375	55,348	124,816	99,889

Operating expenses
Cost of food and beverage	10,307	7,762	17,377	14,614
Cost of theater	12,283	10,169	22,108	18,709
Operating payroll and benefits	18,906	14,488	32,141	25,918
Occupancy expenses	8,766	8,334	17,104	13,073
Other operating expenses	12,164	9,015	24,781	16,183
General and administrative expenses	7,011	5,842	14,220	12,471
Depreciation and amortization expense	9,570	7,232	16,019	11,819
Pre-opening expenses	1,632	870	4,395	3,666
Impairment of property and equipment	3,332	—	—	—
Loss on disposal of property and equipment	8	60	88	211
Operating expenses	83,979	63,773	148,234	116,665

Operating loss	(14,604)	(8,425)	(23,418)	(16,777)

Other income (expense)
Interest income (expense), net	(7,782)	(5,259)	(10,718)	(7,891)
Other income	5
Total other income (expense)	(7,777)	(5,259)	(10,718)	(7,891)

Net loss before income tax expense	(22,382)	(13,684)	(34,136)	(24,668)

Income tax expense	43	30	87	61

Net loss	$(22,425)	$(13,715)	$(34,223)	$(24,729)

The following table presents the components of our results of operations for the periods indicated as a percentage of revenue:

As a Percent of Total Revenue

	Six Months Ended				Year Ended
	June 30, 2017		June 30, 2016		December 31, 2016		December 31, 2015
Revenues
Food and beverage	54.3%		52.6%		51.6%		53.1%
Theater	44.4%		46.9%		46.0%		45.9%
Other	1.3%		0.5%		2.4%		1.0%
Total revenues	100.0%		100.0%		100.0%		100.0%

Operating expenses
Cost of food and beverage	14.9%		14.0%		13.9%		14.6%
Cost of theater	17.7%		18.4%		17.7%		18.7%
Operating payroll and benefits	27.3%		26.2%		25.8%		25.9%
Occupancy expenses	12.6%		15.1%		13.7%		13.1%
Other operating expenses	17.5%		16.3%		19.9%		16.2%
General and administrative expenses	10.1%		10.6%		11.4%		12.5%
Depreciation and amortization expense	13.8%		13.1%		12.8%		11.8%
Pre-opening expenses	2.4%		1.6%		3.5%		3.7%
Impairment of property and equipment	4.8%		0.0%		0.0%		0.0%
Loss on disposal of property and equipment	0.0%		0.1%		0.1%		0.2%
Operating expenses	121.1%		115.2%		118.8%		116.8%

Operating loss	(21.1%	)	(15.2%	)	(18.8%	)	(16.8%	)

Other income (expense)
Interest income (expense), net	(11.2%	)	(9.5%	)	(8.6%	)	(7.9%	)
Other income	0.0%		0.0%		0.0%		0.0%
Total other income (expense)	(11.2%	)	(9.5%	)	(8.6%	)	(7.9%	)

Net loss before income tax expense	(32.3%	)	(24.7%	)	(27.3%	)	(24.7%	)

Income tax expense	0.1%		0.1%		0.1%		0.1%

Net loss	(32.3%	)	(24.8%	)	(27.4%	)	(24.8%	)

Basis of Presentation

Revenue: Total revenue consists of food and beverage, theater and other revenues. Our revenue growth is primarily influenced by the number of new iPic locations and growth in comparable store revenues. Comparable store revenue growth reflects the change in year-over-year revenue for the comparable store base and is an important measure of our operating performance. Comparable-store sales growth can be generated by increases in average dollar Spend Per Person (SPP) and improvements in customer traffic.

Food and Beverage Revenue is our largest source of revenue, amounting to $64.4 million in 2016. This includes all food and beverage sales within our restaurants, theaters and bars. Food revenues refer to food and non-alcoholic beverages, and food offerings vary based on regional preferences and concepts as described in our restaurant brands section. Popular in-theater food items include our Angus Burger Trio, Parmesan Truffle Fries, and Buffalo Chicken Spring Rolls, whereas our restaurants offer heartier entrees such as Grilled Salmon, Braised Beef Short Ribs, and Brioche-crusted Crab Cakes. Beverage revenues refer to alcoholic beverages within our fully-licensed locations that offer full beverage service, including alcoholic beverages, throughout each location.

Theater Revenue is our second largest source of revenue, amounting to $57.5 million in 2016. We predominantly license first-run films from major distributors through direct negotiation. All of our theaters are equipped to offer content in 2D and 3D format. Theater revenue depends largely on timing and popularity of films released by distributors, so revenues attributed to any one particular distributor can vary significantly from year to year based on content. Theater revenue includes revenue from all sponsorship activities, advertising, rental of auditoriums for private functions, live shows, gaming events, academy screenings, corporate functions, corporate rentals and other revenue-generating showings.

Other Revenue includes membership revenue, bowling, parking and valet, and gift card breakage.

Cost of food and beverage: Food and beverage costs are driven by supplier pricing movements and product mix. We continually strive to negotiate favorable pricing, select high-quality products, and monitor and control the use of our food and beverage products optimally.

Cost of theater: Film rental fees are paid based on box office receipts and are ordinarily paid from 20 to 35 days following receipt. These fees are negotiated directly with distributors and vary from film to film. We maintain strong relationships with the top film distributors, and our film buying group has decades of experience in the industry.

Income Taxes: We have historically filed our income tax returns as a limited liability company, and have been taxed as a partnership for U.S. federal and state income tax purposes. Accordingly, each item of our income, gain, loss, deduction or credit has been ultimately reportable by our members on their individual tax returns, except in certain states and local jurisdictions where we have been subject to income taxes. As such, we have not recorded a provision for federal income taxes or for taxes in states and local jurisdictions that do not assess taxes at the entity level.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit is recorded. The Company’s tax filings are generally subject to examination for a period of three years from the filing date. Management has not identified any tax position taken that require income tax reserves to be established.

We recognize interest and penalties related to income tax matters in income tax expense. We have no amounts accrued for interest or penalties at June 30, 2017 and December 31, 2016. We do not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, we consider all available positive and negative evidence affecting specific deferred tax assets, including our past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Cumulative tax losses in recent years are the most compelling form of negative evidence considered by management in this determination. Management determined that based on all available evidence, a full valuation allowance was required for all U.S. state deferred tax assets due to losses incurred for income tax reporting purposes for the past several years.

Period-to-Period Comparisons

We have incurred net losses and negative cash flows from operations since inception and anticipate this to continue in the near term as we continue to focus our efforts on expanding our customer base and theater locations.

Six Months Ended June 30, 2017 compared to the Six Months Ended June 30, 2016

Revenues

Total revenue for the six months ended June 30, 2017 increased by $14.1 million to $69.4 million which represented a 25.3% increase in total revenue as compared to $55.3 million of revenue in the six months ended June 30, 2016. The $14.1 million increase in revenue was derived from the following sources: (i) $15.6 million from a net increase in year-over-year revenue from non-comparable stores, including Ft. Lee, NJ and Fulton Market, NY, and in other revenue; and (ii) ($1.5) million from a decrease in comparable-store sales of (3.0)%.

Cost of Food and Beverage

In the six months ended June 30, 2017, cost of food and beverage increased by $2.5 million to $10.3 million (or to 27.3% of applicable revenue) from $7.8 million (or 26.7% of applicable revenue) in the six months ended June 30, 2016. The increase in food and beverage costs as a percent of sales was due largely to inefficiencies from our non-comparable stores as well as from higher overall commodity costs.

Cost of Theater

In the six months ended June 30, 2017, cost of theater increased by $2.1 million to $12.3 million (or to 39.9% of applicable revenue) from $10.2 million (or 39.2% of applicable revenue) in the six months ended June 30, 2016. Cost of theater was higher as a percentage of sales due largely to the differing mix of films between the two periods.

Operating Payroll and Benefits

In the six months ended June 30, 2017, operating payroll and benefits increased by $4.4 million to $18.9 million (or to 27.3% of total revenue) from $14.5 million (or 26.2% of total revenue) in the six months ended June 30, 2016. The increase in operating payroll and benefits was derived from the following sources: (i) $4.7 million higher year-over-year spend associated with sales volumes from non-comparable stores in Ft. Lee, NJ; Fulton Market, NY; and Dobbs Ferry, New York; and (ii) ($0.3) million decrease in labor costs at comparable stores. The year-over-year increase in operating payroll and benefits as a percentage of sales was due mainly to inefficiencies at our non-comparable stores as well as from a decline in comparable-store sales.

Occupancy Expenses

In the six months ended June 30, 2017, occupancy expenses increased by $0.5 million to $8.8 million (or to 12.6% of revenue) from $8.3 million (or 15.1% of revenue) in the six months ended June 30, 2016. The increase in occupancy expenses was derived from the following sources: (i) $0.4 million in occupancy expenses associated with our non-comparable stores in Ft. Lee, NJ; Fulton Market, NY and Dobbs Ferry, New York; and (ii) $0.1 million increase in occupancy expenses at comparable stores. The decrease in occupancy expenses as percentage of sales was due to lower occupancy expenses at our non-comparable stores that was partially offset by a decline in comparable-store sales.

Other Operating Expenses

In the six months ended June 30, 2017, other operating expenses increased by $3.2 million to $12.2 million (or to 17.5% of revenue) from $9.0 million (or 16.3% of revenue) in the six months ended June 30, 2016. The increase in other operating expenses was derived from the following sources: (i) $3.3 million in other operating expenses associated with our non-comparable stores opened in Ft. Lee, NJ; Fulton Market, NY and Dobbs Ferry, New York;

and (ii) ($0.1) million decrease in other operating expenses at comparable stores. The year-over-year increase in other operating expenses as a percentage of sales was largely due to inefficiencies at our non-comparable store base as well as from a decline in comparable-store sales.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel, facilities and professional expenses for the various departments of our corporate headquarters. In the six months ended June 30, 2017, general and administrative expenses increased by $1.2 million to $7.0 million (or 10.1% to total revenues) from $5.8 million (or 10.6% of total revenue) in the six months ended June 30, 2016. The majority of the increase in general and administrative expenses was associated with additional staffing and overhead expenses relating to our newest locations in Ft. Lee, NJ; Fulton Market, NY; and Dobbs Ferry, NY, which was more than offset by leverage associated with the added sales from these new locations.

Depreciation and Amortization Expense

Depreciation and amortization expense includes the depreciation of fixed assets and the amortization of trademarks with finite lives. In the six months ended June 30, 2017, depreciation and amortization expense increased by $2.4 million to $9.6 million from $7.2 million in the six months ended June 30, 2016. The majority of this increase was due to the depreciation from new stores and maintenance capital expenditures.

Pre-Opening Expenses

Pre-opening expenses include costs associated with the opening and organizing of new stores, including pre-opening rent, staff training and recruiting, and travel costs for employees engaged in such pre-opening activities. In the six months ended June 30, 2017, pre-opening expenses increased by $0.7 million to $1.6 million from $0.9 million in the six months ended June 30, 2016. This was due to a new store opening in the six months ended June 30, 2017.

Loss on Impairment and Disposal of Property and Equipment

In the six months ended June 30, 2017, loss on impairment and disposal of property and equipment increased by $3.28 million to $3.34 million from $0.06 million in the six months ended June 30, 2017. This was due to a $3.3 million impairment charge taken at our Scottsdale, AZ location. After evaluating the ongoing value of this location, we determined that $4.97 million of assets were no longer recoverable, and as such impaired and wrote them down to their estimated fair value of $1.64 million.

Interest Expense

Interest expense includes the cost of our debt obligations including the amortization of loan fees and any interest income earned. In the six months ended June 30, 2017, interest expense increased by $2.5 million to $7.8 million from $5.3 million in the six months ended June 30, 2016. The increase in interest expense was a result of higher debt levels associated with the full-period financing charges associated with our new store openings in Ft. Lee, NJ; Fulton Market, NY; and Dobbs Ferry, New York locations.

Income Tax Expense

In the six months ended June 30, 2017, income tax expense increased by $0.01 million to $0.04 million from $0.03 million in the six months ended June 30, 2016. Our effective tax rate differs from the statutory rate due to changes in the tax valuation allowance, the deduction for FICA tip credits, state income taxes and the impact of certain expenses which are not deductible for income tax purposes.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Revenue

Total revenue for the year ended December 31, 2016 increased by $24.9 million to $124.8 million which represented a 25.0% increase in total revenue as compared to $99.9 million of revenue in the year ended December 31, 2015. The increase in year-over-year revenue was derived from the following sources: (1) $31.2 million from a net increase in year-over-year revenue from non-comparable stores sales, including Houston, TX; Miami, FL; Ft. Lee, NJ; and Fulton

Market, NY, and in other revenues; and (2) ($6.2) million from a decline in comparable-store sales of (6.5%) (as compared to our 2015 comparable-store growth of 8.6%). We attribute some portion of our negative comparable-store sales performance to the impact from a material increase in the percentage of the industry’s 2016 total box-office receipts that stemmed from children’s or animated films that do not generally appeal to our more adult clientele. For 2016, industry reports noted that approximately 50% of industry sales from 2016’s Top-15 grossing films were from children’s or animated films (as opposed to 18% of industry sales from 2015’s Top-15 grossing films coming from children’s or animated films).

Cost of Food and Beverage

In the year ended December 31, 2016, cost of food and beverage increased by $2.8 million to $17.4 million (or to 27.0% of applicable revenue) from $14.6 million (or 27.6% of applicable revenue) in the year ended December 31, 2015. Our food-and-beverage costs as a percentage of applicable revenue improved due to the impact of buying efficiencies and lower overall commodity costs.

Cost of Theater

In the year ended December 31, 2016, cost of theater increased by $3.4 million to $22.1 million (or to 38.5% of applicable revenue) from $18.7 million (or 40.8% of applicable revenue) in the year ended December 31, 2015. As a percentage of applicable revenue, our improvement in cost of theater in 2016 was due to the differing mix of films between the two periods.

Operating Payroll and Benefits

In the year ended December 31, 2016, operating payroll and benefits increased by $6.2 million to $32.1 million (or 25.8% of total revenue) from $25.9 million (or 25.9% of total revenue) in the year ended December 31, 2015. The increase in operating payroll and benefits was derived from the following sources: (i) $7.6 million higher year-over-year spending associated with sales volumes from non-comparable stores; and (2) ($1.4) million decrease in labor costs at comparable-stores. The year-over-year decrease in operating payroll and benefits as a percentage of sales was due mainly to strong efficiencies at our new-location openings largely offset by a decline in comparable-store sales.

Occupancy Expenses

In the year ended December 31, 2016, occupancy expenses increased by $4.0 million to $17.1 million (or to 13.7% of revenue) from $13.1 million (or 13.1% of revenue) in the year ended December 31, 2015. The increase in occupancy expenses was derived from the following sources: (i) $3.7 million in occupancy expenses associated with our non-comparable stores; and (ii) $0.3 million increase in occupancy expenses at comparable-stores. As a percentage of sales, the increase in occupancy expenses in 2016 was due to lower occupancy expenses at our non-comparable stores largely offset by a decline in comparable-store sales.

Other Operating Expenses

In the year ended December 31, 2016, other operating expenses increased by $8.6 million to $24.8 million (or to 19.9% of revenue) from $16.2 million (or 16.2% of revenue) in the year ended December 31, 2015. The increase in other operating expenses was derived from the following sources: (i) $5.3 million in other operating expenses associated with our non-comparable stores; (ii) ($0.5) million decrease in other operating expenses at comparable stores; and (iii) $3.8 million increase in litigation costs. As a percentage of sales, the year-over-year increase in overall other operating expenses was largely due to increased operating expenses associated with our non-comparable stores and increased litigation costs.

General and Administrative Expenses

In the year ended December 31, 2016, general and administrative expenses increased by $1.7 million to $14.2 million (or 11.4% of total revenues) versus $12.5 million (or 12.5% of total revenue) in the year ended December 31, 2015. The majority of the dollar increase in general and administrative expenses was associated with additional staffing and overhead expenses relating to our non-comparable stores in Houston, Texas; Miami, Florida; Ft. Lee, NJ; and Fulton Market, NY.

Depreciation and Amortization Expense

In the year ended December 31, 2016, depreciation and amortization expense increased by $4.2 million to $16.0 million from $11.8 million in the year ended December 31, 2015. This increase was due to increases in depreciation from new store openings and maintenance capital expenditures.

Pre-Opening Expenses

In the year ended December 31, 2016, pre-opening expenses increased by $0.7 million to $4.4 million from $3.7 million in the year ended December 31, 2015. This increase was due to higher expenditures on our two new 2016 store openings in Ft. Lee, NJ and Fulton Market, NY compared to our two new 2015 store openings in Houston, TX and Miami, FL.

Loss on Impairment and Disposal of Property and Equipment

In the year ended December 31, 2016, disposal of property and equipment decreased by $0.12 million to $0.09 million from $0.21 million in the year ended December 31, 2015.

Interest Expense

In the year ended December 31, 2016, interest expense increased by $2.8 million to $10.7 million from $7.9 million in the year ended December 31, 2015 due to higher debt levels associated with the full-year financing charges associated with our new stores openings in Houston, TX and Miami, FL, as well as partial-year funding of our new locations at Ft. Lee, NJ and Fulton Market, NY.

Income Tax Expense

In the year ended December 31, 2016, income tax expense increased by $0.03 million to $0.09 million from $0.06 million in the year ended December 31, 2015. Our effective tax rate differs from the statutory rate due to changes in the tax valuation allowance, the deduction for FICA tip credits, state income taxes and the impact of certain expenses which are not deductible for income tax purposes.

Liquidity and Capital Resources

Based upon our working capital deficiency and members’ deficiency of $11.3 million and $106.6 million, respectively, as of June 30, 2017, we require additional equity and/or debt financing to continue our operations. These conditions raise substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

Based upon our working capital deficiency, outstanding debt and forecasted continued operating losses, and without giving effect to this Offering, we expect that the cash we currently have available will fund our operations only through March 31, 2018. Thereafter, we will need to raise further capital, through the sale of additional equity or debt securities, to support our future operations and to repay our debt (unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes). Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize and market our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

We may be unable to raise sufficient additional capital when we need it or raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Except as described in the following paragraph, we currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore iPic Entertainment does not currently expect to pay any cash dividends on its Class A Common Stock. Any future determination to pay dividends to holders of Class A Common Stock will be at the discretion of iPic Entertainment’s board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in iPic-Gold Class’s debt agreements and other factors that iPic Entertainment’s board of directors deems relevant.

Holdings is required to make tax distributions to its members under certain circumstances provided in the Holdings LLC Agreement. Any such tax distributions are required to be made pro rata in accordance with the members’ percentage interests in Holdings and, accordingly, it is possible that iPic Entertainment will receive tax distributions in excess of the amount required for iPic Entertainment to pay its applicable tax liabilities. In such case, iPic Entertainment may pay dividends out of all or a portion of such excess cash. However, there can be no assurance as to the timing or amount of any tax distributions from Holdings or whether such tax distributions will be in excess of iPic Entertainment’s applicable tax liabilities, and iPic Entertainment is not required to pay dividends out of any such excess cash. See “Dividend Policy.”

Holders of Class B Common Stock will have the same voting rights as holders of Class A Common Stock but holders of Class B Common Stock will not be entitled to receive any distributions from or participate in any dividends declared by iPic’s board of directors.

If we sell all Shares offered in this Offering, we believe that the net proceeds of this Offering, together with our current resources, will allow us to fund our operations for at least the next 12 months. In the event we do not sell all of the Shares offered in this Offering, we may seek additional financing from other sources in order to fund our operations. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when desired or needed and, if available, on terms acceptable to us.

In connection with the Transactions, certain existing notes, along with accrued but unpaid interest thereon, will be contributed to capital by the current members of iPic-Gold Class, following which the existing notes will be extinguished. See “Description of Indebtedness — Notes Payable to Related Parties.”

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We enter into long-term obligations and commitments in the normal course of business, primarily long-term debt obligations and operating lease obligations. Without giving effect to this Offering or the Transactions, we believe that all notes payable to related parties as described in Note 5 of the consolidated financial statements as of June 30, 2017 will only be paid once the long-term debt to RSA has been paid.

As of December 31, 2016, without giving effect to this offering or the use of proceeds therefrom, our contractual cash obligations over the next several periods were as follows (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Long-Term Debt Obligations	$175,400,997	$—	$—	$127,712,556	$47,688,441
Operating Lease Obligations	361,262,280	15,851,234	62,030,079	68,366,113	215,014,854

The long-term debt obligations are described further in “Description of Indebtedness — Long-Term Debt — Non-Revolving Credit Facility.”

We utilize operating lease arrangements for all our iPic theaters. We believe that our operating lease arrangements continue to provide the appropriate leverage for our capital structure in a financially efficient manner. Because we lease all of the properties related to our iPic theaters, as well as our home office, we do not have any debt that is secured by real property.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Summary of Cash Flows

Our primary sources of liquidity and capital resources have been cash provided from operating activities, cash on hand, contributions from members and the Non-Revolving Credit Facility. Aside from capital expenditures, our primary requirements for liquidity are for lease obligations, working capital and general corporate needs. Guests pay for their food and beverage purchases in cash or on debit or credit cards at the time of the sale and we are able to sell many of our inventory items before payment is due to the supplier of such items.

The following table and discussion presents, for the periods indicated, a summary of our key cash flows from operating, investing and financing activities.

$ in thousands

	Six Months Ended		Year Ended
	June 30, 2017	June 30, 2016	December 31, 2016	December 31, 2015
Net Cash Flows Provided by (Used in) Operating Activities	$(13,333)	$8,799	$6,519	$1,141
Net Cash Flows Used in Investing Activities	(11,645)	(31,146)	(57,899)	(33,686)
Net Cash Provided by Financing Activities	24,220	18,279	47,851	32,565
Net Increase/(Decrease) in Cash	(758)	(4,069)	(3,528)	20
Cash at Beginning of Period	4,653	8,182	8,182	8,162
Cash at End of Period	3,895	4,113	4,653	8,182

Operating Activities

We experienced cash flow from operating activities for the six months ended June 30, 2017 and for the six months ended June 30, 2016 of $(13.3) million and $8.8 million, respectively. The decrease in cash flows from operating activities for the 2017 period as compared to the 2016 period was caused by larger net losses and changes in deferred rent liability.

We experienced positive cash flows from operating activities for the year ended December 31, 2016 and the year ended December 31, 2015 in the amounts of $6.5 million and $1.1 million, respectively. The increase in cash flows from operating activities for the year ended 2016 period as compared to the year ended 2015 period was caused by changes in deferred rent liability related to tenant improvement allowances received for the Fulton Market iPic location, which was partially offset by increased net losses.

Investing Activities

During the six months ended June 30, 2017, net cash in the amount of $11.6 million was used in investing activities, while during the six months ended June 30, 2016, net cash used in investing activities was $31.1 million, primarily due to the construction of new sites.

During the year ended December 31, 2016, cash in the amount of $57.9 million was used in investing activities due primarily in the construction of new locations. During the year ended December 31, 2015, cash used in investing activities was $33.7 million, also due primarily in the construction of new locations.

Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2017 and the six months ended June 30, 2016 was $24.2 million and $18.3 million, respectively. During the six months ended June 30, 2017, $12.0 million of financing was provided by an equity raise while $12.2 million was provided by debt financing. During the six months ended June 30, 2016, all the financing activity was a result of net debt additions.

Net cash provided by financing activities during the year ended December 31, 2016 was $47.9 million composed entirely from increase in net debt. During the year ended December 31, 2015, net cash provided by financing activities was $32.6 million, composed of $13.8 million from member contributions and $18.8 million from an increase in net debt.

Post-Offering Taxation and Expenses

After consummation of this Offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Holdings and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, which we expect to be significant. We intend to cause Holdings and intend for Holdings to cause iPic-Gold Class to make distributions and payments to us in an amount sufficient to allow us to pay our tax obligations and operating expenses.

In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees, and similar expenses. In addition, we will incur stock-based compensation expense in the future even though we did not incur such expenses in historical periods. See “— Critical Accounting Policies — Stock-Based Compensation” below.

Critical Accounting Policies

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting years. These estimates include assessing the collectability of accounts receivable, breakage on gift cards and the useful life and impairment of long-lived assets. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Long-Lived Assets

We depreciate and amortize the components of our property and equipment on a straight-line basis over the estimated useful lives of the assets. The estimates of the assets’ useful lives require our judgment and our knowledge of the assets being depreciated and amortized. When necessary, the assets’ useful lives are revised and the impact on depreciation and amortization is recognized on a prospective basis. Actual economic lives may differ materially from these estimates. In addition, we review long-lived assets for possible impairment using a three-step approach. Under the first step, management determines whether an indicator of impairment is present (a “Triggering Event”). If a Triggering Event has occurred, the second step is to test for recoverability based on a comparison of the asset’s carrying amount with the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the future undiscounted cash flows is less than the carrying amount of the asset, the third step is to recognize an impairment loss for the excess of the asset’s carrying amount over its fair value. There are a number of estimates and significant judgments that are made by management in performing these impairment evaluations. Such judgments and estimates include estimates of future revenues, cash flows, capital expenditures, and the cost of capital, among others. We believe we have used reasonable and appropriate business judgments. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy. These estimates determine whether impairments have been incurred, and quantify the amount of any related impairment charge. Given the nature of our business and our recent history, future impairments are possible and they may be material, based upon business conditions that are constantly changing and the competitive business environment in which we operate.

Gift Card Income

As noted in our significant accounting policies for revenue, revenues from gift cards are recognized when gift cards are redeemed. In addition, we recognize “breakage” on unredeemed gift cards based upon historical redemption patterns and the time that has transpired since the card was last used. Prior to 2016, we did not believe we had sufficient historical evidence to record breakage over time and recognized breakage two years after issuance if there had been no activity on the gift card. In 2016, we changed our estimate because we believed that we had sufficient historical information about the redemption patterns and currently recognize breakage proportionally to the percentage of redemptions that historically occur in each year after a gift card is sold.

Income Taxes

Holdings is currently, and will be through the consummation of this Offering, treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, taxable income or loss is passed through to and included in the taxable income of its members, including us. Accordingly, the consolidated financial statements included in this Offering Circular do not include a provision for federal income taxes. Holdings is liable for various other state and local taxes. After the consummation of this Offering, pursuant to the Holdings LLC Agreement, Holdings will generally make tax distributions to holders of LLC Interests in an amount sufficient to fund all or part of their tax obligations with respect to the taxable income of Holdings that is allocated to them. See “The Transactions — iPic-Gold Class LLC Agreement — Distributions.”

After consummation of this Offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Holdings and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, which could be significant. We intend to cause Holdings and intend for Holdings to cause iPic-Gold Class to make distributions and payments to us in an amount sufficient to allow us to pay our tax obligations and operating expenses. See “The Transactions — iPic-Gold Class LLC Agreement.”

We account for income taxes under Accounting Standards Codification 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in our consolidated financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on our financial condition, results of operations or cash flows.

Stock-Based Compensation

We account for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The compensation expense for restricted stock units awarded is based on the fair value of the restricted stock units at the date of grant. Compensation expense is recorded in the consolidated statements of comprehensive income (loss) and is recognized over the requisite service period. The determination of obligations and compensation expense requires the use of several mathematical and judgmental factors, including stock price, expected volatility, the anticipated life of the option, the estimated risk-free rate and the number of shares expected to vest.

We have not yet incurred any stock-based compensation charges, but expect that we will begin to incur such charges, which may be significant, following the completion of our IPO.

Recent Accounting Pronouncements

As an emerging growth company, the Company has elected the option to defer the effective date for adoption of new or revised accounting guidance. This option allows the Company to adopt new guidance on the effective date for entities that are not public business entities.

See New Accounting Pronouncements in Note 1 to the audited consolidated financial statements starting on page F-12.

BUSINESS

Overview

iPic strives to be our guest’s favorite local destination for a night out on the town. Our newest locations blend three distinct areas — a polished-casual restaurant, a farm-to-glass full-service bar, and our world-class luxury theater auditoriums with in-theater dining — into a one-of-a-kind experience. Our team endeavors to deliver world class hospitality in innovative, one-of-a-kind theaters which we believe are among the finest in the world. Our chefs and mixologists create craveable food and drink offerings that are outstanding on a standalone basis, but it is the interplay between our movie-entertainment, dining and full-service bar areas that is the defining feature of a typical four-hour guest experience. We thoughtfully design the layout, ambiance, and energy-flow of each unit to maximize the crossover between these activities. With constantly changing movie content and menu offerings, each visit is different, providing our customers with a reason to visit us repeatedly. We believe that we deliver an experience that is innovative, unique and cannot be easily replicated at home or elsewhere without the hassle of having to visit multiple destinations. Our locations also act as great venues for private events, family and business functions and other corporate-sponsored events. We believe our concept is well-positioned within today’s ever-increasing experiential economy.

We believe that we pioneered the concept of polished-casual dining in a luxury theater auditorium and are one of the largest combined movie theater and restaurant entertainment destinations with locations engineered from the ground up to provide our guests with a luxurious movie-going experience at an affordable price. We currently operate 121 screens at 16 locations in 10 states with additional 4 locations under construction, and a pipeline of additional 15 sites that either have a signed lease or are in lease negotiations.

We have three different formats of our iPic locations.

Our Generation I locations: Our initial seven locations are designated as our First-Generation format (Glendale, WI; Redmond, WA; Pasadena, CA; South Barrington, IL; Bolingbrook, IL; Austin, TX; and Fairview, TX). These units were built between 2007 and 2010, and generally do not have a separate restaurant attached. These initial sites tested and validated the business-model for Premium-Plus seating and service, and, over time, began to showcase the synergistic opportunity of having a complementary restaurant and dining experience within the facility. In 2017, our Generation I locations averaged approximately $5.8 million of revenues, or $814,000 per screen.

Our Generation II locations: We have designated the next five iPic units as our Second-Generation format (Scottsdale, AZ; Boca Raton, FL; Bethesda, MD; Westwood, CA; and Miami, FL). Built in 2011 to 2014, these units feature a Tuck Hospitality Group signature restaurant (City Perch, Tanzy, or Tuck Room Tavern). Among other things, these units further expanded the quality and quantity of our Premium-Plus auditorium sections (which generally sell-out first, indicating growing consumer preference for added luxury and service), upgraded the in-theater dining experience with our redesigned iPic Express offerings, and launched the iPic Life program, which is a 20-minute on screen lifestyle program. In 2017, our Generation II locations averaged approximately $10.3 million of revenues, or $1,351,000 per screen.

Our Generation III locations: The latest four iPic openings are representative of our Third-Generation format (Houston, TX; Ft. Lee, NJ; Fulton Market, NY; and Dobbs Ferry, NY) and represent our go-forward development design for the foreseeable future. These units include our perfected auditorium layout (six to eight screens; 500 seats; elevated ratio of Premium-Plus seating) and introduced our patent-pending POD seating and Chaise Lounges. In 2017, our Generation III locations (Houston, TX; Ft. Lee, NJ; and Fulton Market, NY) averaged approximately $13.4  million of revenues, or $1,658,000 per screen.

Our Strengths

iPic competes in what we believe to be the most profitable dining occasion: destination dining. We believe that the most economic value within the U.S. restaurant industry is created from concepts that have comparatively high sales-mixes of dinner (vs. lunch), dine-in (vs. takeout) and female guests. iPic scores high on these metrics as our sales mix skews more toward dinner, dine-in, and female guests. We believe that return-on-capital is limited for lunch-centric brands given low barriers to entry and low consumer switching costs as evidenced by the high degree of franchise mixes for large-scale U.S. quick-service-restaurant operators. Additionally, we believe that the take-home dinner business presents significant risk of intrusion from digital-centric delivery players within grocery (e.g. Blue Apron; Amazon/Whole Foods) and restaurants (UberEats; DoorDash) that compete for a dining occasion that is consumed within one’s own home, which could further limit the value that the consumer places on the delivery or take-out brands.

iPic’s business model is similar to other disruptive concepts. We believe that within the destination dinner experience, there is growing evidence of strong performance being achieved by a handful of national brands that combine high-end restaurants with some form of entertainment, such as Dave and Busters, and Top Golf, that may indicate there is growing demand for affordable, luxurious, extended dinner-and-entertainment venues. Within this restaurant-and-entertainment segment, we believe iPic’s source of entertainment, showing content on a screen within an ultra-premium auditorium, provides our brand with a unique opportunity for long-term consumer relevancy as our content is refreshed continuously over time to match evolving consumer tastes — including the growing opportunity for alternative content such as eGaming, events, and corporate seminars. Additionally, our affluent customer base enables us to drive substantial ancillary revenue from sponsorship income and membership fees, which make up a substantial and growing portion of our revenues. Lastly, we believe that it could prove difficult for most existing stand-alone restaurants to gain access to our motion picture content; and for most existing theater operations to add iPic’s level of culinary expertise and hospitality culture.

Our Food: iPic’s culinary expertise. We deliver a unique food and beverage experience. Our team, led by chef Sherry Yard, designs and delivers an innovative and continuous new stream of menu items to delight our customers. As a Food Network personality herself, Sherry Yard along with a monthly celebrity chef are put on screen to show our guests how they cook the latest menu creation. This allows our customers to experience the food of a different highly acclaimed chef each time they visit iPic. We bring the celebrity chefs to our customers, without our customers having to inconveniently travel to experience their creations.

Our Service: iPic’s empowered hospitality culture. We believe that the culture of our team is an important factor in our success. We train and empower our team to provide our guests with world-class customer service throughout our facility. However, we also recognize that within today’s highly-connected digital economy some of our guests, depending on the occasion, may view the best possible customer experience on a given day to be one that is digitally seamless with only a minimum amount of direct interaction with our team members (such as an Uber or Amazon transaction). As such, we have invested heavily in industry-leading digital technology that could, at our guest’s choosing, create a near frictionless theater experience by using our iPic App to, among other things: purchase and choose their seating ahead of time, open a check anywhere in our facility (like at our bar) and have it move with you throughout your stay, including ordering additional items (like at your theater seats); and when a guest’s stay is over, our App technology will close-out the check automatically (with a prompted or pre-set tip amount, depending on the setting). We have coined our service-model ethos “empowered hospitality” that strives to give our customers the power to choose their desired level of service on each particular visit.

Our Facilities: iPic’s world-class environment and ambiance. We have a history of designing architecturally unique and relevant entertainment destinations that successfully compete with not only other forms of out-of-home entertainment but also with the comfort and convenience of home entertainment options. Our patent pending seating Pods enable our guests to watch a movie in an intimate setting within a shared environment. Our patented Chaise lounges have transformed a historically less-desirable seating area to a highly sought-after section of the auditorium. Our pillows and blankets at each Premium Plus seat along with our non-disruptive table-top service turns movie watching at iPic into an affordable luxury experience available to the general population.

Our Brand: iPic’s differentiated lifestyle brand with broad adult guest appeal. We believe that the multi-faceted guest experience of dining, drinking and watching a movie in a comfortable and luxurious setting, supported by ever changing Hollywood movies and other non-traditional content (such as concerts and eGaming) and combined with our marketing campaigns have helped create a differentiated brand that is widely recognized and has no national direct competitor on the premium end of the market. Our brand’s connection with its guests is best evidenced by our guest loyalty program with over 1.8 million members. This membership program has increased approximately 100% over the last three years. Our guest research shows that our brand skews towards females (60%) that are primarily between the ages of 21 and 54, with only 3% of our guests under the age of 21. Based on guest surveys, the median household income of our frequent members is approximately $119,000, which we believe represents an attractive demographic.

Our multi-faceted guest experience is an affordable luxury that offers excellent value. The average spend of approximately $44 per guest for dinner-and-a-movie at an iPic is a fraction of the cost of other luxury experiences, such as a theatrical play or live sporting event. We believe that our combination of movie-theater entertainment, polished casual-dining and full-service beverage offerings, delivered in a one-of-a-kind curated environment with a local-club atmosphere is an aspirational experience to most Americans. Our multi-faceted guest experience cannot be replicated at home or elsewhere without having to visit multiple destinations. We believe that the cost of visiting an iPic offers an attractive value proposition for our guests relative to pursuing separate dining and entertainment options.

Attractive store economic model with diversified cash flows and strong cash-on-cash returns. We have multiple drivers of traffic with desirable demographics that differentiate us from other food and entertainment concepts. New movies drive traffic to our theaters and restaurants while our ever-changing cast of celebrity chef-inspired creations also help drive incremental traffic. This ability to drive traffic gives us a structural advantage in our store economic model compared with traditional restaurant concepts and provides us with leverage to negotiate favorable economic deals for rent and tenant improvement allowances. In addition to traditional food and beverage revenue, we add additional revenue from our theater operations and, importantly, from non-traditional ancillary revenue such as sponsorships and membership fees. Approximately 52% of our total revenues for 2016 were derived from food-and-beverage, and 46% were derived from theater operations.

Our store economic model has led to a 24% compound annual growth rate in attendance since 2011, along with generally increasing revenues per screen and spend per visit over the same period.

History of successful product innovation and marketing initiatives. Our self-developed app enables our guests to purchase their tickets, select their seat, and order food and beverage from their mobile phones. Our fully-automated in-store tracking system signals the kitchen upon our guest’s arrival which eliminates the need for placing an order in person with a server. There is also no need for a presentation of the check at the end of the movies as our guests, who choose to do so, may simply stand up and leave as our app can seamlessly handle checkout. We have transformed the ordering and payment of food and beverage in our theaters to an Uber-like experience. We can target and implement marketing programs for our members based on their likes and dislikes, which we believe has increased their frequency of movie-going significantly. Our marketing team has developed a robust membership and rewards program that enables instant redemption of rewards points, which improves guest loyalty. In fact, based on information we collect from our guests, 85% of our guests recommend iPic as their destination of choice for a night out to their friends and our aggregated positive consumer sentiment is 81%. Our Access point rewards program provides members with special ticket pricing, priority access on all ticket purchases, advance screening events, complementary seating upgrades, and more. We have three membership tiers:

•         Access Silver Membership (Free):

•         Provides access to members-only ticket pricing all week long

•         Access Gold Membership ($29/year):

•         Receive a free premium movie ticket at sign-up

•         Start earning 1 access point on every dollar spent; redeemable at both theaters & restaurants

•         Priority access to ticket purchases for select new film releases

•         Special member-priced weekday block ticket packages

•         Invitations to exclusive iPic events

•         Access Platinum Membership ($29/year + 2,000 access points earned each year)

•         Exclusive Platinum status level awarded after earning 2,000 access points

•         Start earning 1.5 access points on every dollar spent to redeem at both theaters & restaurants

•         Two free weekday upgrades to premium plus seating

•         Premium movie ticket birthday gift

Our membership program has been steadily growing since 2012.

Management team with proven track record. We are led by a strong management team with extensive experience with national brands in all aspects of casual dining and entertainment operations. Our founder and Chief Executive Officer, Hamid Hashemi, has been in the theatrical entertainment business for over 30 years. Several other executive officers have decades of experience in the theatrical entertainment and food service industries.

Strong commitment to our team, to our community, and to our guests. We recruit and develop team members that possess a high degree of empathy and who are genuinely warm, friendly, motivated, caring, self-aware and intellectually curious. Our team members strive to make every visit a memorable experience for our guests. iPic is a hospitality company with a focus on delivering an out-of-home entertainment experience perceived to be available only to the affluent, but is within reach to all segments of the population at an affordable price. While iPic’s face-value ticket prices are generally higher than other movie-theater options, we believe that the additional amenities included in our offering makes the value proposition substantially greater than other venues. For instance, unlike other movie-theaters, for all iPic seating sections, we do not charge a fee for booking tickets online and we never charge extra for 3D or any other premium-format film. Meanwhile, guests seated in Premium Plus seats are offered unlimited free popcorn, signature iPic pillows and blankets, and dining service to the seats. Our ticket prices for our iPic Premium seats are comparable to the best theaters in their respective market and our guests can enjoy the same menu of food and drinks by visiting the iPic Express and Bar located on the same level as the auditoriums.

Our Growth Strategies

Opening new iPic locations. This is our greatest immediate opportunity for growth. We believe that we are still in the very nascent stage of our growth story. We currently operate 121 screens at 16 company-operated units in 10 states, and control less than 0.5% market share of the theater business in the United States, based on data provided by the National Association of Theatre Owners and our financial results. We believe there is tremendous whitespace opportunity to expand in both existing and new U.S. markets, as well as overseas, and we have invested in our infrastructure through new hires at our home office to enable us to continue to grow with discipline. We plan to open four new domestic units per year starting in 2019, and for the foreseeable future. Based on our experience and analysis, along with research we engaged Eastern Consolidated Properties, Inc. to perform for us, we believe that over the long-term we have the potential to grow our iPic U.S. footprint to at least 200 U.S. units and to potentially explore overseas expansion as well. The rate of future growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe to reach our long-term potential. We believe we have a versatile real estate model built for growth. We have adopted a disciplined expansion strategy designed to leverage the strength of our business model and our significant brand awareness to successfully develop new iPic locations in an array of markets that are primed for growth. We will use a portion of the proceeds from this Offering to open new iPic locations and renovate existing iPic locations. See “Use of Proceeds.”

We will continue to pursue a disciplined new store growth strategy in both new and existing markets where we can achieve consistent high store revenues and attractive store-level cash-on-cash returns. We have built our pipeline by instituting a systematic site-selection process based on consumer research and analysis of transactional data designed to optimize store location, size and design. Our site selection process and flexible store design enable us to customize each store to maximize return on capital given the characteristics of the market and location.

Growing our comparable-store sales. We intend to grow our comparable-store sales by continuing to differentiate the iPic brand from other food and entertainment alternatives, through the following strategies:

Differentiate our food and beverage offering. We frequently test new menu items and seek to improve our food offering to offer up-to-date culinary options and to best align with our customers’ evolving preferences and increasing sense of experimentation with new tastes.

Relentless efforts on hospitality. We strive to provide an engaging and differentiated guest experience that includes standards of excellence in hospitality. We believe there are opportunities to increase our sales and average check through continuous improvement of the server experience, including the dual-track effort of introducing new do-it-yourself technology, such as our order-and-pay App and of boosting speed and accuracy of our ninja service model to include a new tablet ordering system.

Grow usage of alternative content. While Hollywood studios will remain our primary content providers for the foreseeable future, we are nevertheless focused on providing our customers with new and creative alternative content, including: Live shows (including magic acts), Netflix programming, eSporting events (such as MindCraft gaming), concerts, educational and personal events, as well as corporate conferences and seminars.

Enhance brand awareness and drive incremental visits to our locations through innovative marketing and promotions. We plan to continue to invest a significant portion of our marketing spend in social-media advertising. We have recently launched customized local store marketing programs to increase new visits and repeat visits to individual locations. Our guest loyalty program currently has approximately 1.8 million members, and we are aggressively improving our search engine and social marketing efforts. Our loyalty program and digital efforts allow us to communicate promotional offers directly to our most passionate brand fans. We also leverage our investments in technology across our marketing platform, including in-store marketing initiatives to drive incremental sales throughout the iPic location.

Grow our special events usage. We plan to continue to leverage and add resources to our special events sales effort to grow our corporate and personal event business. In addition to driving revenue, we believe our special events business is an important sampling opportunity for these guests because many are experiencing iPic for the first time.

Since 2011, our revenues have been growing at a compound annual growth rate of 27%.

Improving our margins. We believe we are well-positioned to increase margins and believe we have additional opportunities to reduce costs. Based on the operating leverage generated by our business model, which has been enhanced by operating initiatives implemented by management in recent years, we have the potential to improve margins and deliver greater earnings from potential future increases in comparable-store sales. Under our current cost structure, we generally estimate that about 30% of any comparable-store sales growth that exceeds the cost inflation in that store would flow through to our Adjusted EBITDA. We also believe that improved labor scheduling technology will allow us to further increase labor productivity in the future. We believe that our continued focus on operating margins at individual locations and the deployment of best practices across our store base is expected to yield incremental margin improvements.

Site Selection

iPic is focused on clustered growth in predominantly the top 50 metropolitan statistical areas including the densest urban areas as well as high population/high growth affluent suburban markets. Potential locations are sourced both internally through target market searches and relationships with hundreds of developers, and externally through our network of top retail brokers in each target region. In order to optimize new location productivity, we systematically screen potential sites based on the size and quality of the local population. We utilize multiple data platforms that provide sophisticated demographic analyses allowing us to evaluate not only population and income, but also spending patterns and psychographics of the markets surrounding each potential location.

Marketing, Advertising and Promotion

Our corporate marketing department manages all consumer outreach initiatives for iPic with the goal of driving sales through expanding our customer reach (guest base) and frequency. Our key areas of focus include:

•         Marketing and Advertising: Public-relations, media, social media, promotions, in-store merchandising, pricing, and digital programs;

•         Food and Beverage: Continuous menu and product development and relentless focus on in-store execution; and

•         Guest insights: Ongoing research into brand health and guest tracking.

We have improved marketing effectiveness in 2017 through a number of initiatives designed to improve our local marketing plans, in-store promotions, digital loyalty programs and digital interfaces with consumers that included:

•         Performed research to better understand our guest base and fine-tune the brand positioning;

•         Refined our marketing strategy to better reach our target audience of 21-54 year-olds;

•         Created a new advertising campaign;

•         Launched a new website and app;

•         Invested in menu research and development to differentiate our food offerings from our competition and improve execution;

•         Developed product/promotional strategies to attract new guests and increase spending/length of stay;

•         Leveraged our loyalty database to engage and motivate guests, including a newly formatted Membership Program;

•         Invested more in digital social media to create stronger relationships with consumers; and

•         Defined a consistent brand identity that reflects our unique positioning.

Operations — Food and Beverage and Cinema

Management. Food and Beverage management is headed by our Chief Operating Officer. Supported by the National Beverage Director, our Advanced Sommelier and Master Barman, and the Vice President of Restaurant Operations, the Food and Beverage management team is responsible for developing and operating all of iPic’s foodservice operations. Each restaurant is headed by a Restaurant General Manager who reports to the site Senior General Manager. The cinema operations management of our store base is divided into two regions, each of which is overseen by a Regional Operations Director who reports to our Chief Operating Officer. Our Regional Operations Directors oversee seven to nine Company-owned stores each, which we believe enables them to better support the Senior General Managers and achieve sales and profitability targets for each store within their region. Our locations are generally open seven days a week, with hours of operation typically from 11:00 a.m. to 2:00 a.m.

Operational Tools and Programs. We utilize a customized food and beverage analysis program that determines the theoretical food and beverage costs for each store and provides additional tools and reports to help us identify opportunities, including waste management. Consolidated business intelligence and reporting tools are utilized by Regional Operations Directors and Senior General Managers to be able to identify issues, forecast more efficiently, and glean quicker insights for improved decision-making.

Management Information Systems. We utilize a number of proprietary and third party management information systems. These systems are designed to improve operating efficiencies, provide us with timely access to financial and enterprise data, and reduce store and corporate administrative time and expense. We believe our management information systems are sufficient to support our store expansion plans.

Training. We strive to maintain quality and consistency in each of our stores through the careful training and supervision of our team members and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of our restaurants and cinemas. We provide all new team members with complete orientation and one-on-one training for their positions to help ensure they are able to meet our high standards. All of our new team members are trained by partnering with a certified trainer to assure that the training and information they receive is complete and accurate. Team members are certified by us for their positions by passing a series of tests, including alcohol awareness training. We require our new store managers to complete an 8-week training program that includes front of the house service, kitchen, amusements, and management responsibilities. Newly trained managers are then assigned to their home store where they receive additional training with their Senior General Manager.

Management Development. We place a high priority on our continuing management development programs in order to ensure that qualified managers are available for our future openings. We conduct semi-annual talent reviews with each manager to discuss prior performance and future performance goals. When we open a new store, we provide varying levels of training to team members in each position to ensure the smooth and efficient operation of the store from the first day it opens to the public. Prior to opening a new store, our dedicated training and opening team travels to the location to prepare for an intensive two week training program for all team members hired for the new store opening. Part of the training teams stay on site during the first week of operation. We believe this additional investment in our new stores is important, because it helps us provide our guests with a quality experience from day one. After a store opens and is operating smoothly, the managers supervise the training of new team members.

Recruiting and Retention. We seek to hire experienced General Managers and team members, and we believe we offer competitive wage and benefit programs. Our store managers all participate in a performance-based incentive program that is based on sales, profit and employee retention goals. In addition, our salaried employees are also eligible to participate in a 401(k) plan, medical/dental/vision insurance plans and also receive vacation/paid time off based on tenure.

Food Preparation, Quality Control and Purchasing. We strive to maintain high food quality standards. To ensure our quality standards are met, we negotiate directly with independent producers of food products. We provide detailed quality and yield specifications to suppliers for our purchases. Our systems are designed to protect the safety and quality of our food supply throughout the procurement and preparation process. Within each store, the Kitchen Manager is primarily responsible for ensuring the timely and correct preparation of food products, per the recipes we specify. We provide each of our stores with various tools and training to facilitate these activities.

Information Technology

Information Technology is focused on the customer experience and supporting the efficient operation of our restaurants and theaters, as well as the management of our business. We have implemented software and hardware solutions which provide for enhanced capabilities and efficiency within our restaurant and theater operations. We continue to focus on improving the customer experience of purchasing tickets by expanding our ability to sell tickets remotely via the web and our mobile application, while also offering self-service alternatives such as ticketing kiosks. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. These solutions align with our goal of delivering a first-class customer experience and will drive incremental revenues and cash flows in a more cost-effective manner. In addition, we continue to strategically pursue technologies to improve the services we provide to our patrons and to provide information to our management allowing them to operate our sites efficiently. The sales and attendance information collected by our point-of-sale system is used directly for film booking and settlement as well as provides the primary source of data for our financial systems. We also use best-in-class inventory management systems to control costs, streamline operations, and reduce waste across our foodservice operations.

Intellectual Property

We rely on patent, trademark, service mark, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions to protect our intellectual property. We have registered and applied to register trademarks and service marks in the United States. We also have certain trade secrets, such as our recipes, processes, proprietary information and certain software programs.

We have several utility and design patents issued, as well as several pending patent applications in the United States. Such patent applications are subject to the review by and normal course prosecution before the U.S. Patent and Trademark Office, which may result in the application’s revision or non-approval. We also have registered or applied for utility and design patents in various foreign countries. As a result, we may not be able to adequately protect the inventions covered by these patent applications, and our competitors and others may benefit as a result of their publication.

The success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brand in the markets in which we operate. If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance.

Competition

The out-of-home entertainment and dining markets are highly competitive. We compete for guests’ discretionary entertainment and dining dollars with theme parks, as well as with providers of out-of-home entertainment, including localized attraction facilities such as movie theaters, sporting events, bowling alleys, nightclubs and restaurants. We also face competition from local establishments that offer entertainment experiences similar to ours and restaurants that are highly competitive with respect to price, quality of service, location, ambience and type and quality of food.

The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Our theaters are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Moviegoers are generally not brand conscious and usually choose a theater based on its location, the films showing there, showtimes and its amenities. We also face competition from increasingly sophisticated home-based and on-the-go forms of entertainment, such as video-on-demand, video streaming services — such as Netflix, Amazon Prime and Hulu — internet and video gaming. In addition, many of our competitors have partnered with MoviePass Inc., a subscription-based movie ticketing service which enables subscribers to attend one movie per day for a monthly fee of $9.95.

Like the motion picture exhibition industry, the restaurant industry is fragmented and highly competitive with no significant barriers to entry. We compete in the restaurant industry with multi-unit national, regional and locally-owned and/or operated limited-service restaurants and full-service restaurants. Many of our competitors offer breakfast, lunch and dinner, as well as dine-in, carry-out and delivery services. In most cases, these competitors have existed longer than we have and may have a more established market presence, better locations and greater name recognition nationally or in some of the local markets in which we operate or plan to operate.

Seasonality

Our revenues are dependent upon the timing and popularity of film releases by distributors. The most marketable films are usually released during the summer and the calendar year-end holiday seasons. Therefore, our business is subject to significant seasonal fluctuations, with higher attendance and revenues generally occurring during the summer months and holiday seasons. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. Given the relatively small number of theaters and screens that we operate (particularly when compared to our larger competitors), if a major motion picture studio decides to delay the release of a first-run motion picture from one quarter to a subsequent quarter, that could have a material adverse effect on our results of operations in the earlier quarter. As movie studios rely on a smaller number of higher grossing “tent pole” films, there may be increased pressure for higher film licensing fees.

In addition, a change in the type and breadth of movies offered by motion picture studios may affect the demographic base of moviegoers. In certain periods, there are a higher percentage of children’s or animated films that do not generally appeal to our more adult clientele. For example, in 2016, industry reports noted that approximately 50% of industry sales for the Top-15 grossing films were from children’s or animated films (as opposed to 18% of industry sales from 2015’s Top-15 grossing films coming from children’s or animated films). In periods with a higher percentage of children’s or animated films, our results of operations are likely to be materially adversely affected. As a result of the foregoing factors, our results of operations may vary significantly from quarter to quarter and from year to year.

Government Regulation

We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating antitrust, health and sanitation standards, equal employment, environmental, and licensing for the sale of food and alcoholic beverages. Our new theater openings could be delayed or prevented or our existing theaters could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theater level employees are part time workers who are paid at or near the applicable minimum wage in the theater’s jurisdiction. Increases in the minimum wage, such as those that occurred in 18 states on January 1, 2018 and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

The restaurant industry is subject to extensive federal, state, local and international laws and regulations. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to building, zoning, land use, environmental, traffic and other regulations and requirements.

We are subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and the sale of alcoholic beverages. We are subject to laws and regulations relating to the preparation and sale of food, including regulations regarding product safety, nutritional content and menu labeling. We are subject to federal, state, and local laws governing employment practices and working conditions. These laws cover wage and hour practices, labor relations, paid and family leave, workplace safety, and immigration, among others. The myriad of laws and regulations being passed at the state and local level creates unique challenges for a multi-state employer as different standards apply to different locations, sometimes with conflicting requirements. We must continue to monitor and adapt our employment practices to comply with these various laws and regulations.

Provisions in the Affordable Care Act require restaurant companies such as ours to disclose calorie information on their menus and to make available more detailed nutrition information upon request; however, regulations implementing those statutory provisions have been delayed until May 2018. We do not expect to incur any material costs from compliance with these provisions, but cannot anticipate any changes to guest behavior resulting from the implementation of this portion of the law, which could have an adverse effect on our sales or results of operations.

We are subject to laws relating to information security, privacy, cashless payments and consumer credit, protection and fraud. An increasing number of governments and industry groups have established data privacy laws and standards for the protection of personal information, including social security numbers, financial information (including credit card numbers), and health information. Compliance with these laws and regulations can be costly, and any failure or perceived failure to comply with those laws or any breach of our systems could harm our reputation or lead to litigation, which could adversely affect our financial condition.

Our theaters that sell alcohol require each location to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We may decide not to obtain liquor licenses in certain jurisdictions due to the high costs associated with obtaining liquor licenses in such jurisdictions.

We operate locations throughout the United States and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we lease, or at which we have been alleged to have disposed of hazardous materials from one of our locations. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our theaters must comply with Title III of the Americans with Disabilities Act of 1990 (“ADA”). Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance, any of which could have a material adverse effect on our operations and financial condition.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or an insufficient or ineffective response to significant regulatory or public policy issues, could negatively impact our cost structure, operational efficiencies and talent availability, and therefore have a material adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

Properties

At June 30, 2017, the Company operated a total of sixteen theaters in the following locations throughout the United States, all of which are leased:

• Glendale, Wisconsin	• Scottsdale, Arizona
• Pasadena, California	• Bolingbrook, Illinois
• Austin, Texas	• South Barrington, Illinois
• Fairview, Texas	• Los Angeles, California
• Boca Raton, Florida	• Houston, Texas
• Bethesda, Maryland	• Fort Lee, New Jersey
• North Miami, Florida	• Fulton Market, New York
• Redmond, Washington	• Dobbs Ferry, New York

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We currently are a defendant in a class action lawsuit captioned Mary Ryan and Johanna Nielson v. iPic-Gold Class Entertainment, LLC, Case # BC 688633, which was filed in Superior Court of the State of California, County of Los Angeles, on December 29, 2017.  This lawsuit asserts failure to pay minimum wage, pay overtime wages, provide meal breaks and rest periods, and provide accurate itemized wage statements with respect to certain workers.

We reserve for costs related to contingencies when a loss is probable and the amount is reasonably estimable. As of this date, we have not made a provision for the claim described above.  However, the outcome of the legal proceeding described above is uncertain, and depending upon what the facts reveal once we have had a chance to investigate the claim, we may choose to contest the suit or settle this claim.  In either scenario, we could be subject to paying an amount that could have a material adverse impact on our results of operations in any given future reporting period.

Other than the lawsuit described above, where it is premature to determine what effect the claim will have on our business, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition, operating results or cash flows. However, lawsuits or any other legal or administrative proceeding, regardless of the outcome, may result in diversion of our resources, including our management’s time and attention.

Employees

As of June 30, 2017, we employed a total of 204 full time and 2,176 part time employees. None of our employees is represented by a labor union, and we consider our company culture and employee relations to be strong.

MANAGEMENT

Set forth below is a list of names and ages, as of January 24, 2018, of our directors and executive officers, and a description of the business experience of each of them.

Name	Age	Position
Hamid Hashemi	58	President, Chief Executive Officer and Chairman of the Board of Directors
Paul Westra	50	Chief Financial Officer and Treasurer
Paul Safran	66	Senior Vice President, General Counsel and Secretary
Clark Woods	61	Vice President – Films
Sherry Yard	54	Chief Operating Officer
Robert Kirby	66	Director
George M. Philip	70	Director
Ajay Bijli	50	Director Nominee
Dana Messina	56	Director Nominee

Each director holds his or her office until he or she resigns or is removed and his or her successor is elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers. With respect to our directors and director nominees, each biography contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, information regarding involvement in certain legal or administrative proceedings, and the experience, qualifications, attributes or skills that caused our board of directors to determine that the person should serve as a director of our company.
Hamid Hashemi, the Chairman of our Board of Directors, founded the company in 2010. Mr. Hashemi has served as our President and Chief Executive Officer since September 2010. Mr. Hashemi has over 30 years of experience owning and operating entertainment venues and is recognized as one of the motion picture industry’s most dynamic business developers, having successfully developed and launched three companies involved in motion picture exhibition. Mr. Hashemi founded iPic to pursue his vision of creating social destinations anchored by theaters and making the luxury screening room movie-going experience available and affordable to the general population. Mr. Hashemi earned a B.S. in microbiology from Florida Atlantic University. He presently serves on the Board of Trustees at Pinecrest Preparatory School in Fort Lauderdale. He is also a current member of World Presidents’ Organization and has made television appearances on shows including The Today Show, CNN, Neil Cavuto, CNBC’s Squawk on the Street, Fox Network, and Wall Street Week. Mr. Hashemi was selected to our board of directors because of his role in our founding and long career in the motion picture exhibition industry and because of his prior experience building the Muvico brand.

Paul Westra, our Chief Financial Officer and Treasurer, joined us in March 2017. Prior to joining us, Mr. Westra served as an Equity Research Analyst for Stifel Financial from June 2013 until March 2017. From June 2002 until June 2013, Mr. Westra served as an Equity Research Analyst for Cowen and Company. In addition to his career in equity research, he spent two years as Vice President of Business Development for Food.com, an outsourced information technology company for restaurants and was also co-founder of two New York City restaurants, Phebe’s and Dylan Prime. Mr. Westra earned a B.A. in business administration from the University of Massachusetts and an M.B.A. from Duke University’s Fuqua School of Business. He is also a CFA charter holder.

Paul Safran, our Senior Vice President, General Counsel and Secretary, joined us in September 2011. Prior to joining us, Mr. Safran was a partner with Becker & Poliakoff, from 2006 until 2009, and a partner with Roetzel & Andress from 2009 until 2011. From 1999 until 2006, Mr. Safran was Counsel to Transamerica Finance Corporation’s Municipal Finance Division. Mr. Safran earned a B.S. degree in finance, from Nova Southeastern University, where he graduated magna cum laude and a J.D. degree from Nova Southeastern University’s Shepard Broad School of Law, where he was a member of its Law Review.

Clark Woods, our Vice President — Films, joined us in January 2011. Prior to joining us, Mr. Woods was President of Domestic Distribution at MGM from 2006 until 2010. From 1979 until 2006, Mr. Woods was Executive Vice President, General Sales Manager of Paramount Pictures where he distributed the movie Titanic, at the time the largest grossing movie in history. Mr. Woods is responsible for selecting the films and other media in iPic theaters. Mr. Woods earned a B.A. from American University and is a member of the Academy of Motion Picture Arts and

Sciences. He has served as President of Variety International, the motion picture industries’ worldwide children’s charity.

Sherry Yard, our Chief Operating Officer, joined us in February 2014. Prior to joining us, Ms. Yard was an independent consultant from February 2013 to February 2014. Prior to that, she served as Executive Chef of Spago from January 1995 until February 2013. Ms. Yard is a 3-time James Beard Award winning chef and a FoodTV personality. Ms. Yard is responsible for developing and operating all of iPic’s foodservice operations. Ms. Yard has an Associate’s Degree in hospitality management from NYC Technical College and a Master Pastry Arts Degree in Culinary Arts from the Culinary Institute of America. Ms. Yard works with numerous philanthropic organizations and is a driving force of the Careers through Culinary Arts Program (C-CAP).

Robert Kirby has served as a director of our Company since September 2010. Mr. Kirby is currently the Co-Executive Chairman and Co-Chief Executive Officer of Village Roadshow Ltd., where he has spent his entire business career. Through the launch of Roadshow Home Video, Mr. Kirby was the driving force behind the Australian video revolution of the 1980’s and 1990’s. He is a pioneer of new cinema concepts in both Australia and internationally and has been at the forefront of Village Roadshow’s successful diversification into theme parks, radio and international film production. Mr. Kirby earned a Bachelor of Commerce from the University of Melbourne. Mr. Kirby is the Deputy Chair of the Peter MacCallum Cancer Foundation, Member of Patrons Council of Epilepsy Foundation and Patron of Arts Centre Melbourne. Mr. Kirby brings to our Board a wealth of operating experience within the hospitality industry having operated theaters in 26 countries and theme parks in Australia.

George M. Philip has served as a director of our Company since October 2017. Mr. Philip served as President of the University at Albany, State University of New York from November 2007 until he retired in January 2013. Prior to the University of Albany, Mr. Philip served in various roles at the New York State Teachers’ Retirement System (NYSTRS) including as Chief Investment Officer from February 1992 until November 2007. Mr. Philip earned B.A. and M.A. degrees from the University at Albany, State University of New York and a J.D. from Western New England University School of Law. Mr. Philip is a current or past member of numerous professional organizations and governing bodies involved in financial, educational and community activities including: First Niagara (FNFG), National Council on Teacher Retirement, Pension Managers Advisory Committee of the New York Stock Exchange, The Research Foundation of SUNY, St. Peter’s Health Partners, Saratoga Performing Arts Center, US Airways Group, Inc., The University at Albany Council and The Council of Institutional Investors. He also serves as an advisor to the Investment Committee of the Kentucky Teachers’ Retirement System, as a member of the board of Community Newspapers Holdings, Inc., owned by the Retirement Systems of Alabama, and a member of the board of Trinity Health. Mr. Philip brings to our Board significant strategic-advisory and financial-management expertise.

Ajay Bijli will become a director of our Company upon the closing of this Offering. Mr. Bijli is currently the Chairman and Managing Director for PVR Limited, the largest film exhibition company in India. Mr. Bijli’s passion for movies led him to create PVR Cinemas in 1995. The company’s joint venture with Village Roadshow, a global film production and exhibition company from Australia, resulted in bringing the multiplex format to India. Today, PVR serves approximately 75 million patrons with 600 screens across the length and breadth of the country. Acknowledging his business acumen, he has been awarded the Asia Innovator of the Year and Most Admired Retailer of the year 2016. Under his leadership, PVR has received the Fortune India’s Next 500 Big and Mid-size companies’ award. Mr. Bijli serves on the Board of Trustees of the Mumbai Academy of the Moving Image and he is the founding member of FICCI Multiplex Association (India). He is also a member of The Film and TV Producers Guild (India), Young Presidents’ Organization and is associated with the Central Board of Film Certification, Government of India. Mr. Bijli brings to our Board significant operating and financial expertise as well as extensive experience in the theater industry.

Dana Messina will become a director of our Company upon the closing of this Offering. Mr. Messina is currently Chairman of Volt Information Sciences, which he joined in October 2015 and is also the President of Kirkland Messina, which he founded in March 1994. From August 1993 until September 2013, Mr. Messina held various positions at Steinway Musical Instruments, including Executive Vice President from August 1993 to August 1996, and Chief Executive Officer from August 1996 to October 2011. In addition, Mr. Messina served on the Board of Steinway Musical Instruments from August 1993 to September 2013. Earlier in his career, Mr. Messina was a Senior Vice President in the High Yield Bond Department at Drexel Burnham Lambert Incorporated. Mr. Messina earned a B.S. in mechanical engineering from Tufts University where he graduated magna cum laude and an M.B.A. from Harvard Business School. Mr. Messina brings to our Board significant operating and financial expertise as well as extensive experience as a public company director.

Board Composition

Our Board of Directors currently consists of three members and will, upon the closing of this Offering, consist of 5 members. Our Amended and Restated Certificate of Incorporation, will provide that the size of the board of directors will be fixed from time to time by a majority vote of the board of directors. Each director is elected annually and serves until his or her respective successor is elected.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets. We plan to recruit additional independent directors who can bring specific expertise and experience that is relevant to the Company’s business and future direction.

Director Independence

The listing standards of NASDAQ require that a majority of the members of a listed company’s board of directors qualify as “independent.” When a company is listing on NASDAQ in connection with its initial public offering, the NASDAQ rules allow a transition period of 12 months from the date of listing for compliance with this requirement. The definition of independence under the NASDAQ rules includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members, has engaged in various types of business dealings with us. In addition, the NASDAQ rules require a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Our directors also consulted with our company’s counsel to ensure that our determinations were consistent with relevant securities and other laws and regulations regarding the definition of “independent.” Our board of directors has affirmatively determined that Messrs. Bijli and Messina will qualify as independent directors within the meaning of the applicable NASDAQ listing standards.

Our board of directors expects to elect two additional independent directors following the closing of this Offering, in reliance on the NASDAQ transition rules. After such election, a majority of the members of our board of directors will qualify as “independent” within the meaning of the applicable NASDAQ listing standards.

As required under applicable NASDAQ rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board of Directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which will operate under a written charter that will be approved by our board of directors. Following this Offering, a copy of each committee’s charter will be posted on the corporate governance section of our website, www.ipictheaters.com. We have appointed persons to the Board of Directors and committees of the Board of Directors as required to meet the corporate governance requirements of the NASDAQ Stock Market or will rely on the NASDAQ transition rules for companies completing an IPO.

Audit Committee

In reliance on the NASDAQ transition rules for companies completing an IPO, the audit committee will initially be comprised of both of our independent directors (Messrs. Bijli and Messina) and one of our non-independent directors (Mr. Kirby). Accordingly, we are relying on the phase-in provisions of Rule 10A-3 of the Exchange Act and the NASDAQ transition rules applicable to companies completing an initial public offering, and we plan to have an audit committee comprised solely of independent directors that are independent for purposes of serving on an audit committee within one year of our listing. Mr. Messina will be the Chair of our audit committee. Our Board of Directors has determined that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NASDAQ Stock Market. In addition, our Board of Directors has determined that Mr. Messina is an “audit committee financial expert” as defined by the SEC. Our audit committee will operate under a written charter that will be approved by our board of directors.

Our audit committee assists our Board of Directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. Our audit committee’s responsibilities include:

•         appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•         overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•         reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•         monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•         overseeing our internal accounting function;

•         discussing our risk management policies;

•         establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•         meeting independently with our internal accounting staff, registered public accounting firm and management;

•         reviewing and approving or ratifying related party transactions; and

•         preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee will initially be Messrs. Bijli and Messina. Mr. Messina will be the Chair of the compensation committee. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of the rules of the NASDAQ Stock Market. Our compensation committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee will operate under a written charter that will be approved by our board of directors.

The compensation committee’s responsibilities include:

•         reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•         making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•         overseeing evaluations of our senior executives;

•         reviewing and assessing the independence of compensation advisers;

•         overseeing and administering our equity incentive plans;

•         reviewing and making recommendations to our board with respect to director compensation;

•         reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•         preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee will initially be Messrs. Bijli and Messina. Mr. Messina will be the Chair of the nominating and corporate governance committee. Our Board of Directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NASDAQ Stock Market. Our nominating and corporate governance committee will operate under a written charter that will be approved by our board of directors.

The nominating and corporate governance committee’s responsibilities include:

•         identifying individuals qualified to become board members;

•         recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our Board of Directors;

•         reviewing and making recommendations to the board with respect to management succession planning;

•         developing and recommending corporate governance principles to the board; and

•         overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our Board of Directors currently believes that our company is best served by combining the roles of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that as our founder and Chief Executive Officer, Mr. Hashemi is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors will bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board of Directors. The Board of Directors recognizes, however, that no single leadership model is right for all companies at all times. Accordingly, the Board of Directors intends to periodically review its leadership structure.

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Lead Independent Director

Our Board of Directors currently intends to appoint Mr. Messina as our lead independent director. The lead independent director will coordinate the activities of our other independent directors. In addition to the duties of all members of the Board of Directors, the Lead Independent Director has the following additional responsibilities and authority:

•         presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chairman;

•         scheduling, developing the agenda for, and presiding at executive sessions of the independent directors;

•         advising the Chairman and/or the Board of Directors as to the decisions reached, if any, at each executive session;

•         serving as the principal liaison between the independent directors and the Chairman/CEO;

•         advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; and

•         recommending to the Chairman, at the direction of the independent directors, the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues.

Code of Business Conduct and Ethics

We expect to adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Upon the listing of our Class A Common Stock on the NASDAQ Stock Market, we will post on our website a current copy of the code and all disclosures that are required by law or the NASDAQ Stock Market rules in regard to any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2017 Summary Compensation Table” below. In 2017, our “named executive officers” and their positions were as follows:

2017 Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Unit Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Hamid Hashemi,	2017	904,565		2,397,476	1,742,425	—	18,496	5,062,962
President and Chief Executive Officer	2016	861,491		—	—	861,491	21,035	1,744,017

Paul Safran,	2017	382,500		2,185,988	1,045,455	—	—	3,613,943
Senior Vice President, General Counsel and Secretary	2016	361,605		—	—	180,803	—	542,408

Sherry Yard,	2017	249,696		1,092,994	801,516	—	—	2,144,206
Chief Operating Officer

Paul Westra	2017	251,507	(4)	1,092,994	724,980	—	—	2,069,481
Chief Financial Officer and Treasurer

Clark Woods,	2017	275,604		1,092,994	627,273	—	—	1,995,871
Vice President – Films	2016	270,200		—	—	81,060		351,260

____________

(1)      The amounts in this column for 2017 represent the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts appear in Note 1 of the Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2017 included in this Offering Circular.

(2)      The Company has not finalized its results of operations for 2017 and, as a result, non-equity incentive plan compensation for 2017 has not yet been determined. See “— Narrative Disclosure to Summary Compensation Table — Annual Cash Incentives.”

(3)      The amount set forth under the “All Other Compensation” for Mr. Hashemi relates to reimbursement of automobile-related expenses.

(4)      This represents the pro-rated amount of base salary earned commencing in March 2017 when he commenced employment with the Company.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

In 2017, we compensated our named executive officers through a combination of base salary, annual cash incentives and long-term equity-based incentives.

Base Salary

We believe that the provision of base salary plays an important role in attracting and retaining top executive talent by providing executives with a predictable level of income. Base salaries represent a fixed portion of our named executive officers’ compensation and vary principally based on job responsibility. The Board set 2017 base salaries for our named executive officers, and base salaries are typically reviewed by the Board on an annual basis using information and evaluations provided by the Chief Executive Officer with respect to the other named executive officers and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each named executive officer to such results, the achievement of our strategic growth and any changes in our named executive officers’ roles and responsibilities. Effective January 1, 2017, the base salaries for our named executive officers were $904,565 for Mr. Hashemi, $382,500, for Mr. Safran, $249,696 for Ms. Yard, $300,000 for Mr. Westra and $275,604 for Mr. Woods.

Annual Cash Incentives

For 2017, our named executive officers are eligible to earn an annual bonus equal to a percentage of base salary under the iPic–Gold Class Entertainment, LLC 2017 Annual Incentive Plan (the “Annual Incentive Plan”), as set forth in the table below. For 2017, annual bonus amounts under the Annual Incentive Plan will be determined by the Board based on achievement measured against Company EBITDA goals and individual performance goals, the weightings of the performance goals were determined for Mr. Hashemi by the Board, and for Messrs. Safran, Westra and Woods and for Ms. Yard, by our Chief Executive Officer.

The Company’s 2017 results have not yet been finalized and therefore any amounts payable under the Annual Incentive Plan for 2017 have not yet been determined.

The following table sets forth the 2017 annual bonus target for each of our named executive officers, expressed as a percentage of base salary:

Name	Target
Hamid Hashemi	100%
Paul Safran	50%
Sherry Yard	30%
Paul Westra	50%
Clark Woods	30%

Long-Term Incentives

On December 21, 2017, iPic-Gold Class adopted the 2017 Equity Incentive Plan, under which equity awards may be made in respect of 1,600,000 units of iPic-Gold Class in the form of options, restricted units, phantom units, unit appreciation rights, dividend equivalent rights, unit awards and performance-based awards. Concurrent with the adoption of the 2017 Equity Incentive Plan, iPic-Gold Class awarded options to purchase units to certain members of management, including each of our named executive officers as set forth in the table below.

Name	Number of Options
Hamid Hashemi	250,000
Paul Safran	150,000
Sherry Yard	115,000
Paul Westra	100,000
Clark Woods	90,000

It is expected that in connection with the Transactions, the 2017 Equity Incentive Plan will be migrated to iPic Entertainment and any awards granted under the 2017 Equity Incentive Plan will be converted into options to acquire Class A Common Stock of iPic Entertainment. The material terms of the 2017 Equity Incentive Plan are described under the heading “— 2017 Equity Incentive Plan.”

Agreements with Named Executive Officers

On September 30, 2010, the Company entered into an employment agreement with Mr. Hashemi, which was amended on May 5, 2016 (the “Employment Agreement”), which agreement provides that his initial employment term expired on September 30, 2015, has been thereafter automatically extended for successive one-year periods, and will continue to be so extended unless either the Company or Mr. Hashemi provides at least 90 days’ written notice to the other of intent not to renew the term. The Employment Agreement provides that Mr. Hashemi (i) would receive an annual base salary (which is $904,565 as of the date of this Offering Circular) which, beginning January 1, 2012, has been subject to a minimum increase of 5% or any higher percentage based on merit as determined in the discretion of the Board and (ii) shall be eligible to receive a target annual bonus equal to a percentage of his base salary (which is 100% of his base salary as of the date of this Offering Circular based on achieving target performance goals) and up to 125% of his base salary for outperformance of target performance goals. In addition, Mr. Hashemi would be entitled to reimbursement for reasonable out-of-pocket travel expenses incurred in performing his duties and is eligible to participate in all perquisite and benefit programs for which other senior employees of the Company are generally eligible. The Employment Agreement also provides for severance upon certain terminations of employment, as described below under “— Payments upon Certain Events of Termination or Change in Control.”

Messrs. Safran, Westra and Woods, and Ms. Yard are currently not party to any employment or similar agreements with the Company.

IPO Awards — Restricted Stock Units

On December 6, 2017, iPic Entertainment entered into restricted stock unit award agreements (the “IPO RSU Agreements”) with each of our named executive officers and certain other employees pursuant to which recipients will be entitled to receive an award of stock-settled restricted stock units (the “IPO RSUs”), the aggregate value of which is equal to approximately $8,951,492. The IPO RSU Agreements provide that each grantee is entitled to receive a number of IPO RSUs equal to the quotient of (a) each such grantee’s “Aggregate Grant Amount” (set forth in each grantee’s IPO RSU Agreement) divided by (b) the initial public offering price. Pursuant to the IPO RSU Agreements, the IPO RSUs are expected to settle in full on a settlement date as set forth in the IPO RSU Agreement (the “Settlement Date”), regardless of whether the recipient remains employed with iPic Entertainment or any of its subsidiaries through the Settlement Date. The Aggregate Grant Amount of the IPO RSUs awarded to each of our named executive officers is set forth in the chart below.

Name	IPO RSUs (Aggregate Grant Amount)
Hamid Hashemi	$2,397,476.30	(1)
Paul Safran	$2,185,988.20	(1)
Sherry Yard	$1,092,994.10	(2)
Paul Westra	$1,092,994.10	(2)
Clark Woods	$1,092,994.10	(2)

____________

(1)      These IPO RSUs have a Settlement Date of May 15, 2018.

(2)      These IPO RSUs have a Settlement Date of May 15, 2019.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth certain information with respect to outstanding options held by each of our named executive officers on December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un‑exercisable (#)		Option Exercise Price ($)	Option Expiration Date
Hamid Hashemi	0	250,000	(1)	18.13	12/21/2027
Paul Safran	0	150,000	(1)	18.13	12/21/2027
Sherry Yard	0	115,000	(1)	18.13	12/21/2027
Paul Westra	0	100,000	(2)	18.13	12/21/2027
Clark Woods	0	90,000	(1)	18.13	12/21/2027

____________

(1)      These options are scheduled to vest as to 25% on each of June 1, 2018, June 1, 2019, June 2020 and June 1, 2021.

(2)      These options are scheduled to vest as to 25% on each of June 1, 2019, June 1, 2020, June 2021 and June 1, 2022.

Additional Narrative Disclosure

Retirement and Other Benefits

Our named executive officers are entitled, on the same basis as our other employees, to participate in our 401(k) plan, a tax-qualified defined contribution plan under Section 401 of the Code. Pursuant to the 401(k) plan, participants may contribute an amount of their pre-tax compensation up to the statutory limit.

Pursuant to his employment agreement, Mr. Hashemi is entitled to reimbursement by the Company of reasonable automobile expenses (including lease/finance payments and insurance and gas expenses). Our compensation program does not otherwise include any material benefits or perquisites for our named executive officers.

Payments upon Certain Events of Termination or Change in Control

Pursuant to the terms of the Employment Agreement, Mr. Hashemi is entitled to receive certain payments in connection with certain termination events.

In the event of a termination of employment for any reason, Mr. Hashemi is entitled to any earned but unpaid base salary through the date of termination and any other amounts due pursuant to applicable law.

Upon a termination due to Mr. Hashemi’s death or Disability (as such term is defined in the Employment Agreement), Mr. Hashemi is entitled to receive a lump sum payment equal to the sum of his then-current base salary and a pro-rata portion of his target bonus for the year in which termination occurs.

Upon a termination of Mr. Hashemi’s employment by the Company without Cause (as such term is defined in the Employment Agreement) or due to Mr. Hashemi’s resignation for Good Reason (as such term is defined in the Employment Agreement), Mr. Hashemi is entitled to receive a lump sum payment equal to three times the sum of (x) his then-current base salary and (y) one-half of the sum of his actual bonus paid for the three years preceding the year in which termination occurs.

With respect to each of our named executive officers, assuming a Change in Control (as defined in the 2017 Equity Incentive Plan) occurred on December 31, 2017, and subject to the named executive officer’s continued employment with the Company through the date of such of Change in Control, all of the named executive officer’s options granted under the 2017 Equity Incentive Plan would become fully vested in connection with such Change in Control.

Director Compensation

Shown below is information regarding the compensation for each member of the Board for the year ended December 31, 2017, other than the compensation for Mr. Hashemi, which is reported above under “Executive Compensation — Summary Compensation Table”. Mr. Hodges served as an independent director and is compensated for his service. Mr. Kirby and Mr. Philip are affiliated with certain of our stockholders and do not receive compensation for their Board service.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Bruce Hodges(1)	$6,667	6,667
Robert Kirby	—	—
George M. Philip(2)	—	—

____________

(1)      Mr. Hodges ceased serving on the Board in October 2017.

(2)      Mr. Philip commenced serving on the Board in October 2017.

We expect that our board of directors will adopt a director compensation policy applicable to certain non-employee directors, which will take effect following the completion of this Offering.

We also reimburse all of our non-employee directors for all reasonable and customary business expenses in accordance with company policy.

Risk Assessment Disclosure

Our Vice President of Human Resources and Chief Executive Officer assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.

IRS Code Section 162(m)

As a private company, in fiscal 2017 we were not subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (‘‘Section 162(m)’’). In making future compensation decisions, the Board will consider the potential impact of Section 162(m), as recently amended by the Tax Cuts and Jobs Act of 2017. Section 162(m) applies to certain corporations, including corporations with publicly traded securities, and, generally, disallows the corporation from taking a tax deduction for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer, Chief Financial Officer and the next three mostly highly compensated officers (and those who have previously been covered by the Section 162(m) rules). As amended, Section 162(m) no longer provides an exception to the deductibility limitations for “performance-based” compensation, except for certain grandfathered arrangements under the transition rules. The Board, after considering the potential impact of the application of Section 162(m) and future guidance of the new rules, reserves the right to provide compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the Company and its stockholders. In addition, transition provisions under Section 162(m) for companies that become publicly-held through an initial public offering process may apply for a period of approximately three years following the consummation of our initial public offering (which is not guaranteed to occur) with respect to certain compensation arrangements that were entered into before such initial public offering.

2017 Equity Incentive Plan

The Board has adopted and recommended that our unitholders approve the iPic – Gold Class Entertainment, LLC 2017 Equity Incentive Plan (or the “2017 Equity Incentive Plan”), under which equity awards may be made in respect of 1,600,000 membership units of iPic-Gold Class (“Units”), which number of authorized Units is subject to automatic increases as described further below in the section titled “— Units Available.”

On December 21, 2017, iPic-Gold Class granted 955,300 options with an exercise price of $18.13 per share to our named executive officers and certain other employees under the 2017 Equity Incentive Plan.

Under the 2017 Equity Incentive Plan, awards may be granted in the form of options, restricted units, phantom units, unit appreciation rights, dividend equivalent rights, unit awards and performance-based awards (including performance units, performance phantom units and performance-based restricted units). It is expected that in connection with the Transactions, the 2017 Equity Incentive Plan will be migrated to iPic Entertainment and any awards granted under the 2017 Equity Incentive Plan will be converted into options to acquire Class A Common Stock of iPic Entertainment.

The following is a summary of the material terms of the 2017 Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the 2017 Equity Incentive Plan, which has been filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Administration. The 2017 Equity Incentive Plan will be administered by a committee appointed by the board (the “Compensation Committee”). The Compensation Committee shall consist of at least two directors of the board and may consist of the entire board. The Compensation Committee will generally consist of directors considered to be non-employee directors for purposes of Section 16 of the Exchange Act.

Plan Term. The 2017 Equity Incentive Plan became effective on December 21, 2017, subject to approval by the Company’s unitholders, and will terminate on the tenth (10th) anniversary thereof, unless earlier terminated by the Board.

Eligibility. Under the 2017 Equity Incentive Plan, “Eligible Individuals” include officers and employees, consultants to and non-employee directors of the Company and its subsidiaries. The Compensation Committee will determine which Eligible Individuals will receive grants of awards.

Incentives Available. Under the 2017 Equity Incentive Plan, the Compensation Committee may grant any of the following types of awards to an Eligible Individual: incentive options (“Incentive Options”); nonqualified options (“Nonqualified Options” and, together with Incentive Options, “Options”); unit appreciation rights (“UARs”); restricted units (“Restricted Units”); phantom units (“Phantom Units”); Performance Awards; Dividend Equivalent Rights; and Unit Awards, each as defined below (each type of grant is considered an “Award”).

Units Available. Subject to any adjustment as provided in the 2017 Equity Incentive Plan, up to 1,600,000 Units may be issued pursuant to Awards granted under the 2017 Equity Incentive Plan, all of which may be granted as Incentive Options. As of January 24, 2018, options to purchase a total of 955,300 shares of Common Stock pursuant to our 2017 Equity Incentive Plan were outstanding, none of which were exercisable. The number of Units available for issuance under the 2017 Equity Incentive Plan will be increased on the first day of each fiscal year beginning with the 2019 fiscal year, in an amount equal to three percent (3%) of the outstanding Units on the last day of the immediately preceding fiscal year.

If an Award or any portion thereof that is granted under the 2017 Equity Incentive Plan (i) expires or otherwise terminates without all of the Units covered by such Award having been issued or (ii) is settled in cash (i.e., the participant receives cash rather than Units), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Units that may be available for issuance under the 2017 Equity Incentive Plan. If any Units issued pursuant to an Award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such Units in the participant, then the Units that are forfeited or reacquired will again become available for issuance under the 2017 Equity Incentive Plan. Any Units tendered or withheld (i) to pay the exercise price of an Option or (ii) to satisfy tax withholding obligations associated with an Award granted under the 2017 Equity Incentive Plan shall not become available again for issuance under the 2017 Equity Incentive Plan.

Options. The Compensation Committee may grant Options (which may be Incentive Options or Nonqualified Options) to Eligible Individuals. An Incentive Option is an Option intended to qualify for tax treatment applicable to Incentive Options under Section 422 of the Code. An Incentive Option may be granted only to Eligible Individuals that are employees of the Company or any of its subsidiaries. A Nonqualified Option is an Option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Code.

Exercise Price for Options. The purchase price per Unit with respect to any Option granted under the 2017 Equity Incentive Plan may be not less than 100% of the fair market value of a Unit on the date the Option is granted (110% in the case of an Incentive Option granted to a ten-percent unitholder).

Vesting and Exercise Periods for Options. Each Option granted under the 2017 Equity Incentive Plan may be subject to certain vesting requirements and will become exercisable in accordance with the specific terms and conditions of the Option, as determined by the Compensation Committee at the time of grant and set forth in an Award agreement. The term of an Option generally may not exceed ten years from the date it is granted (five years in the case of an Incentive Option granted to a ten-percent unitholder). Each Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in applicable Award agreement.

Limits on Incentive Options. In order to comply with the requirements for Incentive Options in the Code, no person may receive a grant of an Incentive Option for units that would have an aggregate fair market value in excess of $100,000, determined when the Incentive Option is granted, that would be exercisable for the first time during any calendar year. If any grant of an Incentive Option is made in excess of such limit, the portion that is over the $100,000 limit would be a Nonqualified Option.

Unit Appreciation Rights. The Compensation Committee may grant UARs to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement. A UAR may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

Duration. Each UAR will be exercisable or be forfeited or expire on such terms as the Compensation Committee determines. Except in limited circumstances, a UAR shall have a term of no greater than ten years.

Amount Payable. A UAR is a right granted to a participant to receive an amount equal to the excess of the fair market value of a Unit on the last business day preceding the date of exercise of such UAR over the fair market value of a Unit on the date the UAR was granted. A UAR may be settled or paid in cash, Units or a combination of each, in accordance with its terms.

Prohibition on Repricings. The Compensation Committee will have no authority to make any adjustment or amendment (other than in connection with certain changes in capitalization or certain corporate transactions in accordance with the terms of the 2017 Equity Incentive Plan, as generally described below) that reduces, or would have the effect of reducing, the exercise price of an Option or UAR previously granted under the 2017 Equity Incentive Plan, unless the Company’s unitholders approve such adjustment or amendment.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights (“Dividend Equivalent Rights”), either in tandem with an Award or as a separate Award, to Eligible Individuals on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement. A Dividend Equivalent Right is a right to receive cash or Units based on the value of dividends that are paid with respect to the Units. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate, subject to compliance with Section 409A of the Code. Dividend Equivalent Rights may be settled in cash or Units or a combination thereof, in a single installment or multiple installments, as determined by the Compensation Committee.

Restricted Units; Phantom Units. The Compensation Committee may grant either Restricted Units or Phantom Units, in each case subject to certain vesting requirements, on terms and conditions determined by the Compensation Committee at the time of grant and set forth in an Award agreement.

Restricted Units. Unless the Compensation Committee determines otherwise, upon the issuance of Restricted Units, the participant shall have all of the rights of a unitholder with respect to such Units, including the right to vote the Units and to receive all dividends or other distributions made with respect to the Units. The Compensation Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such Units shall be deferred until the lapsing of the restrictions imposed upon such Units and held by the Company for the account of the participant until such time. Payment of deferred dividends in respect of Restricted Units shall be made upon the lapsing of restrictions imposed on the Restricted Units in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Restricted Units shall be forfeited upon the forfeiture of such Restricted Units.

Period for Lapsing of Restrictions on Restricted Units. During such period as may be set by the Compensation Committee in the Award agreement, the participant shall not be permitted to sell, transfer, pledge, hypothecate or assign Restricted Units awarded under the 2017 Equity Incentive Plan except by will or the laws of descent and distribution. The Compensation Committee may also impose such other restrictions and conditions, including the attainment of Performance Objectives (as defined below) or other corporate or individual performance goals, on Restricted Units as it determines in its sole discretion.

Phantom Units. Each Phantom Unit shall represent the right of the participant to receive a payment upon vesting of the Phantom Unit, or on any later date specified by the Compensation Committee, of an amount equal to the fair market value of a Unit as of the date the Phantom Unit becomes vested (together with such dividends as may have accrued with respect to such Unit from the time of the grant of the Award until the time of vesting), or such later date as determined by the Compensation Committee at the time the Phantom Unit is granted (and which will be set forth in the applicable grant agreement). A Phantom Unit may be settled or paid in cash, Units or a combination of each, as determined by the Compensation Committee.

Performance Awards. Performance awards (“Performance Awards”) (including performance units (“Performance Units”), performance phantom units (“Performance Phantom Units”) and performance-based restricted units (“Performance-Based Restricted Units”)) may be granted to Eligible Individuals on terms and conditions determined by the Compensation Committee and set forth in an Award agreement.

Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified performance objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee (including without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive payment of the specified dollar amount or a percentage of the specified dollar amount depending on the level of performance objective attained; provided, however, that the Compensation Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. The award agreement for each Performance Unit shall specify the number of Performance Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Unit to vest and the performance cycle within which such Performance Objectives must be satisfied and the circumstances under which the award will be forfeited.

Performance Phantom Units. Performance Phantom Units shall be denominated in Units and, contingent upon the attainment of specified Performance Objectives within a performance cycle and such other vesting conditions as may be determined by the Compensation Committee (including, without limitation, a continued employment requirement following the end of the applicable performance period), represent the right to receive an amount of the fair market value of a Unit on the date the Performance Phantom Unit becomes vested or any other date specified by the Compensation Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Compensation Committee may at the time a Performance Phantom Unit is granted specify a maximum amount payable in respect of a vested Performance Phantom Unit. A Performance Phantom Unit may be settled in cash, Units, or a combination of each. The Award agreement for each Performance Phantom Unit shall specify the number of Performance Phantom Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Phantom Unit to vest and the performance cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

Performance-Based Restricted Units. Performance-Based Restricted Units shall consist of an Award of Restricted Units, issued in the participant’s name and subject to appropriate restrictions and transfer limitations. Unless the Compensation Committee determines otherwise and as set forth in the applicable Award agreement, upon issuance of Performance-Based Restricted Units, the participant shall have all of the rights of a unitholder with respect to such Units, including the right to vote the Units and to receive all dividends or other distributions paid or made with respect to Units. The Award agreement for each Award of Performance-Based Restricted Units will specify the number of Performance-Based Restricted Units to which it relates, the Performance Objectives and other conditions that must be satisfied in order for the Performance-Based Restricted Units to vest, the performance cycle within which the Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited. At the time the Award of Performance-Based Restricted Units is granted, the Compensation Committee may determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on Units represented by such Award which have been issued by the Company to the participant shall be deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Units and held by the Company for the account of the participant until such time. Payment of deferred dividends in respect of Performance-Based Restricted Units shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Units in respect of which the deferred dividends were paid, and any dividends deferred in respect of any Performance-Based Restricted Units shall be forfeited upon the forfeiture of such Performance-Based Restricted Units.

Performance Objectives. With respect to any Performance Awards, performance objectives (“Performance Objectives”) may be expressed in terms of (i) net earnings; (ii) earnings per unit; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) unit price (including, but not limited to growth measures and total unitholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; (xxv) any combination of or a specified increase in any of the foregoing or (xxvi) any other performance criteria as may be established by the Compensation Committee. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the impact of specified events, including any one or more of the following with respect to the applicable performance period: (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the performance period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; or (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Compensation Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Compensation Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Compensation Committee.

Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Compensation Committee shall certify in writing that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Compensation Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Units to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any participant to an amount that is less than the amount that otherwise would be payable under such Award. The Compensation Committee may exercise such discretion in a non-uniform manner among participants.

Unit Awards. The Compensation Committee may grant an Award of Units (“Unit Awards”) to an Eligible Individual on such terms and conditions as the Compensation Committee may determine at the time of grant. A Unit Award may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Transferability. The 2017 Equity Incentive Plan generally restricts the transfer of any Awards, except (a) transfers by will or the laws of descent and distribution or (b) to a beneficiary designated by the participant, to whom any benefit under the 2017 Equity Incentive Plan is to be paid or who may exercise any rights of the participant in the event of the participant’s death before he or she receives any or all of such benefit or exercises an Award.

Adjustments upon Changes in Capitalization. In the event that the outstanding Units are changed into or exchanged for a different number or kind of Units or other units or securities or other equity interests of the Company or another corporation or entity, whether through merger, consolidation, reorganizations, recapitalization, reclassification, unit dividend, unit split, reverse unit split, substitution or other similar corporate event or transaction, or an extraordinary dividend or distribution by the Company in respect of its Units or other capital stock or securities convertible into capital stock in cash, securities or other property, the Compensation Committee shall determine the appropriate adjustments, if any, to (a) the maximum number and kind of units or other securities or other equity interests as to which Awards may be granted under the 2017 Equity Incentive Plan, (b) the maximum number and class of Units or other stock or securities that may be issued upon exercise of Incentive Options, (c) the number and kind of Units or other securities covered by any or all outstanding Awards that have been granted under the 2017 Equity Incentive Plan, (d) the option price of outstanding Options and the base price of outstanding UARs, and (e) the Performance Objectives applicable to outstanding Performance Awards.

Effect of Change in Control or Certain Other Transactions. Generally, the Award agreement evidencing each Award will provide any specific terms applicable to that Award in the event of a Change in Control of the Company (as defined below). Unless otherwise provided in an Award agreement, in connection with a merger, consolidation, reorganization, recapitalization or other similar change in the units of the Company, or a liquidation or dissolution of the Company or a Change in Control (each a “Corporate Transaction”), Awards shall either: (a) continue following such Corporate Transaction, which may include, in the discretion of the Compensation Committee or the parties to the Corporate Transaction, the assumption, continuation or substitution of the Awards, in each case with appropriate adjustments to the number, kind of securities, and exercise prices of the Awards; or (b) terminate.

For purposes of the 2017 Equity Incentive Plan, “Change in Control” generally means the occurrence of any of the following events with respect to the Company: (a) any person (other than directly from the Company) first acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities, other than an acquisition by certain employee benefit plans, the Company or a related entity, or any person in connection with a non-control transaction; (b) a majority of the members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; (c) any merger, consolidation or reorganization, other than in a non-control transaction; (d) a complete liquidation or dissolution or (e) sale or disposition of all or substantially all of the assets. A “non-control transaction” generally includes any transaction in which (i) unitholders immediately before such transaction continue to own at least a majority of the combined voting power of such resulting entity following the transaction; (ii) a majority of the members of the board of directors immediately before such transaction continue to constitute at least a majority of the board of the surviving entity following such transaction or (iii) with certain exceptions, no person other than any person who had beneficial ownership of more than fifty percent of the combined voting power of the Company’s then outstanding voting securities immediately prior to such transaction has beneficial ownership of more than fifty percent of the combined voting power of the surviving entity’s outstanding voting securities immediately after such transaction.

Options and UARs Terminated in Corporate Transaction. If Options or UARs are to terminate in the event of a Corporate Transaction, the holders of vested Options or UARs must be provided either (a) fifteen days to exercise their Options or UARs or (b) payment (in cash or other consideration) in respect of each Unit covered by the Option of UAR being cancelled in an amount equal to the excess, if any, of the per Unit consideration to be paid to unitholders in the Corporate Transaction over the price of the Option or the UAR. If the per Unit consideration to be paid to unitholders in the Corporate Transaction is less than the exercise price of the Option or UAR, the Option or UAR may be terminated without payment of any kind. The holders of unvested Options or UARs may also receive payment, at the discretion of the Compensation Committee, in the same manner as described above for vested Options and UARs. The Compensation Committee may also accelerate the vesting on any unvested Option or UAR and provide holders of such Options or UARS a reasonable opportunity to exercise the Award.

Other Awards Terminated in Corporate Transaction. If Awards other than Options and UARs are to terminate in connection with a Corporate Transaction, the holders of vested Awards will be provided, and holders of unvested Awards may be provided, at the discretion of the Compensation Committee, payment (in cash or other consideration upon or immediately following the Corporate Transaction, or, to the extent permitted by Section 409A of the Code, on a deferred basis) in respect of each Unit covered by the Award being cancelled in an amount equal to the per Unit price to be paid to unitholders in the Corporate Transaction, where the value of any non-cash consideration will be determined by the Compensation Committee in good faith.

The Compensation Committee may, in its sole discretion, provide for different treatment for different Awards or Awards held by different parties, and where alternative treatment is available for a participant’s Awards, may allow the participant to choose which treatment will apply to his or her Awards.

Amendment or Termination of the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan may be amended or terminated by the board of directors without unitholder approval, unless unitholder approval of the amendment or termination is required under applicable law, regulation or NASDAQ Stock Market LLC requirement. No amendment may materially and adversely alter or impair any Awards that had been granted under the 2017 Equity Incentive Plan prior to the amendment without the impacted participant’s consent. The 2017 Equity Incentive Plan will terminate on the tenth anniversary of its effective date; however, when the 2017 Equity Incentive Plan terminates, any applicable terms will remain in effect for administration of any Awards outstanding at the time of the 2017 Equity Incentive Plan’s termination.

Forfeiture Events; Clawback. The Compensation Committee may specify in an Award agreement that the participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment upon the occurrence of certain specified events or as required by law, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, any Award under the 2017 Equity Incentive Plan shall be subject to the terms of any clawback policy maintained by the Company, as it may be amended from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2016, we have engaged in certain transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities.

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to the Offering Statement of which this Offering Circular is a part, and are available electronically on the website of the SEC at www.sec.gov.

Related Party Agreements in Effect Prior to this Offering

Non-Revolving Credit Facility with Retirement Systems of Alabama (RSA)

iPic-Gold Class is a party to the Non-Revolving Credit Facility with RSA, a member of iPic-Gold Class which provides for a non-revolving total commitment of $225.8 million. The Non-Revolving Credit Facility is secured by a first-priority security interest in substantially all of the assets of iPic-Gold Class and the guarantors, together with a pledge of 100% of the equity interests of iPic Gold Class by Holdings. Obligations under the Non-Revolving Credit Facility are guaranteed by each of iPic-Gold Class’s wholly-owned subsidiaries and by Holdings. For a more detailed description, see “Description of Indebtedness — Long-Term Debt — Non-Revolving Credit Facility.”

Notes Payable to VR iPic Finance, LLC

A joint venture between Village Roadshow Attractions USA, Inc. and iPic Holdings, LLC (an entity owned in part by Hamid Hashemi and Dana Messina), called VR iPic Finance, LLC, both members of iPic-Gold Class, is a party to two sets of notes, aggregating $30.9 million. iPic Holdings, LLC owns approximately 37% of iPic-Gold Class. Entities and individuals associated with Hamid Hashemi, our President, Chief Executive Officer and Chairman of the Board of Directors, directly or indirectly own a majority of iPic Holdings, LLC.

The first set of VR iPic Notes bear interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the VR iPic Notes are required to be paid to VR iPic only to the extent that each of iPic Holdings, LLC and Village Roadshow Attractions USA, Inc. are due a distribution under the iPic-Gold Class LLC Agreement. The second set of notes bear interest on the unpaid principal amount at a rate per annum equal to 5.00%, with interest payable monthly. For a more detailed description, see “Description of Indebtedness — Notes Payable to Related Parties.”

Notes Payable to Village Roadshow Attractions USA, Inc.

iPic-Gold Class is a party to a $15.0 million note payable to Village Roadshow Attractions USA, Inc, a member of iPic-Gold Class. The notes accrue interest on the unpaid principal amount at 10.5% per annum, subject to a minimum guaranteed interest of $3.0 million over the life of the notes. Interest is payable only if Village Roadshow Attractions USA is due certain distributions as outlined in the iPic-Gold Class LLC Agreement and to the extent of the amount of such distributions. iPic-Gold Class is also a party to a $1.1 million note payable to Village Roadshow Attractions USA. The notes accrue interest on the unpaid principal amount at 5.0% per annum. For a more detailed description, see “Description of Indebtedness — Notes Payable to Related Parties.”

Notes Payable to Regal/Atom Holdings, LLC

iPic-Gold Class is a party to a $3.0 million note payable to Regal/Atom Holdings, LLC, a member of iPic-Gold Class. The note bears interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the Regal Note are required to be paid to Regal only to the extent that Regal is due a distribution under the iPic-Gold Class LLC Agreement. For a more detailed description, see “Description of Indebtedness — Notes Payable to Related Parties.”

Note Payable to iPic Holdings, LLC

iPic-Gold Class is a party to a $0.5 million note payable to iPic Holdings, LLC (an entity owned in part by Hamid Hashemi and Dana Messina), and a member of iPic-Gold Class. The notes accrue interest on the unpaid principal amount at 5.0% per annum. Interest is payable only if iPic Holdings, LLC is due certain distributions as outlined in the iPic-Gold Class LLC Agreement and to the extent of the amount of such distributions. For a more detailed description, see “Description of Indebtedness — Notes Payable to Related Parties.”

Related Party Transactions Entered Into in Connection With This Offering

In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are holders of 5% or more of our voting securities, including the issuance of shares of our Class B Common Stock to the Continuing iPic Equity Owners, and the entering into of an amended and restated limited liability company agreement of iPic-Gold Class. These transactions are described in “The Transactions.”

Additional Investment by Regal/Atom Holdings, LLC

On April 21, 2017, we entered into a subscription agreement with Regal/Atom Holdings, LLC (“Regal”) pursuant to which Regal invested $8.6 million in cash and lent us $3.4 million in the form of a qualified subordinated note. In connection with that transaction, Regal agreed to make an additional $2.5 million equity investment in us if we raised at least $20.0 million in a transaction occurring on or before April 21, 2018. If we raise at least $20.0 million in this Offering, we will meet the condition and we expect that Regal will invest an additional $2.5 million of equity, at the initial public offering price per share of Class A Common Stock, within 10 business days following the consummation of this Offering.

Registration Rights Agreement

In connection with this Offering, the Company will enter into a Registration Rights Agreement with certain of the Continuing iPic Equity Owners pursuant to which those Continuing iPic Equity Owners that are a party to the agreement will have specified rights to require the Company to register all or any portion of their shares under the Securities Act. See “Description of Securities — Registration Rights.”

Indemnification Agreements

Our Amended and Restated Bylaws, as will be in effect prior to the closing of this Offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our Amended and Restated Bylaws. In addition, our Amended and Restated Certificate of Incorporation, as will be in effect prior to the closing of this Offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the closing of this Offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Prior to the completion of this Offering, we expect that our board of directors will adopt a policy providing that the audit committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the board of directors is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms’-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with our best interests. In particular, our policy with respect to related party transactions will require our audit committee to consider the benefits to us, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third-parties or to employees generally. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock after the consummation of the Transactions, including this Offering, for: (1) each holder of more than 5% of our Common Stock; (2) each of our directors and director nominees; (3) each Named Executive Officer; and (4) all of our current directors and executive officers as a group.

In connection with this Offering, we will issue to each Continuing iPic Equity Owner for nominal consideration one share of Class B Common Stock for each LLC Interest it owns. As a result, the number of shares of Class B Common Stock listed in the table below correlates to the number of LLC Interests each such Continuing iPic Equity Owner will own immediately after this Offering. See “The Transactions.”

As described in “The Transactions” and “Certain Relationships and Related Party Transactions,” each Continuing iPic Equity Owner will be entitled to have their LLC Interests redeemed for Class A Common Stock on a one-for-one basis, or, at the option of iPic, cash equal to the market value of the applicable number of our shares of Class A Common Stock. In addition, at iPic’s election, iPic may instead effect a direct exchange of such Class A Common Stock or such cash for such LLC Interests.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within 60 days of January 24, 2018. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 24, 2018 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by such stockholder unless noted otherwise, subject to community property laws where applicable. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o iPic Entertainment Inc., 433 Plaza Real, Suite 335, Boca Raton, FL 33432.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage	Number	Percentage	Percentage
Beneficial Owners of More than 5% of our Common Stock
Associated Entities of Retirement Systems of Alabama(1)	—	—	2,801,433	27.4%	22.6%
Village Roadshow Attractions(2)	—	—	2,801,433	27.4%	22.6%
Regal/Atom Holdings(3)	—	—	661,889	6.5%	5.3%
Named Executive Officers, Directors and Director Nominees
Hamid Hashemi(4)	—	—	1,829,511	17.9%	14.8%
Paul Safran	—	—	—	—	—
Sherry Yard	—	—	—	—	—
Paul Westra	—	—	—	—	—
Clark Woods	—	—	—	—	—
Robert Kirby(2)	—	—	2,801,433	27.4%	22.6%
George M. Philip(5)	—	—	—	—	—
Dana Messina(6)	—	—	476,625	4.7%	3.8%
Ajay Bijli(7)	—	—	220,629	2.2%	1.8%
Executive Officers, Directors and Director Nominees as a Group (9 Persons)	—	—	5,328,198	52.1%	43.0%

____________

*         Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)      Represents (i) 1,876,960 shares of our Class B Common Stock held of record by Teachers’ Retirement System of Alabama and (ii) 924,473 shares of our Class B Common Stock held of record by Employees’ Retirement System of Alabama. Dr. David G. Bronner is the Chief Executive Officer of Teachers’ Retirement System of Alabama and of Employees’ Retirement System of Alabama. In such capacities, Dr. Bronner may be deemed to have voting and dispositive power over the shares of our Class B Common Stock held by each of Teachers’ Retirement System of Alabama and Employees’ Retirement System of Alabama. Dr. Bronner disclaims beneficial ownership of these shares. The address for Dr. Bronner is c/o Retirement Systems of Alabama, 201 South Union Street, Montgomery, AL 36130.

(2)      Robert Kirby is the executive director of Village Roadshow Attractions. In such capacity, Mr. Kirby may be deemed to have voting and dispositive power over the shares held by Village Roadshow Attractions but disclaims beneficial ownership of these shares. The address for Mr. Kirby is c/o Village Roadshow Limited, PO Box 2275, Prahran, Victoria 3181, Australia.

(3)      Amy E. Miles is a Manager and the President of Regal/Atom Holdings and Gregory W. Dunn and David H. Ownby are Managers of Regal/Atom Holdings. In such capacity, Ms. Miles and Messrs. Dunn and Ownby may be deemed to have voting and dispositive power over the shares held by Regal/Atom Holdings but disclaim beneficial ownership of these shares. The address for Ms. Miles and Messrs. Dunn and Ownby is c/o Regal/Atom Holdings, 101 East Blount Avenue, Knoxville, Tennessee 37920.

(4)      Represents shares held by Hashemi Holdings, LLC. Mr. Hashemi is the sole stockholder of Hashemi Holdings, LLC and has sole voting and dispositive control over the shares. All of the shares owned by Hashemi Holdings, LLC are pledged as collateral in connection with a loan agreement with Village Roadshow Attractions USA, Inc. Excludes 300,000 shares of Class B Common Stock held by irrevocable trusts established for the benefit of Mr. Hashemi’s three children, of which Mr. Hashemi disclaims beneficial ownership.

(5)      Does not include 2,801,433 shares of our Class B Common Stock held of record by the associated entities of the Retirement Systems of Alabama. Mr. Phillip is not an employee or director of the Retirement Systems of Alabama. Mr. Philip serves on our board of directors as a representative of the Retirement Systems of Alabama, but he does not have voting or investment power with respect to the shares of our Class B Common Stock held by the Retirement Systems of Alabama and he disclaims beneficial ownership of the shares of our Class B Common Stock held of record by the associated entities of the Retirement Systems of Alabama.

(6)      Represents shares held by Messina Living Trust dated 9/20/2001. Mr. Messina may be deemed to share beneficial ownership of the shares of our Class B Common Stock held of record by the Messina Living Trust dated 9/20/2001, but Mr. Messina disclaims beneficial ownership of such shares.

(7)      Represents shares held by PVR Limited. Mr. Ajay Bijli is named as the promoter stockholder of PVR Limited. In such capacity, Mr. Bijli may be deemed to have voting and dispositive power over the shares held by PVR Limited but disclaims beneficial ownership of these shares. The address for Mr. Bijli is c/o PVR Limited, Block A, 4th Floor, Building No.9, DLF Cyber City, DLF Phase III, Gurgaon, 122002, India.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this Offering. We expect to adopt an Amended and Restated Certificate of Incorporation and an Amended and Restated Bylaws in connection with this Offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Securities,” you should refer to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are or will be included as exhibits to the Offering Statement relating to this Offering Circular, and to the applicable provisions of Delaware law.

Our current authorized capital stock consists of 100 shares of Common Stock, par value $0.01 per share. As of the consummation of this Offering, our authorized capital stock will consist of 100,000,000 shares of Class A Common Stock, par value $0.0001 per share, 25,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share.

Common Stock

Upon consummation of this Offering, assuming the maximum amount of shares are sold, there will be 2,165,000 shares of our Class A Common Stock issued and outstanding and 10,220,629 shares of our Class B Common Stock issued and outstanding.

Class A Common Stock

Voting Rights

Holders of our Class A Common Stock will be entitled to cast one vote per share. Holders of our Class A Common Stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the Amended and Restated Certificate of Incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.

Dividend Rights

Holders of Class A Common Stock will share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

Upon our liquidation, dissolution or winding up, each holder of Class A Common Stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other Matters

No shares of Class A Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of our Class A Common Stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock. Upon consummation of this Offering, all the outstanding shares of Class A Common Stock will be validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of Class B Common Stock with LLC Interests

Shares of Class B Common Stock will be issued to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Continuing iPic Equity Owners and the number of shares of Class B Common Stock issued to Continuing iPic Equity Owners. Shares of Class B Common Stock are transferable only together with an equal number of LLC Interests. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, at the election of a Continuing iPic Equity Owner, redeem or exchange LLC Interests of such Continuing iPic Equity Owners pursuant to the terms of the Holdings LLC Agreement.

Voting Rights

Holders of Class B Common Stock will be entitled to cast one vote per share, with the number of shares of Class B Common Stock held by each Continuing iPic Equity Owner being equivalent to the number of LLC Interests held by such Continuing iPic Equity Owner. Holders of our Class B Common Stock will not be entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the Amended and Restated Certificate of Incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.

Dividend Rights

Holders of our Class B Common Stock will not participate in any dividend declared by the board of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up, holders of Class B Common Stock will not be entitled to receive any distribution of our assets.

Transfers

Pursuant to our Amended and Restated Certificate of Incorporation and the Holdings LLC Agreement, each holder of Class B Common Stock agrees that:

•         the holder will not transfer any shares of Class B Common Stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

•         in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B Common Stock to the same person.

Other Matters

No shares of Class B Common Stock will be subject to redemption rights or have preemptive rights to purchase additional shares of Class B Common Stock. Holders of shares of our Class B Common Stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B Common Stock. Upon consummation of this Offering, all outstanding shares of Class B Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after this Offering.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A Common Stock.

Exclusive Venue

Our Amended and Restated Certificate of Incorporation, as it will be in effect upon the closing of this Offering, will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as they will be in effect upon completion of this Offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Appointment and Removal of Directors

Our Amended and Restated Certificate of Incorporation and our Bylaws will provide that the number of directors constituting our Board of Directors is set only by resolution adopted by a majority vote of our entire Board of Directors. Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors, will be filled by vote of a majority of our directors then in office (subject to the rights of holders of any series of preferred stock). Furthermore, our Amended and Restated Certificate of Incorporation provides that the total number of directors may be changed only by the resolution of our board of directors (subject to the rights of holders of any series of preferred stock to elect additional directors). These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will provide that a member of our Board of Directors may be removed from office by our stockholders only for cause and, in addition to any other vote required by law, upon the approval of not less than 75% of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Amended and Restated Certificate of Incorporation will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our Amended and Restated Certificate of Incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our Amended and Restated Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our Amended and Restated Bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Amended and Restated Certificate of Incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation will provide that stockholder action by written consent will be permitted only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Amendment of Amended and Restated Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon completion of this Offering, except as otherwise provided by law, amendments to the Amended and Restated Certificate of Incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class. In addition, upon completion of this Offering, our Amended and Restated Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our Amended and Restated Certificate of Incorporation described above.

The foregoing provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Registration Rights

We intend to enter into a Registration Rights Agreement with certain of the Continuing iPic Equity Owners in connection with this Offering. The Registration Rights Agreement will provide those Continuing iPic Equity Owners who are a party to the agreement certain registration rights whereby, at any time following the third anniversary of our initial public offering, such Continuing iPic Equity Owners can require us to register under the Securities Act shares of Class A Common Stock issuable to them, at our election, upon redemption or exchange of their LLC Interests. The Registration Rights Agreement will also provide for certain piggyback registration rights.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.

Exchange Listing

Our Class A Common Stock has been approved for listing on NASDAQ under the symbol “IPIC.”

DESCRIPTION OF INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our material indebtedness. The following summary does not include intercompany obligations.

Long-Term Debt

Non-Revolving Credit Facility

iPic-Gold Class is the borrower under a non-revolving credit facility (the “Non-Revolving Credit Facility”) with The Teachers’ Retirement System of Alabama (the “TRSA”) and The Employees’ Retirement System of Alabama (the “ERSA”) (the TRSA and the ERSA are known collectively as the “RSA”), as lenders (the “Lenders”). The Non-Revolving Credit Facility is secured by a first priority security interest in all assets of iPic-Gold Class and its wholly-owned subsidiaries, together with an assignment and pledge of certain equity interests of iPic-Gold Class by certain members of iPic–Gold Class. Pursuant to the Amended and Restated Master Loan and Security Agreement, entered into on September 30, 2010 and as amended from time to time, the Lenders have (i) committed to lend to us, subject to the satisfaction or waiver of the conditions set forth therein, funds in an aggregate amount up to $225,828,169, which funds may be borrowed in three tranches (hereinafter, “Tranche 1,” “Tranche 2” and “Tranche 3”). As of June 30, 2017, the Tranche 1 and Tranche 2 commitment amounts of $15,828,169 and $24,000,000, respectively, were fully borrowed against, and $96,880,022 of the Tranche 3 commitment amount of $186,000,000 was borrowed against. We are not obligated to repay the outstanding principal on all three tranches until September 29, 2020, subject to mandatory prepayments to the RSA, as lenders, and mandatory payments to the members under the iPic-Gold Class LLC Agreement in years of excess cash flows, as determined in accordance with the terms of the Non-Revolving Credit Facility. As of June 30, 2017, we did not have any such excess cash flows. Except with respect to (i) certain working capital advances previously consented to by the Lenders and (ii) an advance on the date of the Transactions to repay the VR Notes (as discussed below), proceeds of advances under the Non-Revolving Credit Facility are to be used solely to fund up to 80% of eligible project costs in accordance with the terms of the Non-Revolving Credit Facility. As a condition to any advance, iPic-Gold Class is required to provide funding for the applicable project costs in an amount equal to 25% of the amount of such advance, with the proceeds of either (x) contributions to iPic-Gold Class from its members (other than RSA) or (y) subordinated loans to iPic-Gold Class from its members (other than RSA) (the “Match Condition”). We are required to achieve certain operating targets to borrow under the Non-Revolving Credit Facility.

Accrued but unpaid interest is due and payable by the Company with respect to each individual project tranche on the first scheduled payment date (meaning each January 1 and July 1) following the earlier to occur of (1) the date which is six months following the opening of the individual cinema project funded by any proceeds from the facility, or (2) the date which is twenty-one months following the initial advance for the individual cinema project. The Tranche 1 and Tranche 2 borrowings initially bore interest at a rate per annum equal to 5.00%, with annual increases of 50 basis points, subject to a cap of 8.00% per annum. We recognize interest expense on the Tranche 1 and Tranche 2 borrowings using the effective interest method, which results in an effective interest rate of approximately 6.95% per annum over the life of the debt. The Tranche 3 borrowings bear interest at a fixed rate of 10.50% per annum. During the six months ended June 30, 2017, we incurred approximately $6.5 million of net interest expense with respect to the Non-Revolving Credit Facility. We owed $0.3 million of accrued interest as of June 30, 2017.

The Non-Revolving Credit Facility contains a number of covenants that, among other things, restrict our ability, subject to specified exceptions, to incur debt, engage in new lines of business, incur liens, engage in mergers, consolidations or similar transactions, dispose of our assets other than in the ordinary course of business, make investments, loans, advances and acquisitions and enter into transactions with affiliates. In addition, the Non-Revolving Credit Facility contains various events of default, including, subject to specific exceptions, failure to make payments of interest or principal when and as due, the voluntary filing of a petition in bankruptcy by us, any of our subsidiaries or any of our members, and a material adverse change in our financial condition or prospects, among others. As of June 30, 2017, no known events of default have occurred under the Non-Revolving Credit Facility.

On the date of the Transactions, we will amend and restate the Non-Revolving Credit Facility pursuant to the Second Amended and Restated Master Loan and Security Agreement, which amendment and restatement will, among other things, permit iPic-Gold Class to enter into the Transactions, remove the requirement to make excess cash flow distributions to members of iPic-Gold Class, permit the Match Condition to be satisfied with funds from sources other than equity contributions or subordinated debt from members, make certain modifications to the covenants in connection therewith, extend the period under which Tranche 3 loans may be drawn until September 29, 2021 and extend the maturity date for all three tranches to September 29, 2023. In addition, following the contribution of the equity interests of iPic-Gold Class to Holdings as described in the first bullet under “Transactions” above, 100% of the equity interests of iPic-Gold Class will be subject to an assignment and pledge by Holdings to secure the obligations of iPic-Gold Class under the Non-Revolving Credit Facility.

This summary describes the material provisions of the Non-Revolving Credit Facility, but may not contain all information that is important to you. We urge you to read the provisions of the Second Amended and Restated Master Loan and Security Agreement which has been filed as an exhibit to the offering statement of which this Offering Circular forms a part. See “Where You Can Find More Information.”

Short-Term Debt

We periodically enter into short-term financing arrangements to finance the costs of our property and casualty insurance premiums. The loans are due in equal monthly installments of principal and interest, generally paid over a period of less than one year. Interest accrues on the unpaid principal at 3.63% per annum. As of June 30, 2017, our obligation under premium financing arrangements was $495,475. During the six months ended June 30, 2017, we incurred approximately $36,000 of net interest expense with respect to these short-term financing arrangements.

Notes Payable to Related Parties

On April 21, 2017, we issued a subordinated note (the “Regal Note”) to Regal/Atom Holdings, LLC (“Regal”) in an aggregate principal amount of $3,375,254. The note bears interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the Regal Note are required to be paid to Regal only to the extent that Regal is due a distribution under the iPic-Gold Class LLC Agreement. There is no stated maturity of the Regal Note. As of June 30, 2017, this note remained unpaid. During the six months ended June 30, 2017, we incurred approximately $33,752 of net interest expense with respect to the Regal Note. In connection with the Transactions, the existing note and accrued but unpaid interest will be contributed to capital by the current member, following which the existing note will be extinguished. The capital contribution will not modify the existing ownership percentage of the member in iPic-Gold Class. No LLC Interests will be issued for this capital contribution.

During the period from June 2015 to June 2016, we issued subordinated notes (the “VR iPic Notes”) to VR iPic Finance, LLC (“VR iPic”) in an aggregate principal amount of $16,124,947. The notes bear interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the VR iPic Notes are required to be paid to VR iPic only to the extent that each of iPic Holdings, LLC and Village Roadshow Attractions USA, Inc. are due a distribution under the iPic-Gold Class LLC Agreement. There is no stated maturity of the VR iPic Notes. As of June 30, 2017, these notes remained unpaid. During the six months ended June 30, 2017, we incurred approximately $399,810 of net interest expense with respect to the VR iPic Notes. In connection with the Transactions, the existing notes and accrued but unpaid interest will be contributed to capital by the current members, following which the existing notes will be extinguished. The capital contribution will not modify the existing ownership percentages of the members in iPic-Gold Class. No LLC Interests will be issued for this capital contribution.

Between February 2014 and June 2017, we issued subordinated notes (the “VR iPic Notes II”) to VR iPic in an aggregate principal amount of $14,736,903. The notes bear interest on the unpaid principal amount at a rate per annum equal to 5.00%, with interest payable monthly. The VR iPic Notes II have no stated maturity and are due on demand, but the lender has represented that it will not demand repayment prior to July 1, 2018. As of June 30, 2017, this note remained unpaid. During the six months ended June 30, 2017, we incurred approximately $371,646 of net interest expense with respect to the VR iPic Notes II. In connection with the Transactions, the existing notes and accrued but unpaid interest will be contributed to capital by the current members, following which the existing notes will be extinguished. The capital contribution will not modify the existing ownership percentages of the members in iPic-Gold Class. No LLC Interests will be issued for this capital contribution.

Between June 2016 and September 2016, we issued subordinated notes (the “VR Notes”) to Village Roadshow Attractions USA, Inc. (“Village Roadshow”) in an aggregate principal amount of $15.0 million. The notes bear interest on the unpaid principal amount at a rate per annum equal to 10.50%, subject to minimum guaranteed interest of $3.0 million over the life of the notes. Payments of outstanding principal and interest on the VR Notes are required to be paid to Village Roadshow only to the extent that Village Roadshow is due a distribution under the iPic-Gold Class

LLC Agreement. There is no stated maturity of the VR Notes. As of June 30, 2017, this note remained unpaid. During the six months ended June 30, 2017, we incurred approximately $781,027 of net interest expense with respect to the VR Notes. We owed $1,467,963 of accrued interest as of June 30, 2017. Upon completion of the Transactions, the VR Notes will be paid in full, along with the minimum guaranteed interest of $3.0 million, with the proceeds of an advance under Tranche 3 of the Non-Revolving Credit Facility.

On May 31, 2016, we issued a subordinated note (the “VR Note II”) to Village Roadshow in an aggregate principal amount of $1,071,429. The note bears interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the VR Note II are required to be paid to Village Roadshow only to the extent that Village Roadshow is due a distribution under the iPic-Gold Class LLC Agreement. There is no stated maturity of the VR Note II. As of June 30, 2017, this note remained unpaid. During the six months ended June 30, 2017, we incurred approximately $26,565 of net interest expense with respect to the VR Note II. We owed $58,121 of accrued interest as of June 30, 2017. In connection with the Transactions, the existing note and accrued but unpaid interest will be contributed to capital by the current member, following which the existing note will be extinguished. The capital contribution will not modify the existing ownership percentage of the member in iPic-Gold Class. No LLC Interests will be issued for this capital contribution.

On May 31, 2016, we issued a subordinated note (the “iPic Holding Note”) to iPic Holdings, LLC in an aggregate principal amount of $547,065. The note bears interest on the unpaid principal amount at a rate per annum equal to 5.00%. Payments of outstanding principal and interest on the iPic Holding Note are required to be paid to iPic Holdings, LLC only to the extent that iPic Holdings, LLC is due a distribution under the iPic-Gold Class LLC Agreement. There is no stated maturity of the iPic Holding Note. As of June 30, 2017, this note remained unpaid. During the six months ended June 30, 2017, we incurred approximately $13,564 of net interest expense with respect to the iPic Holding Note. We owed $29,676 of accrued interest as of June 30, 2017. In connection with the Transactions, the existing note and accrued but unpaid interest will be contributed to capital by the current member, following which the existing note will be extinguished. The capital contribution will not modify the existing ownership percentage of the member in iPic-Gold Class. No LLC Interests will be issued for this capital contribution.

Each of the notes described above is subordinate in the right of payment to any indebtedness outstanding under the Non-Revolving Credit Facility. In addition, in the case of each note with no stated maturity or demand provision, we have determined that liquidation prior to July 1, 2018 is remote. As such, these notes have been classified as noncurrent liabilities on our consolidated balance sheet.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this Offering, there has not been a public market for shares of our Class A Common Stock. Future sales of substantial amounts of shares of our Class A Common Stock, including shares of Class A Common Stock issued upon the exercise of outstanding options and warrants, or issuable upon redemption or exchange of LLC Interests, in the public market after this Offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Common Stock to fall or impair our ability to raise equity capital in the future.

After this Offering, assuming the maximum amount of shares are sold, we will have outstanding 2,165,000 shares of our Class A Common Stock, consisting of the shares of Class A Common Stock that we are selling in this Offering. All of these shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The 10,220,629 shares of Class A Common Stock that are issuable upon redemption or exchange of LLC Interests as well as shares issuable upon the exercise of outstanding options and warrants will, upon issuance be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least twelve months, would be entitled to sell an unlimited number of shares without restriction.

A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•         1% of the number of shares of our Class A Common Stock then outstanding; or

•         the average weekly trading volume of our Class A Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

Lock-Up Agreements

Except as described below, we and each of our directors, executive officers and holders of substantially all of our outstanding common stock have agreed, or will agree, with the Selling Agents, subject to certain exceptions, that, without the prior written consent of TriPoint, we and they will not, directly or indirectly, during the period ending 180 days after the latest date that the Commission declares the Offering Statement of which this Offering Circular forms a part qualified:

•         offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of Common Stock or any securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially

(as defined in the Exchange Act), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•         enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our directors, executive officers and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions. In addition, we will be allowed to take the actions described above after 120 days in the event that the closing price of the shares of Class A Common Stock exceeds the per share price to public of the Offering for each of at least 10 consecutive trading days. See “Plan of Distribution — Lock-Up Agreements.”

Registration Rights

Upon the closing of this Offering, the holders of 7,432,377 shares of our Common Stock issued or issuable (as calculated as of January 24, 2018) will be entitled to specified rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. See “Description of Securities — Registration Rights” for additional information.

Registration Statement on Form S-8

As of January 24, 2018, options to purchase a total of 955,300 shares of Common Stock pursuant to our 2017 Equity Incentive Plan were outstanding, none of which were exercisable. We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this Offering to register shares that may be issued pursuant to our 2017 Equity Incentive Plan and outstanding IPO RSUs. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. For a description of our equity incentive plans, see “Executive Compensation — 2017 Equity Incentive Plan.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF
OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A Common Stock that is being issued pursuant to this Offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our Class A Common Stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Class A Common Stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this Offering Circular. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our Class A Common Stock as described in this summary. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our Class A Common Stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our Class A Common Stock that is not, for U.S. federal income tax purposes:

•         an individual who is a citizen or resident of the United States;

•         a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•         an entity or arrangement treated as a partnership;

•         an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•         a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our Class A Common Stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our Class A Common Stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•         a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•         a Non-U.S. Holder holding our Class A Common Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•         a Non-U.S. Holder that holds or receives our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•         a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding Class A Common Stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our Class A Common Stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our Class A Common Stock.

Distributions on Our Class A Common Stock

As discussed under “Dividend Policy” above, we do not currently expect to pay any cash dividends on our Class A Common Stock. If we make distributions of cash or property (other than certain pro rata distributions of our Class A Common Stock) with respect to our Class A Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain from a disposition of our Class A Common Stock subject to the tax treatment described below in “Dispositions of Our Class A Common Stock”.

Distributions on our Class A Common Stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our Class A Common Stock.

Distributions on our Class A Common Stock that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our Class A Common Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Dispositions of Our Class A Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sales or other dispositions of our Class A Common Stock unless:

•         the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•         the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•         we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our Class A Common Stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our Class A Common Stock at all times during the applicable period, provided that our Class A Common Stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our Class A Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Federal Estate Tax

Our Class A Common Stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of dividends on our Class A Common Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our Class A Common Stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our Class A Common Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our Class A Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Class A Common Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our Class A Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our Class A Common Stock) and (ii) after December 31, 2018, the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our Class A Common Stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its Class A Common Stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

PLAN OF DISTRIBUTION

Engagement Agreement with the Selling Agents

We anticipate entering into a selling agency agreement with TriPoint Global Equities, LLC and its online division, Banq®, (the “Lead Selling Agent” or “TriPoint”), Roth Capital Partners, LLC (“Institutional Placement Book-Running Agent”) and Telsey Advisory Group LLC (“Co-Manager”) (collectively, the “Selling Agents”), upon qualification.

Compensation for Advisory Services. As part of the selling agency agreement, TriPoint agreed to provide us with advice with regard to (i) our business, (ii) entering the U.S. capital markets, (iii) the contemplated marketing and development of the Company as a public company and (iv) our ongoing compliance obligations as a public company. As compensation for these advisory services, we agreed to pay TriPoint $10,000 per month commencing upon the Company’s stock becoming publicly traded and continuing for a period of 2 months thereafter.

Offering Expenses. We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) all of the legal fees related to FINRA clearance; and (v) our transportation, accommodation, and other roadshow expenses. We have agreed to reimburse the Selling Agents for their reasonable and documented legal costs (the Company must pre-approve any expenses in excess of $1,000) up to a maximum of $75,000. The Company also agreed to pay a $20,000 due diligence fee upon signing the selling agency agreement with an additional $10,000 due at closing.

Reimbursable Expenses in the Event of Termination. In the event the Offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse the Selling Agents for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Selling Agents legal fees, up to $15,000.

Selling Agents’ Commission. We have agreed that the definitive selling agency agreement will provide for us to pay a commission of 7.25% of the gross proceeds received by the Company in the Offering, which shall be allocated by the Lead Selling Agent to members of the selling group and soliciting dealers in its sole discretion provided however, that the commission shall be reduced to 2% for any proceeds received from sales/orders placed through TriPoint’s affiliated online platform known as BANQ by investors the Company directly introduces to the Selling Agents and who purchase in excess of $500,000.

Selling Agents’ Warrants. Upon each closing of this Offering, we have agreed to issue certain warrants to the Selling Agents (the “Selling Agents’ Warrants”) to purchase a number of shares of the Common Stock equal to 2.2% of the total shares of the Common Stock sold in such closing. The Selling Agents’ Warrants are exercisable commencing approximately 13 months after the date of the applicable closing, and will be exercisable for three and a half years after such date. The Selling Agents’ Warrants are not redeemable by us. The exercise price for the Selling Agents’ Warrants will be equal to 125% of the public offering price.

The Selling Agents’ Warrants and the Class A Common Stock underlying the Selling Agents’ Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agents, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agents’ Warrants or the Common Stock underlying the Selling Agents’ Warrants, nor will the Selling Agents or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agents’ Warrants or the underlying shares for a period of 366 days following the latest date that the Commission declares the Offering Statement of which this Offering Circular forms a part qualified (the “Qualification Date”) except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to the Selling Agents or selected dealers participating in this Offering and their officers or partners if the Selling Agents’ Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agents’ Warrants will provide for adjustment in the number and price of the Selling Agents’ Warrants and the shares underlying such Selling Agents’ Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Notwithstanding any provision described in the preceding paragraph, we and the Selling Agents have agreed that cashless exercise of the Selling Agents’ Warrants shall be available to the Selling Agents only if the Company has not filed a shelf registration statement on Form S-3 (or an equivalent form) covering the resale of the Warrant Shares within five (5) business days following the date when the Company is first eligible to use such a short-form registration statement (which date will not be earlier than 366 days after the Qualification Date and, based on the rules and regulations promulgated by the SEC, is likely to be a date later than that).

Lock-Up Agreements

Except as described below, we and each of our directors, executive officers and holders of substantially all of our outstanding common stock have agreed, or will agree, with the Selling Agents, subject to certain exceptions, that, without the prior written consent of TriPoint, we and they will not, directly or indirectly, during the period ending 180 days following the latest date that the Commission declares the Offering Statement of which this Offering Circular forms a part qualified, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options. In addition, we will be allowed to take the actions described above after 120 days in the event that the closing price of the shares of Class A Common Stock exceeds the per share price to public of the Offering for each of at least 10 consecutive trading days. In the case of our directors, executive officers and other holders of our securities, the restrictions described in the preceding paragraph do not apply to:

•         transactions relating to shares of Common Stock acquired in open market transactions after the completion of this Offering; provided that, no filing by any party under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made in connection with such transfer;

•         exercises of stock options or equity awards granted pursuant to an equity incentive or other plan or warrants to purchase shares of common stock or other securities (including by cashless exercise to the extent permitted by the instruments representing such stock options or warrants so long as such cashless exercise is effected solely by the surrender of outstanding stock options or warrants to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price), provided that in any such case the securities issued upon exercise shall remain subject to the provisions of this Agreement;

•         transfers of shares of Common Stock or other securities to the Company in connection with the vesting or exercise of any equity awards granted pursuant to an equity incentive or other plan and held by the undersigned to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to the Company’s equity incentive or other plans;

•         pursuant to an order of a court or regulatory agency;

•         any transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement;

•         any distributions or transfers without consideration of shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock to limited partners, members, stockholders or affiliates of the undersigned, or to any partnership, corporation or limited liability company controlled by the undersigned or by a member of the immediate family of the undersigned;

•         any transfer made in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Agreement;

•         the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the lock-up period;

•         transfers to any investment fund or other entity controlled by, or under common control or management with, the undersigned;

•         the pledge of up to 1,829,511 LLC Interests currently held by Hamid Hashemi, our President and Chief Executive Officer, and any transfer of such LLC Interests or the shares of Class A Common Stock into which they may be exchanged, in connection with the foreclosure, if any, by the lender pursuant to a pledge agreement, provided that in the event of any such transfer required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act, such Form 4 will specify, in the footnotes thereof, the reason for such transfer; and

•         transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock pursuant to a qualifying bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock.

Exchange Listing

Our Class A Common Stock has been approved for listing on NASDAQ under the symbol “IPIC.” In order to meet one of the requirements for listing our Common Stock on NASDAQ, the Selling Agents intend to sell lots of 100 or more shares to a minimum of 400 beneficial holders. Our Common Stock will not commence trading on NASDAQ until each of the following conditions are met: (i) this Offering is terminated; (ii) we have filed a post-qualification amendment to the Offering Statement, which such post-qualification amendment is qualified by the Commission; and (iii) we have filed a registration statement on Form 8-A, which Form 8-A has been declared effective by the SEC. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of this Offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating this Offering and commencing the trading of our Class A Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Class A Common Stock and the commencement of exchange trading of our Common Stock on NASDAQ.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Shares. The initial public offering price was determined by negotiation between us and the Selling Agents. The principal factors considered in determining the initial public offering price include:

•         the information set forth in this Offering Circular and otherwise available to the Selling Agents;

•         our history and prospects and the history of and prospects for the industry in which we compete;

•         our past and present financial performance;

•         our prospects for future earnings and the present state of our development;

•         an assessment of our management;

•         the general condition of the securities markets at the time of this Offering;

•         the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•         other factors deemed relevant by the Selling Agents and us.

We intend to price the Offering prior to its qualification pursuant to Rule 253(b).

Indemnification and Control

We have agreed to indemnify the Selling Agents against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agents and their affiliates and controlling persons may be required to make in respect of these liabilities.

The Selling Agents and their affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agents and their affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Selling Agents

In the ordinary course of their various business activities, the Selling Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The Selling Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there would be no limits on how many shares an investor may purchase if this Offering results in a listing of our Common Stock on NASDAQ or other national securities exchange. However, our Common Stock will not be listed on NASDAQ upon the initial qualification of this Offering by the SEC.

Therefore, for individuals who are not accredited investors, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this Offering. The only investors in this Offering exempt from this limitation are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)       You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)      You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “— Procedures for Subscribing — How to Calculate Net Worth”);

(iii)     You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)     You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)      You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)     You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)    You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)   You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or after the date that the Offering is qualified by the Commission and will terminate on the Termination Date.

Procedures for Subscribing

U.S. investors may, but are not required to, participate in this Offering by opening an account with BANQ, an online brokerage division of TriPoint. The BANQ website may be found at Banq.co. BANQ is open to qualified U.S. investors and accepts individual, joint, corporate or IRA accounts. The application process takes approximately 5 minutes and there are no account minimums. Deposits to BANQ can be made via wire transfer or ACH deposit or by mailing in a check. Deposits usually post to an account within 3 to 5 days. BANQ® is a division of TriPoint, a member of FINRA and the Securities Investor Protection Corporation (“SIPC”), which protects the securities of its members’ customers up to $500,000 (including $250,000 for claims for cash). TriPoint and BANQ do not charge a fee for opening an account or for depositing shares purchased in this Offering into such account.

Investors investing through BANQ will be required to open their accounts and deposit funds into their respective BANQ accounts after the qualification of the Offering Statement relating to this Offering but prior to the applicable closing of this Offering. No investor funds may be used to purchase securities to be issued in this Offering until the Offering Statement relating to this Offering and filed by the Company with the SEC has been qualified by the Commission. After an account is opened but no later than 48 hours prior to the applicable closing of this Offering, the investor will be required to deposit funds into the account sufficient to purchase the amount of securities that the investor intends to purchase in this Offering. Such funds will not be held in an escrow account or otherwise segregated as part of the Offering process.

During the marketing period for this Offering, prospective investors will provide an indication of interest as to the amount of securities the investor intends to purchase; however, firm indications of interest can only be made after the Offering Statement has been qualified. Forty-eight (48) hours prior to the close of this Offering, each investor that has money deposited with BANQ for this Offering will be notified by BANQ via e-mail and notification to the secure messages section of the website for the BANQ online brokerage account that the indication of the amount of securities such investor wishes to purchase, or such lesser amount as may be determined by the Company and the Selling Agents at their discretion, is confirmed and will be finalized on closing. Indications will not be finalized without sufficient funds in the investor’s BANQ online brokerage account or if the investor elects to cancel such indication.

Upon the applicable closing, the funds required to purchase that amount of securities will be removed from such investor’s account and transferred to the account of the Company, and the amount of securities purchased will be deposited into such investor’s account. The investor may cancel such investor’s desired investment within the required time and no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed. In addition, if this Offering does not close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed and the funds in the investor’s BANQ account will remain available for withdrawal, in accordance with the investor’s account agreement with BANQ.

Below is a summary of the specific steps involved in the “indication of interest” process:

Step 1. Upon initial qualification of the Offering by the SEC, investors may place an indication of interest for the amount of securities the investor intends to purchase.

Step 2. Investors must fund their BANQ online brokerage account or Wilmington Trust Escrow Account (described below under “— Escrow Account”) with sufficient funds to purchase shares if their indication is confirmed and the allocation is approved by the Company and the Selling Agents. Indications of interest will not be finalized without sufficient funds in an investor’s BANQ online brokerage account or the Wilmington Trust Escrow Account.

Step 3. Approximately forty-eight (48) hours prior to closing of this Offering, each investor that has money deposited with BANQ or the Wilmington Trust Escrow Account for this Offering will be notified by BANQ or Wilmington Trust via e-mail (and notification to the secure messages section of the BANQ website for BANQ customers) that the indication of the amount of securities such investor wishes to purchase is confirmed and will be finalized on closing. The investor may cancel such investor’s desired investment within the required timeframe, in which case no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed.

Step 4. Upon closing, investor funds will be debited from their BANQ online brokerage account or the Wilmington Trust Escrow Account, and shares will delivered in the amount of the allocation granted. If this Offering fails to close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed, and the funds in the investor’s BANQ account will remain available for withdrawal in accordance with the investor’s account agreement with BANQ, or for non-BANQ customers funds in the Wilmington Trust Escrow Account will be promptly returned to the investor.

Escrow Account: The Company currently intends to complete one closing of this Offering, once we have met the NASDAQ minimum listing requirements; however, we reserve the right to undertake one or more closings on a rolling basis even if we have not yet met the NASDAQ minimum listing requirements at such time. Therefore, investor funds that are held in escrow will be released to the Company in its sole discretion at any time, and without regard to meeting any particular contingency.

Funds deposited in an account with BANQ will be held with Foliofn Investments, Inc. (“Folio”), which is the clearing agent for TriPoint and BANQ. The funds will be included in Folio’s “Cash Sweep” program, which utilizes FDIC-insured accounts to sweep Folio’s customers’ free credit balances in excess of any maintained as free credit balances, from the Folio customers’ securities accounts to FDIC-insured bank accounts. Upon our decision to conduct a closing, which may be made in our sole discretion at any time, investor funds held with Folio will be released to us.

U.S. investors who participate in this Offering other than through BANQ, including through selected dealers who do not maintain clearing agreements, will be required to deposit their funds in an escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of this Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.

Selected dealers with clearing agreements shall provide the Selling Agents with executed indications and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC on closing. In the event that the Company does not qualify or list on NASDAQ, selected dealers who are unable to participate in an over the counter security may withdraw their subscriptions prior to closing.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Wilmington Trust, N.A.; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of this Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Statement as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the escrow account or remain in your BANQ account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase the Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Class A Common Stock offered hereby will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Hunter Taubman Fischer & Li LLC, New York, New York is acting as counsel to the Selling Agents. A partner at Hunter Taubman Fischer & Li LLC serves as the general counsel of TriPoint.

EXPERTS

The consolidated financial statements of iPic-Gold Class Entertainment, LLC appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to iPic-Gold Class Entertainment, LLC’s ability to continue as a going concern, of Crowe Horwath LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The balance sheet of iPic Entertainment Inc. appearing elsewhere in this Offering Circular has been included herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering and listing of our shares of Class A Common Stock on NASDAQ, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

iPic Entertainment Inc.

433 Plaza Real Boulevard, Suite 335,

Boca Raton, FL, 33432

Attention: General Counsel

(561) 393-3269

FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Contents
iPic Entertainment Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of October 18, 2017	F-3
Notes to Consolidated Balance Sheets	F-4

iPic-Gold Class Entertainment, LLC
Consolidated Financial Statements
Years Ended December 31, 2016 and December 31, 2015
Report of Independent Registered Public Accounting Firm	F-5
Consolidated Balance Sheets	F-6
Consolidated Statements of Operations	F-7
Consolidated Statements of Changes in Members’ Deficit	F-8
Consolidated Statements of Cash Flows	F-9
Notes to Consolidated Financial Statements	F-11
Interim Condensed Consolidated Financial Statements (Unaudited)
Six Months Ended June 30, 2017 and June 30, 2016
Unaudited Condensed Consolidated Balance Sheets	F-25
Unaudited Condensed Consolidated Statements of Operations	F-26
Unaudited Condensed Consolidated Statements of Changes in Members’ Deficit	F-27
Unaudited Condensed Consolidated Statements of Cash Flows	F-28
Notes to Unaudited Condensed Consolidated Financial Statements	F-30

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder
iPic Entertainment Inc.
Boca Raton, Florida

We have audited the accompanying balance sheet of iPic Entertainment Inc. (the “Company”) as of October 18, 2017. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at October 18, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida
December 5, 2017

iPic Entertainment Inc.

Consolidated Balance Sheet

October 18, 2017

October 18, 2017
Assets	$—

Commitments and Contingencies

Stockholder’s Equity
Common Stock, par value $0.01 per share, 100 shares authorized, 100 shares issued and outstanding	—
Total Stockholder’s Equity	$—

See accompanying notes to consolidated financial statements.

iPic Entertainment Inc.

Notes to Consolidated Balance Sheet

October 18, 2017

1. ORGANIZATION

iPic Entertainment Inc. (the “Corporation”) was formed as a Delaware corporation on October 18, 2017. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of iPic-Gold Class Entertainment, LLC, a wholly-owned subsidiary of iPic Gold Class Holdings LLC (“Holdings”). The Corporation will be the sole manager of Holdings, which will in turn be the sole managing member of iPic-Gold Class Entertainment, LLC (“iPic-Gold Class”), and will operate and control all of the businesses and affairs of Holdings and, through iPic-Gold Class and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The consolidated balance sheets are presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

3. STOCKHOLDER’S EQUITY

The Corporation is authorized to issue 100 shares of Common Stock, par value $0.01 per share, 100 shares of which have been issued or are outstanding.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members

iPic-Gold Class Entertainment, LLC

Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of iPic-Gold Class Entertainment, LLC (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has suffered recurring losses from operations, had a members’ deficit, and had negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for uncertainties regarding the Company’s ability to continue as a going concern in 2016 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida
December 5, 2017

iPic-Gold Class Entertainment, LLC
Consolidated Balance Sheets

December 31,	2016	2015
Assets
Cash and cash equivalents	$4,653,481	$8,181,849
Accounts receivable	4,080,789	2,556,394
Inventories	1,227,030	1,097,205
Prepaid expenses	2,816,183	2,278,252

Total current assets	12,777,483	14,113,700

Property and equipment, net	164,439,145	127,138,346
Deposits	231,611	169,011

Total assets	$177,448,239	$141,421,057

Liabilities and Members’ Deficit
Accounts payable	$11,796,500	$7,487,061
Accrued expenses	2,600,741	1,412,412
Accrued interest	955,453	4,210,931
Accrued payroll	3,609,277	3,969,294
Accrued insurance	1,326,599	982,843
Taxes payable	2,435,380	2,044,136
Deferred revenue	7,234,129	7,998,738
Total current liabilities	29,958,079	28,105,415

Long-term debt – related party	127,712,556	96,862,686
Notes payable to related parties	47,688,441	28,829,722
Deferred rent	50,336,267	26,193,152
Accrued construction liabilities	12,770,643	19,592,334
Accrued interest – long-term	2,903,419	1,535,788

Total liabilities	271,369,405	201,119,097

Commitments and Contingencies – Note 5

Members’ Deficit
Members’ contributions	24,369,164	24,369,164
Accumulated deficit	(118,290,330)	(84,067,204)

Total members’ deficit	(93,921,166)	(59,698,040)
Total liabilities and members’ deficit	$177,448,239	$141,421,057

See accompanying notes to consolidated financial statements.

iPic-Gold Class Entertainment, LLC

Consolidated Statements of Operations

For the years ended December 31,	2016	2015
Revenues
Food and beverage	$64,362,624	$53,025,145
Theater	57,459,010	45,866,158
Other	2,994,063	997,197
Total revenues	124,815,697	99,888,500

Operating expenses
Cost of food and beverage	17,376,509	14,614,436
Cost of theater	22,108,200	18,709,498
Operating payroll and benefits	32,141,337	25,918,215
Occupancy expenses	17,104,225	13,072,859
Other operating expenses	24,780,648	16,183,293
General and administrative expenses	14,220,451	12,471,009
Depreciation and amortization expense	16,019,403	11,819,270
Pre-opening expenses	4,394,515	3,666,337
Loss on disposal of property and equipment	88,462	210,514

Operating expenses	148,233,750	116,665,431

Operating loss	(23,418,053)	(16,776,931)

Other income (expense)
Interest income (expense), net	(10,718,272)	(7,890,920)
Total other income (expense)	(10,718,272)	(7,890,920)

Net loss before income tax expense	(34,136,325)	(24,667,851)

Income tax expense	86,801	60,983
Net loss	$(34,223,126)	$(24,728,834)

Unaudited pro forma net loss per Class A common share (Note 11)

Basic	$(2.81)
Diluted	$(2.81)

Unaudited pro forma weighted-average number of Class A common shares outstanding (Note 11)

Basic	2,165,000
Diluted	2,165,000

Unaudited pro forma income tax expense	$86,801

See accompanying notes to consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Consolidated Statements of Changes in Members’ Deficit

	Members’ Contributions	Accumulated Deficit	Total Members’ Deficit
Members’ deficit – January 1, 2015	$24,927,757	$(59,338,370)	$(34,410,613)

Members’ contributions	13,771,129	—	13,771,129

Conversion of members’ contributions to debt	(14,329,722)	—	(14,329,722)

Net loss	—	(24,728,834)	(24,728,834)

Members’ deficit – December 31, 2015	24,369,164	(84,067,204)	(59,698,040)

Net loss	—	(34,223,126)	(34,223,126)

Members’ deficit – December 31, 2016	$24,369,164	$(118,290,330)	$(93,921,166)

See accompanying notes to consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Consolidated Statements of Cash Flows

For the years ended December 31,	2016	2015
Cash flows from operating activities:
Net loss	$(34,223,126)	$(24,728,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,019,403	11,819,270
Loss on disposal of property and equipment	88,462	210,514
Lease incentive payments received from lessors	24,143,115	7,968,722
Effective interest adjustment	(205,411)	(6,271)
Net changes in operating assets and liabilities:
Accounts receivable	(1,524,395)	(951,294)
Inventory	(129,825)	(57,760)
Prepaid expenses	1,663,164	512,325
Deposits	(62,600)	(11,279)
Accounts payable	3,562,557	2,313,654
Accrued expenses	(2,047,552)	2,175,758
Deferred revenue	(764,609)	1,896,103

Net cash provided by operating activities	6,519,183	1,140,908

Cash flows from investing activities:
Purchases of property and equipment	(57,898,801)	(33,686,384)

Net cash used in investing activities	(57,898,801)	(33,686,384)

Cash flows from financing activities:
Members’ contributions	—	13,771,129
Repayment of notes payable to related parties	(55,000)	—
Repayment of short-term borrowings	(1,857,339)	(880,981)
Borrowings on notes payable to related parties	18,913,719	—
Borrowings on long-term debt – related party	30,849,870	19,674,941

Net cash provided by financing activities	47,851,250	32,565,089

Net increase (decrease) in cash and cash equivalents	(3,528,368)	19,613
Cash and cash equivalents at the beginning of year	8,181,849	8,162,236

Cash and cash equivalents at the end of year	$4,653,481	$8,181,849

See accompanying notes to consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Consolidated Statements of Cash Flows

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$11,021,519	$7,949,061

Cash paid for income taxes	$60,983	$58,593
Supplemental disclosures of non-cash flow activity:
Property and equipment financed through liabilities	$3,486,191	$5,809,446

Construction of leased property and equipment financed by lessor	$10,031,336	$13,782,888

Members’ contributions converted to debt	$—	$14,329,722

Insurance premiums financed through short term borrowings	$2,201,095	$1,200,629

See accompanying notes to consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the accounts of iPic-Gold Class Entertainment, LLC (“iPic-Gold Class”) and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany balances and transactions have been eliminated in consolidation.

The Company previously classified several related party notes as current liabilities in its previously issued consolidated financial statements. Those amounts should have been classified as noncurrent liabilities. The Company has revised the following amounts in its consolidated financial statements in the periods noted below to reflect the correction of these immaterial errors. The Company considered Staff Accounting Bulletin (“SAB”) 99, Materiality and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in assessing materiality.

	As Previously Reported	Revision	As Revised
Consolidated Balance Sheets:
As of December 31, 2016
Current notes payable – related party	$14,945,000	$(14,945,000)	$—
Total current liabilities	$44,903,079	$(14,945,000)	$29,958,079
Notes payable to related parties	$32,743,441	$14,945,000	$47,688,441

Consolidated Balance Sheets:
As of December 31, 2015
Current notes payable – related party	$13,829,722	$(13,829,722)	$—
Total current liabilities	$41,935,137	$(13,829,722)	$28,105,415
Notes payable to related parties	$15,000,000	$13,829,722	$28,829,722

iPic-Gold Class is a Delaware limited liability company that was formed on September 22, 2010. iPic-Gold Class manages movie theaters and restaurants across the United States.

The members of iPic-Gold Class are iPic Holdings, LLC; Village Roadshow Attractions USA, Inc.; the Teachers’ Retirement System of Alabama (“TRSA”) and the Employees’ Retirement System of Alabama (“ERSA”) (TRSA and ERSA are known collectively as the “RSA”). See Note 4 for further details on the ownership of iPic-Gold Class.

iPic-Gold Class was formed to acquire the six operating Gold Class Cinemas formerly owned and operated by Village Roadshow Gold Class Cinemas, LLC, as well as one operating cinema and one under development formerly owned and operated by iPic Holdings, LLC, at the purchase date of September 30, 2010. Village Roadshow Gold Class Cinemas, LLC is an affiliate of Village Roadshow Attractions USA, Inc.

At December 31, 2016 and 2015, the Company operated a total of fifteen and thirteen cinemas, respectively, in the following locations throughout the United States:

• Glendale, Wisconsin	• Scottsdale, Arizona
• Pasadena, California	• Bolingbrook, Illinois
• Austin, Texas	• South Barrington, Illinois
• Fairview, Texas	• Los Angeles, California
• Boca Raton, Florida	• Houston, Texas~
• Bethesda, Maryland	• Fort Lee, New Jersey*
• North Miami, Florida~	• New York, New York*
• Redmond, Washington

____________

*         Locations were opened during the year ended December 31, 2016.

~        Locations were opened during the year ended December 31, 2015.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In addition, the Company opened one additional cinema location during the year ending December 31, 2017. Dobbs Ferry, New York opened in the second quarter of 2017.

Segments: We have identified one reportable segment for our operations.

Adoption of New Accounting Standards: In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The objective of the amendments in ASU No. 2014-15 is to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The Company adopted this guidance as of January 1, 2016. As a result of adopting this guidance, the Company has disclosed additional information related to uncertainties about its ability to continue as a going concern (refer to Note 8).

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The objective of the amendments in ASU No. 2015-03 is to simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments in ASU No. 2015-03 were effective for the Company as of January 1, 2016 and were to be applied retroactively to all periods presented. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

New Accounting Pronouncements: As an emerging growth company, the Company has elected the option to defer the effective date for adoption of new or revised accounting guidance. This option allows the Company to adopt new guidance on the effective date for entities that are not public business entities.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States of America (“GAAP”) when it becomes effective. ASU No. 2014-09 permits the use of either the retrospective or modified retrospective transition method. The original effective date for ASU No.  2014-09 has been deferred and is now effective for public business entities, certain not-for-profit entities, and certain employee benefit plans for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. All other entities may apply the guidance in ASU No. 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities also may apply the guidance in ASU No. 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in ASU No. 2014-09. The Company believes that the adoption of ASU No. 2014-09 will primarily impact its accounting for its membership program, gift cards, customer incentives and amounts recorded as deferred revenue. The Company is continuing to further evaluate the full impact that ASU No. 2014-09 will have on its consolidated financial statements and related disclosures. To that end, the Company has begun conducting initial analyses to determine necessary adjustments to existing accounting policies and to support an evaluation of the impact of ASU No. 2014-09 on the Company’s consolidated results of operations and financial position.

In February 2016, the FASB codified Accounting Standards Codification (“ASC” or Topic”) No. 842, Leases, which requires companies to present substantially all leases on their balance sheets but continue to recognize expenses on their income statements in a manner similar to today’s accounting. The new guidance also will result in enhanced quantitative and qualitative disclosures, including significant judgments made by management, to provide greater insight into the extent of expenses expected to be recognized from existing leases. The new guidance requires companies

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to adopt its provisions by modified retrospective adoption and will be effective for public business entities for years beginning after December 15, 2018, including interim periods within those years. Nonpublic business entities should apply the amendments for years beginning after December 15, 2019, and interim periods within years beginning after December 15, 2020. Early application is permitted for all entities upon issuance.

The Company is currently evaluating the impacts this new guidance will have on its consolidated financial statements. The Company currently expects that the majority of its operating lease commitments will be recognized as operating lease liabilities and right-of-use assets upon adoption of the new guidance. The Company expects that adoption will result in a material increase in the assets and liabilities presented in its consolidated balance sheets.

In 2016, the FASB issued various amendments to ASU No. 2014-09, including ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenues Gross versus Net), ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The purpose of this additional guidance is to clarify the implementation of ASU No. 2014-09. This guidance is effective concurrent with ASU No. 2014-09.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU No. 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for public business entities for years beginning after December 15, 2017, and interim periods within those years. For all other entities, the amendments are effective for years beginning after December 15, 2018, and interim periods within years beginning after December 15, 2019. Early application is permitted, including adoption in an interim period. The Company is evaluating the impact that ASU No. 2016-15 will have on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. The amendments affect reporting entities that are required to evaluate whether they should consolidate a variable interest entity (“VIE”) in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a reporting entity that is a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity ASU No. 2016-17 is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early application is permitted, including adoption in an interim period. The Company is evaluating the impact that ASU No. 2016-17 will have on its consolidated financial statements.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting years. These estimates include assessing the collectability of accounts receivable, breakage on gift cards and the useful life and impairment of long-lived assets. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Fair Value of Financial Instruments: The fair value of accounts receivable and accounts payable approximate their respective carrying values due to the short-term nature of those instruments. The Company believes it is not practicable to determine the fair value of its debt without incurring excessive costs because interest rates and other terms for similar debt are not readily available.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable: Accounts receivable are stated at their estimated net realizable value. As of December 31, 2016 and 2015, the Company recorded $4,080,789 and $2,556,394, respectively of accounts receivable, of which $2,007,555 and $1,343,654 relate to amounts owed by Vantiv and American Express for credit card transactions processed before December 31, 2016 and 2015, respectively. Such amounts were collected in early January 2017 and 2016, respectively. Receivables are written off when they are considered uncollectible. The Company does not accrue interest on its receivables. At December 31, 2016 and 2015, the Company determined that all receivables were fully collectible and therefore, no allowance for doubtful accounts has been recorded.

Revenue Recognition: The Company recognizes theater revenue at the time tickets are remitted to the theater for admission. Food and beverage revenue is recognized at the point of sale. The proceeds from advance ticket sales and the sale of gift certificates are deferred and recognized as revenues once the respective admission ticket that was purchased in advance or gift certificate is received at the theaters.

The Company is required to collect certain taxes from customers on behalf of government agencies and remit these to the applicable government agencies on a periodic basis. These taxes are legal assessments on the customer and the Company has a legal obligation to act as a collection agent. Because the Company does not retain these taxes, the Company does not include such amounts in revenues. The Company records a liability when the amounts are collected and relieves the liability when payments are made to the applicable government agencies.

The Company maintains a membership program, whereby members earn and accrue points based on purchases, which are redeemable on future purchases of tickets or food and beverage. For every dollar a member spends, the member receives one point which is equal to ten cents. Points are redeemable once a member earns 200 points or greater. The Company uses the deferred revenue model which results in the transaction price being allocated to the products and services sold and the award credits, with revenue recognized as each element is delivered. The portion of the theater and food and beverage revenues attributed to the rewards is deferred as a reduction of theater and food and beverage revenues, respectively. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. The Company charges an annual fee for this membership program, which is recorded as deferred revenue and recognized as revenue ratably over the twelve-month membership period. The revenue from the annual fee is included in other revenues in the accompanying consolidated statements of operations.

The Company sells gift cards to its customers at its locations and through its website. There are no administrative fees charged nor do the gift cards have an expiration date. Revenues from gift cards are recognized when gift cards are redeemed. In addition, the Company recognizes “breakage” on unredeemed gift cards based upon historical redemption patterns and the time that has transpired since the card was last used. Prior to 2016, the Company did not believe it had sufficient historical evidence to record breakage over time and recognized breakage two years after issuance if there had been no activity on the gift card. In 2016, the Company changed its estimate because it believed that it had sufficient historical information about the redemption patterns and currently recognizes breakage proportionally to the percentage of redemptions that historically occur in each year after a gift card is sold. Revenue from gift card breakage is included in other revenues in the accompanying consolidated statements of operations.

Film Exhibition Costs: Film exhibition costs are accrued based on the applicable theater receipts and estimates of the final settlement to the film licensors. Such amounts are included in cost of theater in the accompanying consolidated statements of operations.

Concentration of Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company places its cash with high credit quality financial institutions. The Company has never experienced any losses related to its uninsured balances. Cash accounts at each U.S. bank are insured by the Federal Deposit

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Insurance Corporation (“FDIC”) up to $250,000 in the aggregate and may exceed federally insured limits. A total of approximately $4,200,000 was held in one financial institution at December 31, 2016.

Inventories: Inventories are comprised of concession goods, which include food and beverage, and theater supplies. Inventories are stated at the lower of average cost or market.

Property and Equipment: Property and equipment is stated at fair value based on assets acquired at inception of iPic-Gold Class (see Note 4) and historical cost for subsequent acquisitions, less accumulated depreciation and amortization. Depreciable assets are depreciated from the date of acquisition or, for constructed assets, from the time the asset is completed and held ready for use.

Depreciation of property and equipment is computed under the straight-line method over the expected useful lives of applicable assets. Useful lives by asset class are as follows.

Furniture, fixtures and office equipment	5-7 years
Projection equipment and screens	7 years
Computer hardware and software	2-5 years
Leasehold improvements	Lesser of term of lease or asset life

When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation/amortization is removed from the accounts, and any resulting gain or loss is included in earnings. The costs of normal maintenance, repairs and minor replacements are charged to expense when incurred.

The Company capitalizes interest costs on borrowings incurred during the new construction or upgrade of qualifying assets. During the years ended December 31, 2016 and 2015, the Company incurred interest costs totaling $12,303,114, of which $1,584,670 was capitalized and $8,354,477, of which $463,557 was capitalized, respectively.

Long-Lived Assets: The Company reviews long-lived assets for possible impairment using a three-step approach. Under the first step, management determines whether an indicator of impairment is present (a “Triggering Event”). If a Triggering Event has occurred, the second step is to test for recoverability based on a comparison of the asset’s carrying amount with the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the future undiscounted cash flows is less than the carrying amount of the asset, the third step is to recognize an impairment loss for the excess of the asset’s carrying amount over its fair value. No impairment was identified for the years ended December 31, 2016 or 2015.

Income Taxes: The Company is a limited liability company. Accordingly, pursuant to its election under Section 701 of the Internal Revenue Code, each item of income, gain, loss, deduction or credit of the Company is ultimately reportable by its members in their individual tax returns, except in certain states and local jurisdictions where the Company is subject to income taxes. As such, the Company has not recorded a provision for federal income taxes or for taxes in states and local jurisdictions that do not assess taxes at the entity level.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit is recorded. The Company’s tax filings are generally subject to examination for a period of three years from the filing date. Management has not identified any tax positions taken that require income tax reserves to be established.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company has no amounts accrued for interest or penalties at December 31, 2016 and 2015. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, we consider all available positive and negative evidence affecting specific deferred tax assets, including our past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Cumulative tax losses in recent years are the most compelling form of negative evidence considered by management in this determination. Management determined that based on all available evidence, a full valuation allowance was required for all U.S. state deferred tax assets due to losses incurred for income tax reporting purposes for the past several years.

Accrued Construction Liabilities: Accrued construction liabilities represents costs that were refinanced on a long-term basis subsequent to the date of the unaudited consolidated balance sheets with long-term debt and costs incurred by landlords related to leases for which the Company concludes that it has substantially all of the construction-period risks.

Accrued Interest — Long-Term: Accrued interest — long-term includes deferred interest recorded on the Company’s increasing-rate debt and accrued interest on related party notes that the Company does not expect to liquidate within one year of the dates of the consolidated balance sheets.

Pre-Opening Expenses: Pre-opening expenses consist primarily of advertising and other start-up costs incurred prior to the operation of new theaters and are expensed as incurred.

Advertising and Marketing Expenses: The Company expenses advertising and marketing costs as incurred. The Company incurred advertising and marketing expenses of $2,957,709 and $2,330,548 for the years ended December 31, 2016 and 2015, respectively. These expenses are included in other operating expenses in the accompanying consolidated statements of operations.

Leases: The Company’s operations are conducted on premises occupied under lease agreements with initial base terms of 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term to be the lease term.

Most of the Company’s leases include escalation clauses. The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has control and access to the leased premises, which is generally a date prior to the lease commencement date contained in the lease agreement. The Company views “rent holidays” as an inducement contained in the lease agreement that provides for a period of “free rent” during the lease term. The Company records lease incentive payments received from lessors under operating lease agreements as deferred rent, which it amortizes on a straight-line basis as reductions to rent expense over the terms of the respective leases. If the Company concludes that it has substantially all of the construction-period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. At December 31, 2016 and 2015, a liability of $10,031,336 and $13,782,887, respectively, is recorded in accrued construction liabilities in the accompanying consolidated balance sheets.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 2 — PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

December 31,	2016	2015
Leasehold improvements	$134,396,502	$76,591,882
Furniture, fixtures and office equipment	52,228,960	29,611,987
Construction in progress (site development)	17,347,026	50,875,225
Projection equipment and screens	12,683,938	8,384,280
Computer hardware and software	6,280,670	4,219,055
	222,937,096	169,682,429

Less: accumulated depreciation and amortization	(58,497,951)	(42,544,083)

Total	$164,439,145	$127,138,346

NOTE 3 — BORROWINGS

Notes Payable to Related Parties: Notes payable to related parties consist of the following:

December 31,	2016	2015
5.00% VR iPic Finance, LLC notes	$16,124,947	$13,829,722
5.00% VR iPic Finance, LLC demand notes	14,945,000	15,000,000
10.50% Village Roadshow Attractions USA, Inc. notes	15,000,000	—
5.00% Village Roadshow Attractions USA, Inc. notes	1,071,429	—
5.00% iPic Holdings, LLC notes	547,065	—

Total	$47,688,441	$28,829,722

5.00% notes payable to VR iPic Finance, LLC, which is wholly-owned by iPic Holdings, LLC and Village Roadshow Attractions USA, Inc.— Principal and interest are only paid if iPic Holdings, LLC and Village Roadshow Attractions USA, Inc. are due certain distributions as outlined in iPic-Gold Class’s Limited Liability Company Agreement (the “LLC Agreement”) and to the extent of the amount of such distributions. The notes have no stated maturity.

5.00% demand notes payable to VR iPic Finance, LLC. — Interest is payable monthly. The notes have no stated maturity.

10.50% notes payable to Village Roadshow Attractions USA, Inc. — The notes accrue interest on the unpaid principal amount at 10.50% per annum, subject to minimum guaranteed interest of $3,000,000 over the life of the notes. Principal and interest are only paid if Village Roadshow Attractions USA, Inc. is due certain distributions as outlined in the LLC Agreement and to the extent of the amount of such distributions. The notes have no stated maturity.

5.00% note payable to Village Roadshow Attractions USA, Inc. — Principal and interest are only paid if Village Roadshow Attractions USA, Inc. is due certain distributions as outlined in the LLC Agreement and to the extent of the amount of such distributions. The note has no stated maturity.

5.00% note payable to iPic Holdings, LLC. — Principal and interest are only paid if iPic Holdings, LLC is due certain distributions as outlined in the LLC Agreement, and to the extent of the amount of such distributions. The note has no stated maturity.

In each case, the notes are subordinated to the non-revolving credit facility with the RSA. VR iPic Finance, LLC has agreed not to call the demand notes until at least July 1, 2018. Repayment of the remaining notes is within the Company’s control and it does not intend to repay the notes within a year of the consolidated balance sheet dates from current assets or by incurring current liabilities. Therefore, these notes have been classified as noncurrent liabilities in the accompanying consolidated balance sheets.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 3 — BORROWINGS (cont.)

Long-Term Debt — Related Party: The Company has a $225,828,169 non-revolving credit facility with the RSA. The terms of the facility provide that the Company can borrow under the facility for a ten-year period commencing September 30, 2010 in three tranches (hereinafter, “Tranche 1”, “Tranche 2”, and “Tranche 3”). Proceeds of the loans are used for eligible construction costs.

The Tranche 1 and Tranche 2 commitment amounts of $15,828,169 and $24,000,000 respectively, were fully borrowed against as of December 31, 2016 and 2015. Of the Tranche 3 commitment amount of $186,000,000, $87,884,387 and $57,034,517 was borrowed against as of December 31, 2016 and 2015, respectively.

Proceeds of the RSA non-revolving credit facility may be used to fund up to 80% of eligible project costs. As a condition to any advance, the Company is required to provide funding for the applicable project costs in an amount equal to 25% of such advance, with the proceeds of either (x) contributions to the Company from its members (other than RSA) or (y) subordinated loans to the Company from its members (other than RSA). The remaining availability under the credit facility requires the Company to achieve certain operating targets in order for this to be available to be borrowed.

Accrued but unpaid interest is due and payable by the Company with respect to each individual project tranche on the first scheduled payment date (meaning each January 1 and July 1) following the earlier to occur of (1) the date which is six months following the opening of the individual cinema project funded by any proceeds from the facility, or (2) the date which is twenty-one months following the initial advance for the individual cinema project. The interest rate on Tranche 1 and Tranche 2 borrowings was initially 5.00% per annum, and increases by 50 basis points annually to the cap of 8.00% per annum. Consequently, the Company recognizes interest expense on the Tranche 1 and Tranche 2 borrowings using the effective interest method, which results in the use of a constant interest rate over the life of the debt. The effective interest rate on Tranche 1 and Tranche 2 borrowings is approximately 6.95% per annum. The cumulative difference between the interest computed using the stated interest rates (8.00% and 7.5% at December 31, 2016 and 2015, respectively) and the effective interest rate of 6.95% is $1,330,377 and $1,535,788 at December 31, 2016 and 2015, respectively, and is recorded in accrued interest — long-term in the accompanying consolidated balance sheets. The interest rate on Tranche 3 borrowings is fixed at 10.50% per annum.

The Company is not obligated to repay the outstanding principal on all three tranches until September 2020, except in years of excess cash flows, as determined in accordance with the loan agreement, over and above $5,000,000 of any budgeted improvements and new construction. Such excess shall be placed in a separate lender-controlled bank account. As of December 31, 2016, the Company did not have excess cash flows and does not expect to have them in the next year. The funds from this account can only be used for purposes permitted by the loan agreement, including the repayment of principal on the loan.

The security for the loan is a first mortgage lien and first priority security interest in the collateral, which is all assets of the Company.

Short-Term Financing: The Company periodically enters into short-term financing arrangements to finance the costs of its property and casualty insurance premiums. The loans are due in equal monthly installments of principal and interest, generally paid over a period of less than one year. Interest accrues on the unpaid principal at 3.63% per annum. At December 31, 2016 and 2015, the Company’s obligation under premium financing arrangements was $1,326,599 and $982,843, respectively, and is included in accrued insurance in the accompanying consolidated balance sheets.

Interest: The majority of the interest expense is paid or payable to related parties.

NOTE 4 — MEMBERS’ EQUITY

iPic-Gold Class is governed by the LLC Agreement. As a limited liability company, the members are not liable for the debts or obligations of iPic-Gold Class. Under the LLC Agreement, iPic-Gold Class will continue until it is dissolved by agreement of the members or upon the sale or liquidation of its assets. Upon the dissolution and after payment of

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 4 — MEMBERS’ EQUITY (cont.)

the obligations of iPic-Gold Class, the remaining assets will be distributed among the members as set forth in the LLC Agreement. The LLC Agreement calls for the membership interests and profits to be allocated as follows.

iPic Holdings, LLC	40.0%
Village Roadshow Attractions USA, Inc.	30.0%
TRSA	20.1%
ERSA	9.9%

100.0%

At the inception of iPic-Gold Class, the members agreed upon a total equity value of $30,000,000, based upon the relative contributions by the parties whereby iPic Holdings, LLC acquired 40% ownership in iPic-Gold Class, Village Roadshow Attractions USA, Inc. acquired 30% ownership in iPic-Gold Class, and the RSA acquired 30% ownership in iPic-Gold Class. iPic Holdings, LLC contributed $1,000,000 in cash as well as an operating cinema in Glendale, Wisconsin and one site under development in Scottsdale, Arizona. Village Roadshow Attractions USA, Inc. contributed $8,000,000 in cash, as well as six operating cinemas in Illinois, Washington, California and Texas. The RSA acquired its ownership in iPic-Gold Class by exchanging $15,000,000 of existing debt it carried with the previous owners for equity.

Under the LLC Agreement, RSA has approval rights while they hold any interest in the Company acquired under the LLC Agreement over various actions of the Company, including approval of any indebtedness over $100,000 in the aggregate or in any single transaction other than refinancing of the Non-Revolving Credit Facility in full; entering into any transaction with the other members or affiliates; dissolving, liquidating or terminating the Company or any subsidiary; filing of proceedings of bankruptcy; making additional capital calls from members; entering into transactions with third parties with fees over $100,000 except for transactions in the ordinary course of business; paying directly or indirectly certain distributions; issuing any additional interest or securities convertible, exercisable or exchangeable into or for interests in the Company or permitting a member to withdraw from the Company prior to termination; setting compensation in excess of $500,000 annually for any member of management; and selling, leasing, transferring or otherwise disposing of any of the Company’s assets other than in the ordinary course of business.

The LLC Agreement states that the Company will not make any distributions of available assets or Company assets until the Non-revolving Credit Facility has been paid in full, except for specified allowable distributions and certain distributions requiring RSA’s approval.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Operating Leases: At December 31, 2016, future minimum payments under non-cancelable operating leases are as follows.

2017	$15,851,234
2018	18,876,077
2019	21,366,860
2020	21,787,142
2021	22,456,204
Thereafter	260,924,763

$361,262,280

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

Certain operating leases require contingent rental payments based on a percentage of sales in excess of stipulated amounts. Rent expense during the years ended December 31 was as follows.

	2016	2015
Minimum rentals	$11,998,481	$9,208,891
Contingent rentals	128,761	131,407

	$12,127,242	$9,340,298

Rent for the operating locations is included in occupancy expense in the accompanying consolidated statements of operations. Rent for the corporate office is included in general and administrative expenses in the accompanying consolidated statement of operations.

Litigation: The Company is exposed to litigation in the normal course of business. The Company believes, based upon the advice of inside legal counsel, that there are no proceedings, either threatened or pending, which could result in a material adverse effect on the results of operations or the financial position of the Company.

American with Disabilities Act: Our theaters must comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”) to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

NOTE 6 — INCOME TAXES

The provision for income taxes consists of the following:

For the years ended December 31,	2016	2015
Current – state and local	$86,801	$60,983
Deferred – state and local	—	—

Total	$86,801	$60,983

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

For the years ended December 31,	2016	2015
Statutory rate	35.00%	35.00%
State and local income taxes	(0.25%)	(0.25%)
LLC flow-through structure	(35.00%)	(35.00%)

Effective tax rate	(0.25%)	(0.25%)

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 6 — INCOME TAXES (cont.)

The components of the Company’s deferred tax assets and liabilities are as follows:

December 31,	2016	2015
Deferred tax assets:
Deferred rent	$41,604	$18,656
Deferred revenue	2,040	4,281
Accrued expenses	25,812	16,032
Net operating loss – states	232,693	157,395
Tenant improvement accretion	131,886	38,005
Other assets	1,359	1,060

Total deferred tax assets	435,394	235,429

Deferred tax liabilities:
Property and equipment	(160,722)	(62,524)
Prepaid expenses	(5,693)	(2,718)

Total deferred tax liabilities	(166,415)	(65,242)

Net deferred tax asset before valuation allowance	268,979	170,187

Valuation allowance	(268,979)	(170,187)

Net deferred tax asset	$—	$—

We file U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. As of December 31, 2016, the 2013 through 2016 tax years generally remain subject to examination by federal and most state tax authorities. The use of net operating losses generated in tax years prior to 2013 may also subject returns for those years to examination. The Company currently does not have any income tax audits in process.

As of December 31, 2016 and 2015, the Company had state net operating loss carryforwards of approximately $12.9 million and $10.5 million, respectively, expiring through the year 2037.

As of December 31, 2016 and 2015, the carrying amount of the Company’s net assets was less than their tax basis by $10,527,944 and $5,342,574, respectively.

NOTE 7 — 401(k) PLAN

On January 1, 2016, the Company established a 401(k) Plan (“Plan”) to provide retirement and incidental benefits for its employees who are 21 years of age and with one or more years of service. Employees may contribute a percentage of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. They may also make after-tax Roth deferrals to the Plan. Matching contributions are allowed under the Plan. There were no matching contributions in the year ended December 31, 2016.

NOTE 8 — MANAGEMENT’S PLAN REGARDING FUTURE OPERATIONS

The Company incurred net losses for the years ended December 31, 2016 and 2015 of $34,223,126 and $24,728,834, respectively. In addition, the Company had a members’ deficit of $93,921,166 and a working capital deficit of $17,180,596 at December 31, 2016.

The Company had cash and cash equivalents of $4,653,481 at December 31, 2016 and generated approximately $6,500,000 in cash flows from operations for the year ended December 31, 2016.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 8 — MANAGEMENT’S PLAN REGARDING FUTURE OPERATIONS (cont.)

The Company’s ability to continue as a going-concern is dependent on its ability to generate sufficient cash from operations, which is subject to achieving its operating plans, and the continued availability of funding sources. The main source of funding in 2016 is the RSA non-revolving credit facility funding expansion into new locations and the funding from members. As discussed in Note 9, the Company admitted a new member in April 2017 that provided capital in the form of equity and debt of approximately $12,000,000.

Management considers the continued availability of the non-revolving credit facility to be a significant condition to meeting its payment obligations related to construction at new locations. As discussed in Note 3, proceeds of the RSA non-revolving credit facility may be used to fund up to 80% of eligible project costs. As a condition to any advance, the Company is required to provide funding for the applicable project costs in an amount equal to 25% of such advance, with the proceeds of either (x) contributions to the Company from its members (other than RSA) or (y) subordinated loans to the Company from its members (other than RSA). Management believes that growth into new locations is critical to the Company’s ability to fund current growth.

Consequently, due to the continued operating losses, negative working capital and lack of access to additional funding through debt or equity infusions, management has determined that these matters raise substantial doubt about the Company’s ability to continue as a going concern.

Part of management’s plan to mitigate the conditions that give rise to the going concern is to raise additional funds in the second half of 2017 and the first quarter of 2018 through debt and equity funding; however, these plans are not within management’s control. Management also has goals to increase comparable-store sales but these increases have yet to materialize. Therefore, these plans are not sufficient to mitigate the substantial doubt about the Company’s ability to continue as a going-concern. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on operations, in the case of debt financing or cause substantial dilution for our members, in the case of equity financing.

NOTE 9 — SUBSEQUENT EVENTS

Subsequent to December 31, 2016, the Company borrowed an additional $10,890,425 under Tranche 3 of the RSA non-revolving credit facility described in Note 3.

In April 2017, the Company admitted a new member. In exchange for a 6.6189% membership interest in the Company, the new member contributed cash in the amount of $8,624,746. In addition, this member made a subordinated loan to the Company in the amount of $3,375,254. The subordinated promissory note accrues interest at 5.00% per annum. Principal and interest are only paid if the lender is due certain distributions as outlined the LLC Agreement and to the extent of the amount of such distributions. The note has no stated maturity.

In April 2017, the Company entered into a settlement agreement with a defendant related to a petition filed by the Company. Pursuant to the agreement, the Company received a cash settlement of approximately $571,000.

In May 2017, the Company loaned $250,000 to an unrelated party. The note accrues interest at 4.00% per annum and contains provisions wherein the principal plus accrued interest thereon may be converted into common stock of the borrower under certain conditions. The note matures in May 2019 if not previously converted.

In May 2017, the Company opened one additional cinema location, Dobbs Ferry, New York.

In May 2017, certain members of the Company established a limited liability company, iPic-Delray Investment, LLC (“Delray”), which simultaneously acquired 50% ownership in a new joint venture, Delray Beach 4th & 5th Avenue Developer, LLC (“Developer”). Delray received its 50% ownership in Developer in exchange for construction in process transferred from Delray’s owners to Developer with a cost basis of approximately $2,400,000. The construction in process consisted primarily of pre-development costs that had been incurred by the Company, which the Company distributed to Delray’s owners immediately prior to Delray’s owners exchanging the assets for Delray’s 50% ownership

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 9 — SUBSEQUENT EVENTS (cont.)

in Developer. In addition, the other investor in Developer simultaneously paid cash of approximately $3,400,000 to Delray’s owners, which they immediately contributed to the Company. The assets transferred by the Company to Delray’s owners and the cash contributed by Delray’s owners to the Company will be recorded as capital transactions at the date of transfer, with the assets transferred recorded at their carryover basis.

Developer owns 8% of a limited liability company, Delray Beach 4th and 5th Avenue Holdings, LLC (“Holdings”) that is developing an area in Delray Beach, Florida to include a theater complex, office space, retail shops and parking garages. The Company will be the lessee of the theater and a portion of the office space. The Company has determined that Delray is a variable interest entity; however, the Company will not consolidate Delray because it has determined that it is not the primary beneficiary of Delray.

During the six months ended June 30, 2017, the Company determined that the Scottsdale location had a significant decrease in revenue from the six months ended June 30, 2016. The Company accordingly evaluated the recoverability of the long-lived asset group at one of its locations. This resulted in an impairment loss of $3,332,000 being recognized in the six-month period ended June 30, 2017.

In November 2017, the Company admitted a new member that contributed cash in the amount of $4,000,000 in exchange for 220,629 membership units, or $18.13/unit, which equated to a 2.1587% membership interest in the Company.

NOTE 10 — ACCRUED EXPENSES

Components of accrued expenses are summarized as follows.

December 31,	2016	2015
Accrued merchant fees	$333,323	$281,575
Accrued film rental	357,505	29,272
Accrued utilities	302,975	96,335
Accrued cost of revenue	205,749	—
Accrued expenses – other	1,401,189	1,005,230

Total	$2,600,741	$1,412,412

NOTE 11 — UNAUDITED PRO FORMA INFORMATION

These consolidated financial statements have been prepared in anticipation of a proposed initial public offering of 2,165,000 shares of iPic Entertainment Inc.’s Class A Common Stock. Following the initial public offering, iPic Entertainment Inc. will be the sole manager of iPic Gold Class Holdings LLC (“Holdings”), and Holdings will be the sole managing member of iPic-Gold Class. iPic Entertainment will, therefore, directly or indirectly control the business and affairs of, and conduct its day-to-day business through, the Company. iPic Entertainment Inc., indirectly through Holdings, will be subject to U.S. federal income taxes in addition to certain state and local taxes with respect to its allocable share of any net taxable income of the Company.

Unaudited Pro Forma Net Loss Per Share: Unaudited pro forma basic net loss per share is computed by dividing the net loss attributable to anticipated Class A Common Stockholders by the weighted-average number of shares of Class A Common Stock expected to be issued in the proposed initial public offering, as if such shares were issued and outstanding during the period. Unaudited pro forma diluted net loss per share is computed by adjusting the net loss available to anticipated Class A Common Stockholders and the weighted-average number of shares of anticipated Class A Common Stock outstanding to give effect to potentially dilutive securities. Shares of Class B Common Stock expected to be issued in the anticipated initial public offering will not participate in earnings of iPic Entertainment Inc. As a result, the anticipated shares of Class B Common Stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net loss per share.

iPic-Gold Class Entertainment, LLC
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

NOTE 11 — UNAUDITED PRO FORMA INFORMATION (cont.)

Anticipated Class B stockholders will have the option to exchange their membership interests in the Company for Class A Common Stock of iPic Entertainment Inc. maintaining a one-to-one ratio. Therefore, the equivalent number of Class A common shares could be issuable in exchange for the anticipated Class B stockholders’ membership interests of the Company. Such exchange is not expected to be dilutive and therefore, is excluded from the calculation of unaudited pro forma net loss per share.

Unaudited Pro Forma Income Tax Expense: Pro forma income tax expense provides for corporate income taxes at an estimated effective rate of (.24)%, which includes provision for U.S. federal income taxes, net of a valuation allowance of 100% and assumes the highest statutory rates apportioned to each state and local jurisdiction.

iPic-Gold Class Entertainment, LLC
Unaudited Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$3,895,338	$4,653,481
Accounts receivable	2,706,208	4,080,789
Inventories	1,185,312	1,227,030
Prepaid expenses	1,206,877	2,816,183

Total current assets	8,993,735	12,777,483

Property and equipment, net	147,956,581	164,439,145
Convertible note receivable	250,000	—
Deposits	218,821	231,611

Total assets	$157,419,137	$177,448,239

Liabilities and Members’ Deficit
Accounts payable	$7,125,698	$11,796,500
Accrued expenses	1,521,142	2,600,741
Accrued interest	1,594,110	955,453
Accrued payroll	2,189,720	3,609,277
Accrued insurance	165,825	1,326,599
Taxes payable	1,455,619	2,435,380
Deferred revenue	5,896,811	7,234,129
Deposits and other current liabilities	370,997	—
Total current liabilities	20,319,922	29,958,079

Long-term debt – related party	136,708,191	127,712,556
Notes payable to related parties	50,855,598	47,688,441
Deferred rent	51,309,135	50,336,267
Accrued construction liabilities	—	12,770,643
Accrued interest – long-term	4,785,810	2,903,419

Total liabilities	263,978,656	271,369,405

Commitments and Contingencies – Note 7

Members’ Deficit
Members’ contributions	34,155,816	24,369,164
Accumulated deficit	(140,715,335)	(118,290,330)

Total members’ deficit	(106,559,519)	(93,921,166)

Total liabilities and members’ deficit	$157,419,137	$177,448,239

See accompanying notes to the unaudited consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Unaudited Consolidated Statements of Operations

For the six months ended June 30,	2017	2016
Revenues
Food and beverage	$37,701,277	$29,115,486
Theater	30,780,031	25,948,170
Other	893,257	283,997
Total revenues	69,374,565	55,347,653

Operating expenses
Cost of food and beverage	10,307,096	7,762,427
Cost of theater	12,283,222	10,168,573
Operating payroll and benefits	18,905,551	14,488,227
Occupancy expenses	8,765,827	8,334,238
Other operating expenses	12,163,590	9,015,371
General and administrative expenses	7,011,499	5,841,629
Depreciation and amortization expense	9,570,107	7,232,367
Pre-opening expenses	1,632,194	870,201
Impairment of property and equipment	3,332,000	—
Loss on disposal of property and equipment	7,857	59,956

Operating expenses	83,978,943	63,772,989

Operating loss	(14,604,378)	(8,425,336)

Other income (expense)

Interest income (expense), net	(7,782,227)	(5,258,840)
Other income	5,000	—
Total other income (expense)	(7,777,227)	(5,258,840)

Net loss before income tax expense	(22,381,605)	(13,684,176)

Income tax expense	43,400	30,491

Net loss	$(22,425,005)	$(13,714,667)

Unaudited pro forma net loss per Class A common share (Note 12)

Basic	$(1.84)
Diluted	$(1.84)

Unaudited pro forma weighted-average number of Class A common shares outstanding (Note 12)
Basic	2,165,000
Diluted	2,165,000

Unaudited pro forma income tax expense	$43,400

See accompanying notes to the unaudited consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Unaudited Consolidated Statements of Changes in Members’ Deficit

	Members’ Contributions	Accumulated Deficit	Total Members’ Deficit
Members’ deficit – January 1, 2016	$24,369,164	$(84,067,204)	$(59,698,040)

Net loss	—	(13,714,667)	(13,714,667)

Members’ deficit – June 30, 2016	24,369,164	(97,781,871)	(73,412,707)

	Members’ Contributions	Accumulated Deficit	Total Members’ Deficit
Members’ deficit – January 1, 2017	$24,369,164	$(118,290,330)	$(93,921,166)

Members’ contributions	12,056,935	—	12,056,935

Non-cash distribution to members	(2,270,283)	—	(2,270,283)

Net loss	—	(22,425,005)	(22,425,005)

Members’ deficit – June 30, 2017	$34,155,816	$(140,715,335)	$(106,559,519)

See accompanying notes to the unaudited consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Unaudited Consolidated Statements of Cash Flows

For the six months ended June 30,	2017	2016
Cash flows from operating activities:
Net loss	$(22,425,005)	$(13,714,667)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,570,107	7,232,367
Impairment of property and equipment	3,332,000	—
Loss on disposal of property and equipment	7,857	59,956
Lease incentive payments received from lessors	972,867	15,433,119
Effective interest adjustment	(177,384)	(77,813)
Net changes in operating assets and liabilities:
Tenant improvement receivable	—	315,642
Accounts receivable	2,407,402	589,563
Inventory	41,718	149,125
Prepaid expenses	1,609,306	1,163,808
Deposits	12,790	(48,995)
Accounts payable	(3,700,054)	(909,013)
Accrued expenses	(4,018,315)	(747,029)
Deferred revenue	(966,322)	(647,281)

Net cash provided by (used in) operating activities	(13,333,033)	8,798,782

Cash flows from investing activities:
Purchases of property and equipment	(11,394,837)	(31,146,019)
Investment in convertible note receivable	(250,000)	—

Net cash used in investing activities	(11,644,837)	(31,146,019)

Cash flows from financing activities:
Proceeds from long-term debt	12,370,889	18,278,595
Repayment of notes payable to related parties	(208,097)	—
Members’ contributions	12,056,935	—

Net cash provided by financing activities	24,219,727	18,278,595

Net decrease in cash and cash equivalents	(758,143)	(4,068,642)
Cash and cash equivalents at the beginning of period	4,653,481	8,181,849

Cash and cash equivalents at the end of period	$3,895,338	$4,113,207

See accompanying notes to the unaudited consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Unaudited Consolidated Statements of Cash Flows

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$7,552,515	$3,470,794
Cash paid for income taxes	$86,801	$60,983

Supplemental disclosures of non-cash flow activity:
Property and equipment financed through liabilities	$949,258	$1,364,980
Non-cash capital distributions	$(2,270,283)	$—

See accompanying notes to the unaudited consolidated financial statements.

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements include the accounts of iPic-Gold Class Entertainment, LLC (“iPic”) and its wholly-owned subsidiaries (collectively, the “Company”) and should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2016 and 2015. Intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, these unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company’s financial position and results of operations. Due to the seasonal nature of the Company’s business, results for the periods presented are not necessarily indicative of the results to be expected for a full year.

We have revised our previously issued unaudited financial statements as of and for the six months ended June 30, 2017 to correct an immaterial error in our presentation of an affiliate. In our initial consolidation analysis of our affiliate in the six months ended June 30, 2017, we determined that we were the primary beneficiary of iPic-Delray Investment, LLC (see Note 2) and therefore were required to consolidate that entity. Upon further evaluation we have determined that we are not the primary beneficiary of iPic-Delray Investment, LLC and consequently we should not consolidate that entity. Also, we previously classified several related party notes as current liabilities in our unaudited consolidated balance sheet as of June 30, 2017 and December 31, 2016. Those amounts should have been classified as noncurrent liabilities. We have revised the following amounts in our unaudited consolidated financial statements in the periods noted below to reflect the correction of those immaterial errors. The Company considered Staff Accounting Bulletin (“SAB”) 99, Materiality and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in assessing materiality.

	As Previously Reported	Revision	As Revised
Unaudited Consolidated Balance Sheets as of June 30, 2017
Equity investment in joint venture	$2,395,662	$(2,395,662)	$—
Total assets	159,814,799	(2,395,662)	157,419,137
Current notes payable – related party	14,736,903	(14,736,903)	—
Total current liabilities	35,056,825	(14,736,903)	20,319,922
Notes payable to related parties (noncurrent)	36,118,695	14,736,903	50,855,598
Total members’ Deficit	(104,163,857)	(2,395,662)	(106,559,519)
Noncontrolling interest	2,395,662	(2,395,662)	—
Total liabilities and members’ deficit	159,814,799	(2,395,662)	157,419,137

Unaudited Consolidated Balance Sheets as of December 31, 2016
Current notes payable – related party	$14,945,000	$(14,945,000)	$—
Total current liabilities	44,903,079	(14,945,000)	29,958,079
Notes payable to related parties	32,743,441	14,945,000	47,688,441

Unaudited Consolidated Statements of Operations for the Six Months ended June 30, 2017
Gain on consolidation	$2,395,662	$(2,395,662)	$—
Total other income (expense)	(5,381,565)	(2,395,662)	(7,777,227)
Net loss before income tax expense	(19,985,943)	(2,395,662)	(22,381,605)
Net loss	(20,029,343)	(2,395,662)	(22,425,005)
Net income (loss) attributable to noncontrolling interest	2,395,662	(2,395,662)	—

Unaudited Consolidated Statement of Cash Flows for the Six Months ended June 30, 2017
Gain in consolidation	$(2,395,662)	$2,395,662	$—
Net Cash Used in Operating Activities	(13,333,033)	—	(13,333,033)

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

iPic-Gold Class is a Delaware limited liability company that was formed on September 22, 2010. iPic-Gold Class manages movie theaters and restaurants across the United States.

The members of iPic-Gold Class are iPic Holdings, LLC; Village Roadshow Attractions USA, Inc.; the Teachers’ Retirement System of Alabama (“TRSA”); the Employees’ Retirement System of Alabama (“ERSA”) (TRSA and ERSA are known collectively as the “RSA”) and Regal/Atom Holdings, LLC. See Note 6 for further details on the ownership of iPic-Gold Class.

iPic-Gold Class was formed to acquire the six operating Gold Class Cinemas formerly owned and operated by Village Roadshow Gold Class Cinemas LLC, as well as one operating cinema and one under development formerly owned and operated by iPic Holdings, LLC, at the purchase date of September 30, 2010. Village Roadshow Gold Class Cinemas, LLC is an affiliate of Village Roadshow Attractions USA, Inc.

At June 30, 2017 and 2016, the Company operated a total of sixteen and fifteen cinemas, respectively, in the following locations throughout the United States:

• Glendale, Wisconsin	• Scottsdale, Arizona
• Pasadena, California	• Bolingbrook, Illinois
• Austin, Texas	• South Barrington, Illinois
• Fairview, Texas	• Los Angeles, California
• Boca Raton, Florida	• Houston, Texas
• Bethesda, Maryland	• Fort Lee, New Jersey
• North Miami, Florida	• New York, New York
• Redmond, Washington	• Dobbs Ferry, New York*

____________

*         Location was opened during the six months ended June 30, 2017.

Segments: We have identified one reportable segment for our operations.

New Accounting Pronouncements: As an emerging growth company, the Company has elected the option to defer the effective date for adoption of new or revised accounting guidance. This option allows the Company to adopt new guidance on the effective date for entities that are not public business entities.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. ASU No. 2014-09 permits the use of either the retrospective or modified retrospective transition method. The original effective date for ASU No. 2014-09 has been deferred and is now effective for public business entities, certain non-for-profit entities, and certain employee benefit plans for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. All other entities may apply the guidance in ASU No. 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. All other entities also may apply the guidance in ASU No. 2014-09 earlier as of an annual reporting period beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in ASU No. 2014-09. The Company believes that the adoption of ASU No. 2014-09 will primarily impact its accounting for its membership program, gift cards, customer incentives and amounts recorded as deferred revenue. The Company is continuing to further evaluate the full impact that ASU No. 2014-09 will have on its unaudited consolidated financial statements and related disclosures. To that end, the Company has begun conducting

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

initial analyses to determine necessary adjustments to existing accounting policies and to support an evaluation of the impact of ASU No. 2014-09 on the Company’s unaudited consolidated results of operations and financial position.

In February 2016, the FASB codified Accounting Standards Codification (“ASC” or “Topic”) No. 842, Leases, which requires companies to present substantially all leases on their balance sheets but continue to recognize expenses on their income statements in a manner similar to today’s accounting. The new guidance also will result in enhanced quantitative and qualitative disclosures, including significant judgments made by management, to provide greater insight into the extent of expenses expected to be recognized from existing leases. The new guidance requires companies to adopt its provisions by modified retrospective adoption and will be effective for public business entities for years beginning after December 15, 2018, including interim periods within those years. Nonpublic business entities should apply the amendments for years beginning after December 15, 2019, and interim periods within years beginning after December 15, 2020. Early application is permitted for all entities upon issuance.

The Company is currently evaluating the impacts this new guidance will have on its unaudited consolidated financial statements The Company currently expects that the majority of its operating lease commitments will be recognized as operating lease liabilities and right-of-use assets upon adoption of the new guidance. The Company expects that adoption will result in a material increase in the assets and liabilities presented in its unaudited consolidated balance sheets.

In 2016, the FASB issued various amendments to ASU No. 2014-09, including ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenues Gross versus Net), ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The purpose of this additional guidance is to clarify the implementation of ASU No. 2014-09. This guidance is effective concurrent with ASU No. 2014-09.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU No. 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for public business entities for years beginning after December 15, 2017, and interim periods within those years. For all other entities, the amendments are effective for years beginning after December 15, 2018, and interim periods within years beginning after December 15, 2019. Early application is permitted, including adoption in an interim period. The Company is evaluating the impact that ASU No. 2016-15 will have on its unaudited consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. The amendments affect reporting entities that are required to evaluate whether they should consolidate a variable interest entity (VIE) in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a reporting entity that is a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU No. 2016-17 is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early application is permitted, including adoption in an interim period. The Company is evaluating the impact that ASU No. 2016-17 will have on its consolidated financial statements.

Use of Estimates: The preparation of unaudited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include assessing the collectability of accounts receivable, breakage on gift cards and the useful life and impairment of long-lived assets. Although these

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Fair Value of Financial Instruments: The fair value of accounts receivable and accounts payable approximate their respective carrying values due to the short-term nature of those instruments. The Company believes it is not practicable to determine the fair value of its debt without incurring excessive costs because interest rates and other terms for similar debt are not readily available.

Variable Interest Entities: A variable interest entity (“VIE”) is an entity (1) that has total equity at risk that is not sufficient to finance its activities without additional subordinated financial support from any entities; (2) where the group of equity holders does not have the power to direct the activities of the entity that most significantly impact the entity’s economic performance, or the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual returns, or both; or (3) where the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights. To determine whether an entity is considered to be a VIE, the Company first performs a qualitative analysis, which requires certain subjective decisions regarding its assessments, including, but not limited to, the existence of a principal-agency relationship between the parties, the design of the entity, the variability that the entity was designed to create and pass along to its interest holders, the rights of the parties, and the purpose of the arrangement.

The Company would consolidate the results of any such entity in which it determined that it had a controlling financial interest. The Company would have a controlling financial interest in such an entity if the Company had both the power to direct the activities that most significantly affect the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. The Company reassesses regularly whether it has a controlling financial interest in any such entities in which it has a variable interest.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable: Accounts receivable are stated at their estimated net realizable value. As of June 30, 2017 and December 31, 2016, the Company recorded $2,706,208 and $4,080,789, respectively, of accounts receivable, of which $1,228,227 and $2,007,555 relate to amounts owed by Vantiv and American Express for credit card transactions processed before June 30, 2017 and December 31, 2016, respectively. Such amounts were collected in early July 2017 and January 2016, respectively. Receivables are written off when they are considered uncollectible. The Company does not accrue interest on its receivables. At June 30, 2017 and December 31, 2016, the Company determined that all receivables were fully collectible and therefore, no allowance for doubtful accounts has been recorded.

Revenue Recognition: The Company recognizes theater revenue at the time tickets are remitted to the theater for admission. Food and beverage revenue is recognized at the point of sale. The proceeds from advance ticket sales and the sale of gift certificates are deferred and recognized as revenues once the respective admission ticket that was purchased in advance or gift certificate is received at the theaters.

The Company is required to collect certain taxes from customers on behalf of government agencies and remit these to the applicable government agencies on a periodic basis. These taxes are legal assessments on the customer and the Company has a legal obligation to act as a collection agent. Because the Company does not retain these taxes, the Company does not include such amounts in revenues. The Company records a liability when the amounts are collected and relieves the liability when payments are made to the applicable government agencies.

The Company maintains a membership program, whereby members earn and accrue points based on purchases, which are redeemable on future purchases of tickets or food and beverage. For every dollar a member spends, the member receives one point which is equal to ten cents. Points are redeemable once a member earns 200 points or greater. The Company uses the deferred revenue model which results in the transaction price being allocated to the products and

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

services sold and the award credits, with revenue recognized as each element is delivered. The portion of the theater and food and beverage revenues attributed to the rewards is deferred as a reduction of theater and food and beverage revenues, respectively. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. The Company charges an annual fee for this membership program, which is recorded as deferred revenue and recognized as revenue ratably over the twelve-month membership period. The revenue from the annual fee is included in other revenues in the accompanying unaudited consolidated statements of operations.

The Company sells gift cards to its customers at its locations and through its website. There are no administrative fees charged nor do the gift cards have an expiration date. Revenues from gift cards are recognized when gift cards are redeemed. In addition, the Company recognizes “breakage” on unredeemed gift cards based upon historical redemption patterns and the time that has transpired since the card was last used. The Company recognizes breakage proportionally to the percentage of redemptions that historically occur in each year after a gift card is sold. Revenue from gift card breakage is included in other revenues in the accompanying unaudited consolidated statements of operations.

Film Exhibition Costs: Film exhibition costs are accrued based on the applicable theater receipts and estimates of the final settlement to the film licensors. Such amounts are included in cost of theater in the accompanying unaudited consolidated statements of operations.

Concentration of Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company places its cash with high credit quality financial institutions. The Company has never experienced any losses related to its uninsured balances. Cash accounts at each U.S. bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 in the aggregate and may exceed federally insured limits. A total of approximately $3,400,000, was held in one financial institution, at June 30, 2017.

Inventories: Inventories are comprised of concession goods, which include food and beverage, and theater supplies. Inventories are stated at the lower of average cost or market.

Property and Equipment: Property and equipment is stated at fair value based on assets acquired at inception of iPic-Gold Class (see Note 6) and historical cost for subsequent acquisitions, less accumulated depreciation and amortization. Depreciable assets are depreciated from the date of acquisition or, for constructed assets, from the time the asset is completed and held ready for use.

Depreciation of property and equipment is computed under the straight-line method over the expected useful lives of applicable assets. Useful lives by asset class are as follows.

Furniture, fixtures and office equipment	5-7 years
Projection equipment and screens	7 years
Computer hardware and software	2-5 years
Leasehold improvements	Lesser of term of lease or asset life

When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation/amortization is removed from the accounts, and any resulting gain or loss is included in earnings. The costs of normal maintenance, repairs and minor replacements are charged to expense when incurred.

The Company capitalizes interest costs on borrowings incurred during the new construction or upgrade of qualifying assets. During the six months ended June 30, 2017 and 2016, the Company incurred interest costs totaling $7,977,436 and $5,416,056, respectively, of which $194,518 and $157,059 was capitalized, respectively.

Long-Lived Assets: The Company reviews long-lived assets for possible impairment using a three-step approach. Under the first step, management determines whether an indicator of impairment is present (a “Triggering Event”). If a Triggering Event has occurred, the second step is to test for recoverability based on a comparison of the asset’s

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

carrying amount with the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the future undiscounted cash flows is less than the carrying amount of the asset, the third step is to recognize an impairment loss for the excess of the asset’s carrying amount over its fair value. There were Triggering Events in the six months ended June 30, 2017 that required us to test the recoverability of certain long-lived assets and an impairment loss of $3,332,000 was recorded for the six months ended June 30, 2017 for one of our locations. No impairment loss was identified for the six months ended June 30, 2016.

Income Taxes: The Company is a limited liability company. Accordingly, pursuant to its election under Section 701 of the Internal Revenue Code, each item of income, gain, loss, deduction or credit of the Company is ultimately reportable by its members in their individual tax returns, except in certain states and local jurisdictions where the Company is subject to income taxes. As such, the Company has not recorded a provision for federal income taxes or for taxes in states and local jurisdictions that do not assess taxes at the entity level.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more-likely-than-not test, no tax benefit is recorded. The Company’s tax filings are generally subject to examination for a period of three years from the filing date. Management has not identified any tax position taken that require income tax reserves to be established.

The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company has no amounts accrued for interest or penalties at June 30, 2017 and December 31, 2016. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, we consider all available positive and negative evidence affecting specific deferred tax assets, including our past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Cumulative tax losses in recent years are the most compelling form of negative evidence considered by management in this determination. Management determined that based on all available evidence, a full valuation allowance was required for all U.S. state deferred tax assets due to losses incurred for income tax reporting purposes for the past several years.

Accrued Construction Liabilities: Accrued construction liabilities represents costs that were refinanced on a long-term basis subsequent to the date of the unaudited consolidated balance sheets with long-term debt and costs incurred by landlords related to leases for which the Company concludes that it has substantially all of the construction-period risks.

Accrued Interest — Long-Term: Accrued interest — long-term includes deferred interest recorded on the Company’s increasing-rate debt and accrued interest on related party notes that the Company does not expect to liquidate within one year of the date of the unaudited consolidated balance sheets.

Pre-Opening Expenses: Pre-opening expenses consist primarily of advertising and other start-up costs incurred prior to the operation of new theaters and are expensed as incurred.

Advertising and Marketing Expenses: The Company expenses advertising and marketing costs as incurred. The Company incurred advertising and marketing expenses of $1,537,558 and $1,194,420 for the six months ended June 30, 2017 and 2016, respectively. These expenses are included in other operating expenses in the accompanying unaudited consolidated statements of operations.

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases: The Company’s operations are conducted on premises occupied under lease agreements with initial base terms of 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term to be the lease term.

Most of the Company’s leases include escalation clauses. The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has control and access to the leased premises, which is generally a date prior to the lease commencement date contained in the lease agreement. The Company views “rent holidays” as an inducement contained in the lease agreement that provides for a period of “free rent” during the lease term. The Company records lease incentive payments received from lessors under operating lease agreements as deferred rent, which it amortizes on a straight-line basis as reductions to rent expense over the terms of the respective leases. If the Company concludes that it has substantially all of the construction-period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction-period. At June 30, 2017, there was no balance in the accrued construction liability. As of December 31, 2016, a liability of $10,031,336 is recorded in accrued construction liability in the accompanying unaudited consolidated balance sheets.

NOTE 2 — VARIABLE INTEREST ENTITIES

In May 2017, certain members of the Company established a limited liability company, iPic-Delray Investment, LLC (“Delray”) which has a 50% ownership in a joint venture, Delray Beach 4th and 5th Avenue Developer, LLC (Developer”). Developer owns 8% of a limited liability company, Delray Beach 4th and 5th Avenue Holdings, LLC (“Holdings”) that is developing an area in Delray Beach, Florida to include a theater complex, office space, retail shops and parking garages. The Company will be the lessee of the theater and a portion of the office space, which will serve as the Company’s new headquarters. In total, iPic will lease approximately 65% of the available property.

In May 2017, the Company distributed construction in process with a cost basis of approximately $2,400,000, primarily consisting of pre-development costs that had been incurred to date, to certain of its members (the owners of Delray). Those members in turn contributed those assets to Delray in exchange for their ownership interest. Delray then contributed those assets to Developer and Holdings in exchange for its ownership interests in those entities. These capital contributions were determined to have an estimated fair value of approximately $6,400,000. As the fair value exceeded the contribution required to acquire Delray’s ownership in Developer and Holdings, cash totaling approximately $4,000,000 million was paid by the 92% owners of Holdings to Developer as an initial distribution upon formation of the respective entities. Of this amount, approximately $3,400,000 was distributed by Developer to Delray, which Delray distributed to its owners. Delray’s owners then contributed this cash back to the Company. The distribution of assets was accounted for by the Company at carryover basis with a resulting increase in equity resulting from the difference between the cash received from its members and the cost basis of the assets distributed.

Delray is not a business and was established to participate in the development of the theater and office space. The Company has a shared services agreement with Delray to provide Delray with employees, technical services, administrative and support services. Under this agreement the Company agreed to assume operating responsibility for Developer under the ultimate supervision and control of Delray pursuant to a development management agreement that Developer has with Holdings to provide these services. These agreements will end upon completion of the development of the project, which is anticipated to occur in January 2019. The Company will be paid an annual fee for these services under the shared services agreement that equates to 50% of the fee paid to Developer under the development management agreement. The other 50% will be paid to the other 50% owner of Developer. In addition, the Company is obligated to cover certain losses or additional capital calls that may arise related to a completion guaranty on the development project. The Company has also signed an indemnification agreement, along with an affiliate of the other 50% owner of Developer, to indemnify Holdings for certain conditions and to maintain a minimum aggregate net worth, on a combined basis, of $15 million which shall include $1,650,000, on a combined basis, of liquid assets through the completion of the development of the project. Should the combined net worth of iPic and the affiliate of the other 50% owner in Developer fall below $15,000,000, the parties must provide additional collateral to Holdings subject to their review and consent.

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 2 — VARIABLE INTEREST ENTITIES (cont.)

Delray was determined to be a VIE because its total equity at risk is not sufficient to finance its activities without additional subordinated financial support from any entities. Based on the Company’s qualitative analysis, the Company made the determination that while it has the obligation to absorb losses of Delray that may be significant pursuant to the completion guaranty, it does not have the power to direct the activities of Delray that most significantly impact its economic performance. Therefore, consolidation of Delray by the Company is not required because the Company is not the primary beneficiary of Delray.

Developer and Holdings were also determined by the Company to be VIE’s because their total equity at risk is not sufficient to finance their activities without additional subordinated financial support from any entities. The Company’s involvement with these entities consists of assisting in the formation and financing of the entities, providing recourse and/or liquidity support if necessary, and receiving fees for services provided under the shared services agreement through the development management agreement. Based on the Company’s qualitative analysis, including consideration of the related party nature of the entities involved, the Company is not required to consolidate Developer because power is shared 50/50 under the terms of the joint venture agreement. In addition, based on the Company’s qualitative analysis, the Company is not required to consolidate Holdings because the nature of the Company’s involvement with the activities of Holdings does not give it the power over decisions that most significantly impact Holdings’s economic performance.

The Company’s largest exposure to any single unconsolidated VIE is its responsibility to act under the completion guaranty whereby the Company is obligated to cover certain losses or additional capital calls required by Delray until the completion of the development of the project related to its ownership in Developer. Of this amount, the Company would be responsible for half with the other half being guaranteed by an affiliate of the other 50% owner of Developer. As of June 30, 2017, the value of this potential guarantee was determined to be nominal, as the probability of the Company’s requirement to act under the guarantee was determined to be remote. The Company did not hold any assets or liabilities in any of the unconsolidated VIEs as of June 30, 2017. The Company will continue to evaluate its relationships to these VIEs on an ongoing basis.

NOTE 3 — CONVERTIBLE NOTE RECEIVABLE

In May 2017, the Company invested $250,000 in a convertible note receivable with an unrelated party. The note accrues interest at 4.00% per annum and contains provisions wherein the principal plus accrued interest thereon may be converted into common stock of the borrower under certain conditions. The note matures in May 2019, if not previously converted.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	June 30, 2017	December 31, 2016
Leasehold improvements	$136,150,787	$134,396,502
Furniture, fixtures and office equipment	53,382,541	52,228,960
Construction in progress (site development)	1,570,419	17,347,026
Projection equipment and screens	12,749,682	12,683,938
Computer hardware and software	6,882,691	6,280,670
	210,736,120	222,937,096
Less: accumulated depreciation and amortization	(62,779,539)	(58,497,951)

Total	$147,956,581	$164,439,145

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 4 — PROPERTY AND EQUIPMENT (cont.)

During the six months ended June 30, 2017, the Company determined that the Scottsdale location had a significant decrease in revenue from the six months ended June 30, 2016. Accordingly, the Company evaluated the ongoing value of the Scottsdale location. Based on this evaluation, the Company determined that long-lived assets with a carrying value of $4.967 million were no longer recoverable and were in fact impaired and wrote them down to their estimated fair value of $1.636 million. Fair value was based on expected future cash flows using Level 3 inputs under ASC 820. The cash flows are those expected to be generated by market participants, discounted at the risk-free rate of interest. Because of lower marketplace demand, it is reasonably possible that the estimate of expected future cash flows may change in the near term resulting in the need to adjust our determination of fair value. The impairment loss of $3,332,000 is included in the unaudited consolidated statement of operations.

NOTE 5 — BORROWINGS

Notes Payable to Related Parties: Notes payable to related parties consist of the following:

	June 30, 2017	December 31, 2016
5.00% VR iPic Finance, LLC notes	$16,124,947	$16,124,947
5.00% VR iPic Finance, LLC demand notes	14,736,903	14,945,000
10.50% Village Roadshow Attractions USA, Inc. notes	15,000,000	15,000,000
5.00% Village Roadshow Attractions USA, Inc. notes	1,071,429	1,071,429
5.00% iPic Holdings, LLC notes	547,065	547,065
5.00% Regal/Atom Holdings, LLC note	3,375,254	—
Long-term portion	$50,855,598	$47,688,441

5.00% notes payable to VR iPic Finance, LLC, which is a joint venture between iPic Holdings, LLC and Village Roadshow Attractions USA, Inc. — Principal and interest are only paid if iPic Holdings, LLC and Village Roadshow Attractions USA, Inc. are due distributions as outlined in iPic-Gold Class’s Limited Liability Company Agreement (the “LLC Agreement”) and to the extent of the amount of such distributions. The notes have no stated maturity.

5.00% demand notes payable to VR iPic Finance, LLC. — Interest is payable monthly. The notes have no stated maturity. The lender has provided a letter to confirm that a demand for repayment will not occur prior to July 1, 2018.

10.50% notes payable to Village Roadshow Attractions USA, Inc. — The notes accrue interest on the unpaid principal amount at 10.50% per annum, subject to minimum guaranteed interest of $3,000,000 over the life of the notes. Principal and interest are only paid if Village Roadshow Attractions USA, Inc. is due a distribution as outlined in the LLC Agreement and to the extent of the amount of such distribution. The notes have no stated maturity.

5.00% note payable to Village Roadshow Attractions USA, Inc. — Principal and interest are only paid if Village Roadshow Attractions USA, Inc. is due a distribution as outlined in the LLC Agreement and to the extent of the amount of such distribution. The note has no stated maturity.

5.00% note payable to iPic Holdings, LLC — Principal and interest are only paid if iPic Holdings, LLC is due a distribution as outlined in the LLC Agreement, and to the extent of the amount of such distribution. The note has no stated maturity.

5.00% note payable to Regal/Atom Holdings, LLC. — Principal and interest are only paid if Regal/Atom Holdings, LLC is due a distribution as outlined in the LLC Agreement, and to the extent of the amount of such distribution. The note has no stated maturity.

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 5 — BORROWINGS (cont.)

In each case, the notes are subordinated to the non-revolving credit facility with the RSA. VR iPic Finance, LLC has agreed not to call the demand notes within a year of the consolidated balance sheet dates. Repayment of the remaining notes is within the Company’s control and it does not intend to repay the notes within a year of the consolidated balance sheet dates from current assets or by incurring current liabilities. Therefore, these notes have been classified as noncurrent liabilities in the accompanying consolidated balance sheets.

Long-Term Debt — Related Party: The Company has a $225,828,169 non-revolving credit facility with the RSA. The terms of the facility provide that the Company can borrow under the facility for a ten-year period commencing September 30, 2010 in three tranches (hereinafter, “Tranche 1”, “Tranche 2”, and “Tranche 3”). Proceeds of the loans are used for eligible construction costs.

The Tranche 1 and Tranche 2 commitment amounts of $15,828,169 and $24,000,000 respectively, were fully borrowed against as of June 30, 2017 and December 31, 2016. Of the Tranche 3 commitment amount of $186,000,000, $96,880,022 and $87,884,387 was borrowed against it as of June 30, 2017 and December 31, 2016.

Proceeds of the RSA non-revolving credit facility may be used to fund up to 80% of eligible project costs. As a condition to any advance, the Company is required to provide funding for the applicable project costs in an amount equal to 25% of such advance, with the proceeds of either (x) contributions to the Company from its members (other than RSA) or (y) subordinated loans to the Company from its members (other than RSA). The remaining availability under the credit facility requires the Company to achieve certain operating targets in order for this to be available to be borrowed.

Accrued but unpaid interest is due and payable by the Company with respect to each individual project tranche on the first scheduled payment date (meaning each January 1 and July 1) following the earlier to occur of (1) the date which is six months following the opening of the individual cinema project funded by any proceeds from the facility, or (2) the date which is twenty-one months following the initial advance for the individual cinema project. The interest rate on Tranche 1 and Tranche 2 borrowings was initially 5.00% per annum, and increases by 50 basis points annually to the cap of 8.00% per annum. Consequently, the Company recognizes interest expense on the Tranche 1 and Tranche 2 borrowings using the effective interest method, which results in the use of a constant interest rate over the life of the debt. The effective interest rate on Tranche 1 and Tranche 2 borrowings is approximately 6.95% per annum. The cumulative difference between the interest computed using the stated interest rates (8.00% at June 30, 2017 and December 31, 2016) and the effective interest rate of 6.95% is $1,152,993 and $1,330,377 at June 30, 2017 and December 31, 2016, respectively, and is recorded in accrued interest - long-term in the accompanying unaudited consolidated balance sheets. The interest rate on Tranche 3 borrowings is fixed at 10.50% per annum.

The Company is not obligated to repay the outstanding principal on all three tranches until September 2020, except in years of excess cash flows, as determined in accordance with the loan agreement, over and above $5,000,000 of any budgeted improvements and new construction. Such excess shall be placed in a separate lender-controlled bank account. The funds from this account can only be used for purposes permitted by the loan agreement, including the repayment of principal on the loan. As of June 30, 2017, the Company did not have excess cash flows.

The security for the loan is a first mortgage lien and first priority security interest in the collateral, which is all assets of the Company.

Short-Term Financing: The Company periodically enters into short-term financing arrangements to finance the costs of its property and casualty insurance premiums. The loans are due in equal monthly installments of principal and interest, generally paid over a period of less than one year. Interest accrues on the unpaid principal at 3.63% per annum. At June 30, 2017 and December 31, 2016, the Company’s obligation under premium financing arrangements was $165,825 and $1,326,599, respectively, and is included in accrued insurance in the accompanying unaudited consolidated balance sheets.

Interest: The majority of the interest expense is paid or payable to related parties.

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 6 — MEMBERS’ EQUITY

iPic-Gold Class is governed by the LLC Agreement. As a limited liability company, the members are not liable for the debts or obligations of iPic-Gold Class. Under the LLC Agreement, iPic-Gold Class will continue until it is dissolved by agreement of the members or upon the sale or liquidation of its assets. Upon the dissolution and after payment of the obligations of iPic-Gold Class, the remaining assets will be distributed among the members as set forth in the LLC Agreement. The LLC Agreement calls for the membership interests and profits to be allocated as follows.

	June 30, 2017	December 31, 2016
IPic Holdings, LLC	37.3525%	40.0000%
Village Roadshow Attractions USA, Inc.	28.0143%	30.0000%
TRSA	18.7696%	20.1000%
ERSA	9.2447%	9.9000%
Regal/Atom Holdings, LLC.	6.6189%	—%
	100.0000%	100.0000%

At the inception of iPic-Gold Class, the initial members agreed upon a total equity value of $30,000,000, based upon the relative contributions by the parties whereby iPic Holdings, LLC acquired 40% ownership in iPic-Gold Class, Village Roadshow Attractions USA, Inc. acquired 30% ownership in iPic-Gold Class, and the RSA acquired 30% ownership in iPic-Gold Class. iPic Holdings, LLC contributed $1,000,000 in cash as well as an operating cinema in Glendale, Wisconsin and one site under development in Scottsdale, Arizona. Village Roadshow Attractions USA, Inc. contributed $8,000,000 in cash, as well as six operating cinemas in Illinois, Washington, California and Texas. The RSA acquired its ownership in iPic-Gold Class by exchanging $15,000,000 of existing debt it carried with the previous owners for equity.

In April 2017, the Company admitted Regal/Atom Holdings, LLC. as a new member. In exchange for a 6.6189% membership interest in the Company, the new member contributed cash in the amount of $8,624,746.

Under the LLC Agreement, RSA has approval rights while they hold any interest in the Company acquired under the LLC Agreement over various actions of the Company, including approval of any indebtedness over $100,000 in the aggregate or in any single transaction other than refinancing of the Non-Revolving Credit Facility in full; entering into any transaction with the other members or affiliates; dissolving, liquidating or terminating the Company or any subsidiary; filing of proceedings of bankruptcy; making additional capital calls from members; entering into transactions with third parties with fees over $100,000 except for transactions in the ordinary course of business; paying directly or indirectly certain distributions; issuing any additional interest or securities convertible, exercisable or exchangeable into or for interests in the Company or permitting a member to withdraw from the Company prior to termination; setting compensation in excess of $500,000 annually for any member of management; and selling, leasing, transferring or otherwise disposing of any of the Company’s assets other than in the ordinary course of business.

The LLC Agreement states that the Company will not make any distributions of available assets or Company assets until the Non-Revolving Credit Facility has been paid in full, except for specified allowable distributions and certain distributions requiring RSA’s approval.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Operating Leases: At June 30, 2017, future minimum payments under non-cancelable operating leases are as follows.

2017 – 2018	$13,844,660
2018 – 2019	17,044,296
2019 – 2020	20,725,408
2020 – 2021	21,524,280
2021 – 2022	22,133,176
Thereafter	272,212,201

$367,484,021

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Certain operating leases require contingent rental payments based on a percentage of sales in excess of stipulated amounts. Rent expense during the six months ended June 30, 2017 and 2016 was as follows.

	June 30, 2017	June 30, 2016
Minimum rentals	$7,129,524	$5,713,092
Contingent rentals	(43,787)	51,723

	$7,085,737	$5,764,815

Rent for the operating locations is included in occupancy expense in the accompanying unaudited consolidated statements of operations. Rent for the corporate office is included in general and administrative expenses in the accompanying unaudited consolidated statement of operations.

Litigation: The Company is exposed to litigation in the normal course of business. The Company believes, based upon the advice of inside legal counsel, that there are no proceedings, either threatened or pending, which could result in a material adverse effect on the results of operations or the financial position of the Company.

American with Disabilities Act: Our theaters must comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”) to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

NOTE 8 — INCOME TAXES

The provision for income taxes consists of the following:

For the six months ended,	June 30, 2017	June 30, 2016
Current – state and local	$43,400	$30,491
Deferred – state and local	—	—

Total	$43,400	$30,491
A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

For the six months ended,	June 30, 2017	June 30, 2016
Statutory rate	35.00%	35.00%
State and local income taxes	(0.23%)	(0.22%)
LLC flow-through structure	(35.00%)	(35.00%)

Effective tax rate	(0.23%)	(0.22%)

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 8 — INCOME TAXES (cont.)

The components of the Company’s deferred tax assets and liabilities are as follows:

	June 30, 2017	December 31, 2016
Deferred tax assets:
Deferred rent	$44,825	$41,604
Deferred revenue	2,040	2,040
Accrued expenses	29,258	25,812
Net operating loss – states	259,093	232,693
Tenant improvement allowance	132,017	131,886
Other assets	1,290	1,359

Total deferred tax assets	468,523	435,394

Deferred tax liabilities:
Property and equipment	(153,410)	(160,722)
Prepaid expenses	(1,957)	(5,693)

Total deferred tax liabilities	(155,367)	(166,415)

Total net deferred tax asset before valuation allowance	313,156	268,979

Valuation allowance	(313,156)	(268,979)

Net deferred tax asset	$—	$—

We file U.S federal and state income tax returns in jurisdictions with varying statutes of limitations. As of June 30, 2017, the 2014 through 2016 tax years generally remain subject to examination by federal and most state tax authorities. The use of net operating losses generated in tax years prior to 2013 may also subject returns for those years to examination. The Company currently does not have any income tax audits in process.

As of June 30, 2017 and December 31, 2016, the Company has state net operating loss carryforwards of approximately $13.8 million and $12.9 million, respectively, expiring through the year 2029.

As of June 30, 2017 and December 31, 2016, the carrying amount of the Company’s net assets was less than their tax basis by $15,685,927 and $10,527,944 respectively.

NOTE 9 — MANAGEMENT’S PLAN REGARDING FUTURE OPERATIONS

The Company incurred a net loss for the six months ended June 30, 2017 of $22,425,005. In addition, the Company had a members’ deficit of $106,559,519 and a working capital deficit of $11,326,187 at June 30, 2017.

The Company had cash and cash equivalents of $3,895,338 at June 30, 2017 and used approximately $13,300,000 in cash flows from operations for the six months ended June 30, 2017.

The Company’s ability to continue as a going-concern is dependent on its ability to generate sufficient cash from operations, which is subject to achieving its operating plans, and the continued availability of funding sources. The main source of funding in 2017 is expected to be the RSA non-revolving credit facility funding expansion into new locations and the funding from members.

Management considers the continued availability of the non-revolving credit facility to be a significant condition to meeting its payment obligations related to construction at new locations. As discussed in Note 5, proceeds of the RSA non-revolving credit facility may be used to fund up to 80% of eligible project costs. As a condition to any advance, the Company is required to provide funding for the applicable project costs in an amount equal to 25% of such advance,

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 9 — MANAGEMENT’S PLAN REGARDING FUTURE OPERATIONS (cont.)

with the proceeds of either (x) contributions to the Company from its members (other than RSA) or (y) subordinated loans to the Company from its members (other than RSA). Management believes that growth into new locations is critical to the Company’s ability to fund current growth.

Consequently, due to the continued operating losses, negative working capital and lack of access to additional funding through debt or equity infusions, management has determined that these matters raise substantial doubt about the Company’s ability to continue as a going concern.

Part of management’s plan to mitigate the conditions that give rise to the going concern is to raise additional funds in the second half of 2017 and the first quarter of 2018 through debt and equity funding, however, these plans are not in management’s control. Management also has goals to increase same store sales but these increases have yet to materialize. Therefore, these plans are not sufficient to mitigate the substantial doubt about the Company’s ability to continue as a going-concern. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on operations, in the case of debt financing or cause substantial dilution for our members, in the case of equity financing.

NOTE 10 — 401(k) PLAN

The Company has a 401(k) Plan (“Plan”) to provide retirement and incidental benefits for its employees who are 21 years of age and with one or more years of service. Employees may contribute a percentage of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. They may also make after-tax Roth deferrals to the Plan. Matching contributions are allowed under the Plan. There were no matching contributions made in either period.

NOTE 11 — ACCRUED EXPENSES

Components of accrued expenses are summarized as follows:

	June 30, 2017	December 31, 2016
Accrued merchant fees	$235,616	$333,323
Accrued film rental	128,686	357,505
Accrued utilities	235,000	302,975
Accrued cost of revenue	376,551	205,749
Accrued expenses – other	545,289	1,401,189

Total	$1,521,142	$2,600,741

NOTE 12 — UNAUDITED PRO FORMA INFORMATION

These consolidated financial statements have been prepared in anticipation of a proposed initial public offering of 2,165,000 shares of iPic Entertainment Inc.’s Class A Common Stock. Following the initial public offering, iPic Entertainment Inc. will be the sole manager of iPic Gold Class Holdings LLC (“Holdings”), and Holdings will be the sole managing member of iPic-Gold Class. iPic Entertainment will, therefore, directly or indirectly control the business and affairs of, and conduct its day-to-day business through, the Company. iPic Entertainment Inc., indirectly through Holdings, will be subject to U.S. federal income taxes in addition to certain state and local taxes with respect to its allocable share of any net taxable income of the Company.

Unaudited Pro Forma Net Loss Per Share: Unaudited pro forma basic net loss per share is computed by dividing the net loss attributable to anticipated Class A Common Stockholders by the weighted-average number of shares of Class A Common Stock expected to be issued in the proposed initial public offering, as if such shares were issued

iPic-Gold Class Entertainment, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2017 and 2016

NOTE 12 — UNAUDITED PRO FORMA INFORMATION (cont.)

and outstanding during the period. Unaudited pro forma diluted net loss per share is computed by adjusting the net loss available to anticipated Class A Common Stockholders and the weighted-average number of shares of anticipated Class A Common Stock outstanding to give effect to potentially dilutive securities. Shares of Class B Common Stock expected to be issued in the anticipated initial public offering will not participate in earnings of iPic Entertainment Inc. As a result, the anticipated shares of Class B Common Stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net loss per share. Anticipated Class B stockholders will have the option to exchange their membership interests in the Company for Class A Common Stock of iPic Entertainment Inc. maintaining a one-to-one ratio. Therefore, the equivalent number of Class A common shares could be issuable in exchange for the anticipated Class B stockholders’ membership interests of the Company. Such exchange is not expected to be dilutive and therefore, is excluded from the calculation of unaudited pro forma net loss per share.

Unaudited Pro Forma Income Tax Expense: Pro forma income tax expense provides for corporate income taxes at an estimated effective rate of (.19)%, which includes provision for U.S. federal income taxes, net of a valuation allowance of 100%, and assumes the highest statutory rates apportioned to each state and local jurisdiction.

NOTE 13 — SUBSEQUENT EVENTS

Subsequent to June 30, 2017, the Company borrowed an additional $1,894,790 under Tranche 3 of the RSA non-revolving credit facility described in Note 5.

In November 2017, the Company admitted a new member that contributed cash in the amount of $4,000,000 in exchange for 220,629 membership units, or $18.13 per unit, which equated to a 2.1587% membership interest in the Company.

PART III OF FORM 1-A

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
1.1**	Form of Selling Agency Agreement.
2.1**	Certificate of Incorporation (as currently in effect).
2.2**	Form of Amended and Restated Certificate of Incorporation (to be effective upon the closing of this Offering).
2.3**	Bylaws (as currently in effect).
2.4**	Form of Amended and Restated Bylaws (to be effective upon the closing of this Offering).
3.1**	Form of Selling Agents Warrant.
4.1**	Form of Subscription Agreement.
4.2**	Form of Subscription Agreement for BANQ subscribers.
6.1**	Form of Second Amended and Restated Master Loan and Security Agreement with The Teachers’ Retirement System of Alabama and The Employees’ Retirement System of Alabama.
6.2	[intentionally omitted].
6.3**	Form of Indemnification Agreement to be entered into between iPic Entertainment Inc. and its directors and executive officers, to be effective upon the closing of this offering.
6.4+**	Form of iPic Entertainment Inc. Restricted Stock Unit Agreement.
6.5+**	Form of iPic-Gold Class Entertainment, LLC 2017 Equity Incentive Plan.
6.6+**	Form of Nonqualified Option Agreement under the iPic-Gold Class Entertainment, LLC 2017 Equity Incentive Plan.
6.7**	Form of Registration Rights Agreement, to be effective upon the closing of this offering.
6.8**	Form of Amended and Restated LLC Agreement of iPic Gold Class Holdings LLC, to be effective upon the closing of this offering.
6.9**	Form of Membership Unit Purchase Agreement.
6.10**	Form of Expense Reimbursement Agreement.
6.11**	Office Lease, dated May 16, 2017, by and among Delray Beach 4th & 5th Avenue, LLC and iPic-Gold Class Entertainment, LLC.
6.12**	Subscription Agreement, dated April 21, 2017, by and among iPic-Gold Class Entertainment, LLC and Regal/Atom Holdings, LLC.
6.13**	Subscription Agreement, dated November 21, 2017, by and among iPic-Gold Class Entertainment, LLC and PVR Limited.
6.14+**	Employment Agreement, dated September 30, 2010, by and among iPic-Gold Class Entertainment, LLC and Hamid Hashemi.
6.15+**	Amendment to Employment Agreement, dated May 5, 2016, by and among iPic-Gold Class Entertainment, LLC and Hamid Hashemi.
8.1**	Form of Closing Escrow Agreement with Wilmington Trust, N.A.
10.1**	Power of attorney.
11.1**	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 12.1).
11.2*	Consent of Crowe Horwath LLP.
11.3*	Consent of Crowe Horwath LLP.
11.4**	Consent of Ajay Bijli, Director Nominee.
11.5**	Consent of Dana Messina, Director Nominee.
11.6**	Consent of Eastern Consolidated Properties, Inc.
12.1**	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
13.1**	“Testing the waters” materials.

____________

*         Filed herewith

**       Previously filed

+        Indicates management contract or compensatory plan.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on January 29, 2018.

iPic Entertainment Inc.

By:	/s/ Hamid Hashemi
Hamid Hashemi
President, Chief Executive Officer and Chairman of the Board

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hamid Hashemi	President, Chief Executive Officer and Chairman of the Board	January 29, 2018
Hamid Hashemi	(Principal Executive Officer)

/s/ Paul Westra	Chief Financial Officer	January 29, 2018
Paul Westra	(Principal Financial Officer and Principal Accounting Officer)

*	Director	January 29, 2018
Robert Kirby

*	Director	January 29, 2018
George M. Philip

* By: /s/ Paul Westra
Paul Westra
Attorney-in-fact

III-2